                                                   1933 Act File No. 333-89782
                                                   1940 Act File No. 811-21109

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM N-2

[X]   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
[   ] Pre-Effective Amendment No.
[X ]  Post-Effective Amendment No. 8

                                     and

[X]   REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X ]  Amendment No. 10

------------------------------------------------------------------------------
                    OFI Tremont Market Neutral Hedge Fund
------------------------------------------------------------------------------
               Exact Name of Registrant as Specified in Charter

            6803 South Tucson Way, Centennial, Colorado 80112-3924
------------------------------------------------------------------------------
             (Address of Principal Executive Offices) (Zip Code)

                                (303) 768-3200
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              Registrant's Telephone Number, including Area Code

                           Lisa I. Bloomberg, Esq.
                            OppenheimerFunds, Inc.
                Two World Financial Center, 225 Liberty Street
------------------------------------------------------------------------------
                        New York, New York 10281-1008
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                    Name and Address of Agent for Service

Approximate Date of Proposed Public Offering:  as soon as practicable after the effective date of this registration statement.

If any securities  being  registered on this form will be offered on a delayed or continuous  basis in reliance on Rule 415 under the Securities Act of 1933, other than  securities  offered  in  connection  with a dividend  reinvestment plan, check the following box..............................................[X]

It is proposed that this filing will become effective

.......[X]   when declared effective pursuant to Section 8(c)

The following  boxes should only be included and  completed if the  registrant
is  a  registered   closed-end   management  investment  company  or  business
development  company which makes periodic  repurchase  offers under Rule 23c-3 under the  Investment  Company Act and is making this filing in according with
Rule486 under the Securities Act.

.......[   ] immediately upon filing pursuant to paragraph (b)
.......[   ] on _______________ pursuant to paragraph (b)
.......[   ] 60 days after filing pursuant to paragraph (a)
.......[   ] on _______________ pursuant to paragraph (a)

If appropriate, check the following box:

[   ] This  post-effective  amendment  designates a new  effective  date for a previously filed post-effective amendment.

[   ] This form is filed to  register  additional  securities  for an offering pursuant to Rule 462(b) under the  Securities  Act and the Securities Act registration  statement  number  of the  earlier  effective  registration statement for the same offering is ______.

As filed with the Securities and Exchange Commission on July 26, 2004

                                   FORM N-2
                    OFI TREMONT MARKET NEUTRAL HEDGE FUND

                                  SIGNATURES

      Pursuant  to the  requirements  of the  Securities  Act of 1933  and the
Investment   Company  Act  of  1940,  the  Registrant  has  duly  caused  this
Registration  Statement  to be  signed  on  its  behalf  by  the  undersigned, thereunto duly authorized,  in the City of New York, and State of New York, on
the 26th day of July, 2004.

                              OFI Tremont Market Neutral Hedge Fund

                              By:  /s/ John V. Murphy

                              -------------------------------------------------
                              John V. Murphy, President, Principal
                              Executive Officer, Chairman & Trustee

      Pursuant to requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                         Date
---------                    -----                         ----

/s/  John V. Murphy*         President, Principal          July 27, 2004
-----------------------      Executive Officer,
John V. Murphy               Chairman and Trustee

/s/  Brian W. Wixted*        Treasurer and Principal       July 27, 2004
-------------------------    Financial and Accounting
Brian W. Wixted              Officer

/s/  Ronald J. Abdow*        Trustee                       July 27, 2004
-------------------------
Ronald J. Abdow

/s/  Eustis Walcott*         Trustee                       July 27, 2004
---------------------
Eustis Walcott

/s/  Joseph M. Wikler*       Trustee                       July 27, 2004
-------------------------
Joseph M. Wikler

/s/  Peter I. Wold*          Trustee                       July 27, 2004
-------------------------
Peter I. Wold

*By:  /s/ Mitchell J. Lindauer
        -----------------------------------------
        Mitchell J. Lindauer, Attorney-in-Fact

                            OppenheimerFunds, Inc.
                          Two World Financial Center
                        225 Liberty Street, 11th Floor
                           New York, NY 10281-1008

July 27, 2004

Securities and Exchange Commission
Mail Stop 0-7, Filer Support
6432 General Green Way
Alexandria, VA 22312

            Re:   OFI Tremont Market Neutral Hedge Fund
                  1933 Act File No. 333-89782/1940 Act File No. 811-21109
                  EDGAR Filing of Post Effective Amendment
                  ----------------------------------------

To the Securities and Exchange Commission:

      An electronic  ("EDGAR")  filing is hereby made under the Securities Act of 1933, as amended (the "1933 Act") and the  Investment  Company Act of 1940,
as amended  (the "1940 Act") on behalf of OFI  Tremont  Market  Neutral  Hedge
Fund (the "Fund"). This filing includes Post-Effective  Amendment No. 8 to the
Fund's 1933 Act  Registration  Statement on Form N-2 and  Amendment  No. 10 to
its 1940 Act  Registration  Statement.  It is proposed this filing will become effective pursuant to section 8(c).

      This filing contains the Fund's audited  financial  statements at fiscal year-end  March  31,  2004,  together  with a  copy  of a  signed  independent auditors' consent.

      Please note that an  acceleration  request  dated July 27, 2004 has been filed with the Securities and Exchange  Commission for the Fund requesting the acceleration of the Fund's Registration Statement to July 30, 2004.

      Thank you.

                                    Sincerely,

                                    /s/Lisa I. Bloomberg
                                    ------------------------------------------
                                    Vice President & Associate Counsel
                                    Phone: (212) 323-0560
                                    Fax: (212) 323-4071
                                    lbloomberg@oppenheimerfunds.com

cc:   Mayer, Brown, Rowe & Maw, LLP
      Ernst & Young, LLP
      Gloria LaFond

OFI Tremont Market Neutral Hedge Fund

--------------------------------------------------------------------------------------------
Prospectus dated July 30, 2004

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OFI Tremont Market Neutral Hedge Fund seeks long-term capital  appreciation  consistent with preservation of capital while  attempting to generate  positive  returns over various market cycles.  The Fund  seeks to  achieve  this  objective  by  investing  primarily  in  private investment  partnerships and similar investment  vehicles that are managed by a select group of alternative asset managers employing various "market neutral" investment  strategies that have historically  demonstrated a low correlation to the general performance of equity, debt and other  markets.  This  investment  process is often  referred to as a  multi-manager  or
"hedge  fund of funds"  approach.  OppenheimerFunds,  Inc.  (the  "Adviser")  is the  Fund's
investment adviser.  Tremont Partners,  Inc. (the "Investment Manager"), an affiliate of the
Adviser, is the Fund's investment manager.
(continued on next page)

Investing in the Fund's shares of beneficial  interest  ("shares") involves a high degree of risk.  See "MAIN RISKS OF INVESTING IN THE FUND" beginning on page 7.

            Neither  the  Securities  and  Exchange  Commission  nor  any  state  securities commission has approved or disapproved  these securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

            This prospectus  concisely provides the information that a prospective  investor should know about the Fund before  investing.  Investors are advised to read this prospectus carefully  and to retain it for future  reference.  Additional  information  about the Fund, including a statement of additional  information ("SAI") dated July 30, 2004, has been filed with the Securities and Exchange  Commission.  The SAI is available upon request and without charge by writing the Fund at the address  above or by calling  (866)  634-6220.  The SAI is incorporated  by reference  into this  prospectus in its entirety.  The table of contents of the SAI appears on page 41 of this  prospectus.  The SAI,  and other  information  about the
Fund,  is also  available  on the SEC's  website  (http://www.sec.gov).  The  address of the
SEC's Internet site is provided solely for the  information of prospective  investors and is not intended to be an active link.

            OppenheimerFunds  Distributor,  Inc. (the "Distributor") acts as the distributor of the Fund's  shares on a best efforts  basis,  subject to various  conditions.  Shares are being offered  through the  Distributor and other brokers and dealers that have entered into selling agreements with the Distributor.  Shares will be sold only to "Qualified  Investors"
that are exempt from federal  income tax. See "Investor  Qualifications."  In addition,  the
Adviser  may pay,  out of its own  assets  to  qualifying  brokers,  dealers  and  financial advisers  that  provide  ongoing  investor  services  and  account  maintenance  services to shareholders  that are their  customers  ("Investor  Service  Providers"),  an amount not to exceed 0.25% (on an annualized  basis) of the aggregate value of outstanding  shares held by such shareholders.  (See "Investor Servicing Arrangements.")

                             OppenheimerFunds Distributor, Inc.

(continued from previous page)

            INVESTMENT PROGRAM.  The Fund will pursue its investment  objective by investing primarily  in  generally  private  U.S.  investment  funds,  although the Fund may invest in certain qualifying  non-U.S.  private funds ("Portfolio Funds") that are managed by a select group of  alternative  asset managers  ("Portfolio  Managers")  that employ various  "market neutral"  investment  strategies.  Market  neutral  investment  strategies  seek to  provide
predictable  investment  returns  regardless  of  general  stock  market  movements.   These
strategies  encompass a broad range of investment  programs that historically have exhibited a low  correlation  to the  general  performance  of equity,  debt and other  markets.  They include investment programs that involve the use of hedging and arbitrage  techniques in the equity,  fixed- income,  currency and commodity  markets.  Portfolio Managers may invest and trade in a wide range of instruments  and markets,  including,  but not limited to, U.S. and
non-U.S.  equities  and  equity-related  instruments,  currencies,  financial  futures,  and fixed-income  and other  debt-related  instruments.  In  connection  with  their  investment programs,  Portfolio  Managers  will  make  use of a  variety  of  sophisticated  investment techniques  that often involve,  among other things,  short sales of securities,  the use of leverage (i.e.,  borrowing money for investment  purposes),  and  transactions in derivative securities and other financial  instruments  such as stock options,  index options,  futures contracts,  and options on futures.  In lieu of investing in Portfolio  Funds,  the Fund may on occasion retain a Portfolio  Manager to manage a designated  portion of the Fund's assets in accordance  with the Portfolio  Manager's  specialized  investment  style. In that event, the Fund may invest  directly in securities  selected by the Portfolio  Manager.  The Fund's
Investment  Manager will have primary  responsibility  for selecting  Portfolio Managers and determining the portion of the Fund's assets to be allocated to each Portfolio  Manager.  It will consider various criteria in selecting  Portfolio Managers,  including:  the historical investment  performance  of the  Portfolio  Manager;  its  reputation  and  experience;  the effectiveness  of its risk  management  systems;  its  adherence  to its  stated  investment philosophy;  the quality and stability of the Portfolio Manager's organization;  and whether key  personnel  of the  Portfolio  Manager have  substantial  investments  in the  Portfolio
Manager's investment program.

            INVESTMENT  ADVISER.  Commencing  on June 2, 2004,  OppenheimerFunds,  Inc. (the
"Adviser")  began serving as the Fund's  investment  adviser.  Prior to that time and before the Adviser assumed the role of investment adviser, the Adviser's  wholly-owned  subsidiary,
OFI Institutional  Asset Management,  Inc.,  served as the Fund's investment  adviser.  This did not result in any change to the  oversight  of the Fund.  The Adviser has operated as an investment  adviser since 1960. The Adviser  (including its subsidiaries)  managed more than
$155 billion of assets as of June 30, 2004.  Clients of the Adviser  include the Oppenheimer mutual funds with more than 7 million investor accounts.

            INVESTMENT  MANAGER.  Tremont Partners,  Inc. (the "Investment  Manager") serves as the Fund's  sub-adviser and provides  day-to-day  investment  management  services to the
Fund,  subject to the general  supervision  of the  Adviser.  The  Investment  Manager is an
indirect  wholly-owned  subsidiary of Oppenheimer  Acquisition  Corp., the parent company of the  Adviser.  Since 1984,  the  Investment  Manager and its  affiliates  within the Tremont
Capital  Management,   Inc.  ("TCM")  organization  have  provided  alternative   investment
solutions to a diverse client base,  including financial  institutions,  mutual funds, other investment companies, investment managers, ERISA plans, and high net worth individuals.

            The  Investment  Manager  will  have   responsibility  for  selecting  Portfolio
Managers and  determining the portion of the Fund's assets to be allocated to each Portfolio
Manager.  It  has  the  investment  discretion  to  select  Portfolio  Funds  and  Portfolio
Managers  on behalf of the Fund,  and will  recommend  to the Board  whether or not the Fund should enter into a management  agreement  with a Portfolio  Manager  pursuant to which Fund assets  would be managed in a  Portfolio  Account.  It will  consider  various  criteria  in selecting Portfolio Managers,  including among others: the historical investment performance of the Portfolio  Manager;  its reputation and  experience;  the  effectiveness  of its risk management  systems;  its  adherence to its stated  investment  philosophy;  the quality and stability  of the  Portfolio  Manager's  organization;  and  whether  key  personnel  of the
Portfolio  Manager  have  substantial  investments  in the  Portfolio  Manager's  investment program.

            RESTRICTIONS ON TRANSFER.  With very limited exceptions,  shares of the Fund are not transferable and liquidity will be provided only through  repurchase offers which may be made from time to time by the Fund as  determined  by the Board of Trustees of the Fund (the
"Board") in its sole discretion.  See "Repurchases of Shares and Transfers."

            REPURCHASES  OF SHARES.  To provide a limited  degree of liquidity to investors, the Fund  from time to time may offer to  repurchase  its  outstanding  shares  pursuant  to written  tenders  by  investors.  Repurchase  offers  will be made at such times and on such terms  as may be  determined  by the  Board  in its  sole  discretion,  subject  to  certain regulatory  requirements imposed by the rules of the Securities and Exchange Commission (the
"SEC").  The  Adviser  expects  that it will  recommend  to the Board that the Fund offer to repurchase  shares,  as of the last business day of March,  June,  September and December of each year. A redemption  fee equal to 1.00% of the value of shares  repurchased  by the Fund will apply if the date as of which the shares are to be valued for  purposes  of  repurchase is less  than one year  following  the date of a  shareholder's  initial  investment  in the
Fund.  See "Repurchases of Shares and Transfers."

            MANAGEMENT  FEE.  The Fund will pay the Adviser a monthly  fee (the  "Management
Fee")  computed at the annual rate of 1.25% of the  aggregate  value of  outstanding  shares determined  as of  the  last  day of the  month.  The  Adviser  pays  a  monthly  fee to the
Investment  Manager equal to 50% of the amount of the  management  fee earned by the Adviser under the Advisory  Agreement  (before any  repurchases of shares,  as explained below under
"About  Your  Account -  Repurchases  of  Shares").  This fee is payable by the  Adviser and not the Fund.  See "How the Fund is Managed - Advisory Fees."

            INVESTOR  QUALIFICATIONS.  Shares are being  offered only to investors  that (i)
represent that they are companies  (other than  investment  companies) that have a net worth of  more  than  $1,500,000  or that  they  meet  certain  other  qualification  requirements
("Qualified  Investors"),  (ii) represent that they are U.S.  persons for federal income tax purposes,  and (iii) are exempt from  federal  income tax.  See "About Your Account - How to
Buy Shares - Investor  Qualifications."  The minimum  initial  investment in the Fund by any investor is $1,000,000 and the minimum additional  investment in the Fund by any investor is
$100,000.  The Fund may modify these  minimums from time to time.  Investors  generally must hold their  shares  through the  Distributor  or through a broker or dealer that has entered into a selling agreement with the Distributor

                                    --------------------

            An investment  in the Fund is not a deposit or  obligation  of, or guaranteed or endorsed by, any bank or other  insured  depository  institution,  and is not insured by the
Federal Deposit  Insurance  Corporation,  the Federal Reserve Board or any other  government agency.

            You should rely only on the information  contained in this prospectus.  The Fund has not  authorized  anyone to provide you with  different  information.  In  addition,  you should not assume that the  information  provided by this  prospectus  is accurate as of any date  other than the date on the front of this  prospectus.  The Fund is not making an offer of shares in any state or other jurisdiction where the offer is not permitted.

TABLE OF CONTENTS

A B O U T  T H E  F U N D

Fees and Expenses of the Fund
A Brief Overview of the Fund
Main Risks of Investing in the Fund
      Investment-Related Risks
      Special Investment Instruments and Techniques
      General Risks
      Special Risks of Multi-Manager Structure
The Fund and Its Investments
Other Investment Strategies
How the Fund is Managed

A B O U T  Y O U R  A C C O U N T

How to Buy Shares
      Investor Qualifications
      Distribution Arrangements
o     General Terms
o     Purchase Terms
o     Calculation of Net Asset Value
Repurchases of Shares
      No Right of Redemption
      Repurchases of Shares
      Repurchase Procedures
      Mandatory Redemption by the Fund
Dividends, Capital Gains and Taxes
Additional Information About the Fund
Financial Highlights
Table of Contents of the Statement of Additional Information
Appendix A:  Investor Certification

A B O U T  T H E  F U N D

Fees and Expenses of the Fund

The following  tables are provided to help you understand the fees and expenses you may bear directly  (shareholder  transaction expenses) or indirectly (annual fund operating expenses)
if you buy and hold  shares of the Fund.  The Fund pays a variety of expenses  directly  for management of its assets,  administration,  and other services.  All shareholders  therefore pay those expenses  indirectly.  You may also pay an Early Repurchase Fee if your shares are repurchased  by the Fund less than one year after the date of your initial  investment.  The numbers below are based on the Fund's expenses during its fiscal year ended March 31, 2004.

Shareholder Transaction Expenses

              ------------------------------------------------
                                                     Shares
              ------------------------------------------------
              ------------------------------------------------
              Sales Charge (Load) on purchases        None
              ------------------------------------
              (as % of offering price)
              ------------------------------------------------
              ------------------------------------------------
              Dividend Reinvestment Fees              None
              ------------------------------------------------
              ------------------------------------------------
              Early Repurchase Fee (as percentage    1.00%
              of value of shares  repurchased)
              (applies to repurchases less than
              one year after date of initial
              investment
              ------------------------------------------------

Annual Fund Operating Expenses (deducted from Fund assets):
(computed  at the  annual  rate  indicated  of the  aggregate  value of  outstanding  shares determined as of the last day of the month)

   Management Fee...........................................1.25%
   Administration Fee.......................................0.15%(1)
   Other expenses...........................................0.35%(2)
   Total annual operating expenses..........................1.75% (3)
1.....Under  the  terms of an  administration  agreement  with the Fund,  the  Adviser  will provide  certain  administrative  services  to  the  Fund,  including,  among  others, assisting in the review of investor applications,  handling shareholder inquiries, and preparing  various  reports,  communications  and  regulatory  filings of the Fund. In consideration  for those  administrative  services,  the Fund  will pay the  Adviser a monthly  fee  computed  at the  annual  rate  of  0.15%  of  the  aggregate  value  of outstanding  shares  determined  as of  the  last  day of  each  calendar  month  (the
      "Administration  Fee").  Related to this,  the Fund,  the Adviser (in its  capacity as administrator)  and the  Investment  Manager have  entered  into a  sub-administration
      agreement,   pursuant  to  which  the  Adviser  may  delegate   some  or  all  of  the
      administrative  responsibilities  to  the  Investment  Manager.  The  Adviser,  in its
      capacity  as  administrator  of the  Fund,  will pay the  Investment  Manager,  in its
      capacity  as   sub-administrator,   some  or  all  of  the  Administration   Fee.  See
      "Administrative Services," below.

2.    "Other Expenses" consist of transfer agent fees,  custodial  expenses,  and accounting and legal expenses, among others.

1.    The "Total Annual  Operating  Expenses" in the table are based on, among other things, the actual fees the Fund paid for the fiscal year ended March 31, 2004,  assuming that the Adviser had not  voluntarily  undertaken to limit the Fund's total  expenses to no more than 1.50% of the Fund's  average  monthly net  assets.  Since  inception  of the
      Fund,  the  Adviser  has  waived a portion  of the  management  fee under a  voluntary undertaking to the Fund to limit total annual operating  expenses to an annual rate of
      1.50% of the Fund's  average  monthly net assets.  The Adviser may  terminate or amend this  undertaking  at any time  without  notice to  shareholders.  After  the  waiver,
      "Management  Fees" were 1.00% and "Total Annual  Operating  Expenses"  were 1.50% as a percentage  of  average  monthly  net  assets.  Investors  will also  indirectly  bear expenses at the  Portfolio  Fund level.  The  subscription  agreements  related to the
      Fund's  investments  in Portfolio  Funds between the Fund and a Portfolio Fund provide for  compensation  to Portfolio  Managers in the form of management  fees ranging from
      1.0% to 2.0% annually of net assets, plus a performance-based  fee ranging from 10% to
      25% of net profits earned.  3.      Expenses may vary in future years.

EXAMPLES.  These examples are intended to help you understand the cost of investing in the
Fund. The examples assume that you invest $1,000 in shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

            The first example assumes that you keep your shares.  The second example assumes that your shares are repurchased by the Fund at the end of those periods.  Both examples also assume that your investment has a 5% return each year and operating expenses remain the same as the expenses in the Annual Fund Operating Expense table above. Based on these assumptions your expenses would be as follows:

----------------------------------------------------------------------------------
Assuming you do not
tender shares for           1 Year        3 Years       5 Years       10 Years
repurchase by the Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                             $18            $55           $95           $206
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
Assuming you tender
your shares for             1 Year        3 Years       5 Years       10 Years
repurchase by the
Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                             $28            $55           $95           $206
----------------------------------------------------------------------------------

EXAMPLES.  These examples are intended to help you understand the cost of investing in the
Fund. The examples assume that you invest $1,000,000 in shares of the Fund for the time periods indicated and reinvest your dividends and distributions.

            The first example assumes that you keep your shares.  The second example assumes that your shares are repurchased by the Fund at the end of those periods.  Both examples also assume that your investment has a 5% return each year and operating expenses remain the same as the expenses in the Annual Fund Operating Expense table above. Based on these assumptions your expenses would be as follows:

----------------------------------------------------------------------------------
Assuming you do not
tender shares for           1 Year        3 Years       5 Years       10 Years
repurchase by the Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                           $17,784        $55,106       $94,893       $206,241
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
Assuming you tender
your shares for             1 Year        3 Years       5 Years       10 Years
repurchase by the
Fund:
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                           $28,109        $55,106       $94,893       $206,241
----------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
The examples should not be considered a representation of future expenses, and actual expenses may be greater or less than those shown.
--------------------------------------------------------------------------------------------

Financial Highlights

The Financial  Highlights  Table is presented to help you  understand  the Fund's  financial performance  since  inception.  The total  returns in the table  represent  the rate that an investor would have earned (or lost) on an investment in the Fund (assuming  reinvestment of all dividends and  distributions)  during the period. The financial  highlights  information has been audited by Ernst & Young LLP, the Independent  Registered  Public  Accounting Firm,
whose report,  along with the Fund's financial  statements,  is included in the Statement of
Additional Information, which is available on request.

---------------------------------------------------------------------------------

Financial Highlights

---------------------------------------------------------------------------------

OFI Tremont Market Neutral Hedge Fund

---------------------------------------------------------------------------

Year Ended March 31,                    2004                 20031

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Per Share Operating Data                   $1,017.98             $1,000.00

Net asset value, beginning of
period

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Income (loss) from investment
operations:
Net investment loss2                         (14.91)                (3.80)
Net realized and unrealized                   110.80                 21.78
                                -------------------- ---------------------
gain                                           95.89                 17.98
Total income from investment
operations

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Dividends and/or distributions
to shareholders:
Dividends from net investment                (15.15)                    --
income                                      (34.13)                     --
Distributions from net                       (89.59)                    --
                                -------------------- ---------------------
realized gain
Tax returns of capital                      (138.87)                    --
distributions
Total dividends and/or
distributions to shareholders

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Net asset value, end of period               $975.00             $1,017.98

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Total Return, at Net Asset                     8.20%                1.80%
Value3

---------------------------------------------------------------------------
---------------------------------------------------------------------------

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Ratios/Supplemental Data

Net assets, end of period (in                $58,771               $25,551
thousands)

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Ratios to average net assets:4
Net investment loss                          (1.48)%               (1.49)%
Total expenses                                 1.75%                 2.21%
Expenses, net of waiver of
expenses by the Adviser                        1.50%                 1.50%

---------------------------------------------------------------------------
---------------------------------------------------------------------------

Portfolio turnover rate5                         22%                    0%

---------------------------------------------------------------------------

1.    For the period from January 2, 2003 (commencement of operations) to March 31, 2003.
2.    Based on average shares outstanding during each period.
3.    Assumes an investment on the last valuation date prior to the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period.  Total returns are not annualized for periods of less than one full year.  Returns do not reflect the deduction of taxes that a shareholder would pay on
Fund distributions or the redemptions of Fund shares.
4.    Annualized for periods of less than one full year.
5.    Represents the lesser of purchases or sales of investments in Investment Funds divided by the average fair value of investments in Investment Funds.

A Brief Overview of the Fund

--------------------------------------------------------------------------------------------
This  section  summarizes  information  that is  discussed  in  more  detail  later  in this
Prospectus.  You  should  carefully  read  the more  detailed  information.  For a  detailed discussion  of risks of investing  in the Fund,  please refer to "Main Risks of Investing in the Fund," on page 7.
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What is the Fund?  The Fund is a closed-end, management investment company, organized as a
Massachusetts business trust on May 24, 2002.  The Fund is non-diversified.  That means that under the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Fund is not limited in the amount of assets that it may invest in any single issuer of securities.  However, the Fund intends to diversify its assets to the extent required under the Internal Revenue Code so that it can qualify as a "regulated investment company" for federal tax purposes.  See "Dividends, Capital Gains and Taxes."

What is the Fund's  Investment  Objective?  The Fund seeks  long-term  capital  appreciation consistent with  preservation of capital while attempting to generate  positive returns over various market cycles.

What does the Fund  Invest  In?  The Fund  seeks to  achieve  its  investment  objective  by allocating  its assets for  investment  among a select group of  alternative  asset managers
("Portfolio  Managers")  employing a variety of "market neutral" investment  strategies that have historically  demonstrated a low correlation to the general performance of equity, debt and  other  markets.  Market  neutral  investment  strategies  seek to  provide  predictable investment returns  regardless of general stock market movements.  The Investment Manager is primarily  responsible  for selecting the Portfolio  Managers and determining the portion of the  Fund's  assets to be  allocated  to each  Portfolio  Manager,  subject  to the  general supervision of the Adviser and the Fund's Board of Trustees.  The Fund will implement  these allocation  decisions by investing primarily in private investment  partnerships and similar investment  vehicles that are managed by Portfolio  Managers  ("Portfolio  Funds").  Through
its selection of Portfolio  Funds that pursue varied market neutral  strategies  relative to the general  performance of the equity,  debt and/or other markets,  the Investment  Manager constructs  the Fund's  portfolio to seek, in the  aggregate,  positive  investment  returns regardless of general market conditions.

Portfolio  Funds in which  the Fund will  invest  may  include  private  investment  limited partnerships,  joint ventures,  other  investment  companies and similar entities managed by
Portfolio  Managers.  In  addition,  the Fund may on occasion  retain one or more  Portfolio
Managers  to  manage  and  invest  designated  portions  of the  Fund's  assets  (either  as separately  managed  accounts  or by  creating  separate  investment  vehicles  in  which  a
Portfolio  Manager  will serve as general  partner of the  vehicle  and the Fund will be the sole limited  partner  ("Affiliated  Portfolio  Funds").  Any  arrangement in which the Fund retains a  Portfolio  Manager  to manage an account or  investment  vehicle  for the Fund is referred to as a "Portfolio Account."

"Market neutral"  investment  strategies  employed by Portfolio  Managers  encompass a broad range of investment  programs,  including  those  involving the use of hedging and arbitrage techniques in the equity,  fixed-income,  currency and commodity  markets.  These investment programs employ a variety of sophisticated  investment techniques that include,  among other things,  short sales of securities,  use of leverage  (i.e.,  borrowing money for investment purposes),  and transactions in derivative  securities and other financial  instruments such as stock  options,  index  options,  futures  contracts  and options on  futures.  Portfolio
Managers' use of these  techniques  will be an integral part of their  investment  programs, and involves significant risks to the Fund.

The investment strategies of the Portfolio Managers may include, among others:
o     index arbitrage;
o     interest rate arbitrage;
o     merger arbitrage;
o     convertible bond and warrant hedging;
o     statistical long/short equity strategies; and
o     pairs trading.

Portfolio  Managers  using  arbitrage  strategies  attempt to identify  and exploit  pricing inefficiencies  between related  instruments or  combinations of instruments.  Sophisticated mathematical and statistical  techniques and models are used to attempt to identify relative value between related  instruments or combinations of instruments and to capture mispricings among such instruments.  Portfolio Managers pursuing arbitrage  strategies utilize a variety of  techniques  and models,  ranging  from purely  quantitative,  short-term  models to more discretionary approaches using fundamental research to construct long and short portfolios.

What are the Main  Risks of  Investing  in the  Fund?  The Fund is  subject  to a number  of investment  risks,  described in "Main Risks of Investing in the Fund," below.  In addition, shares of the Fund are subject to  substantial  restrictions  on transfer  and have  limited liquidity.  As a  result,  you may not be able to sell  your  Fund  shares  when you want to
(for example,  in times of adverse  market  conditions)  in order to realize any  unrealized gains or losses on your Fund shares.  You should  consider an  investment  in the Fund to be illiquid.

The  Fund is a  non-diversified  fund  and  invests  in  Portfolio  Funds  that may not have diversified  investment  portfolios.  Investors  will  bear  fees and  expenses  at the Fund level and also  indirectly  at the  Portfolio  Fund or  Portfolio  Account  level.  Fees and expenses of the  Portfolio  Funds may be  duplicative  of fees and expenses  assessed by the
Fund.  Portfolio  Funds  generally will not be registered as investment  companies under the
Investment   Company  Act.  The   Investment   Manager  may  have  little  or  no  means  of
independently  verifying  with certainty  information  provided by Portfolio  Managers.  The
Fund may receive  securities  that are  illiquid or difficult  to value in  connection  with withdrawals and distributions from Portfolio Funds.

In view of the risks noted above,  the Fund should be  considered a  speculative  investment and  investors  should  invest in the Fund only if they can sustain a complete loss of their investment.

No guarantee or  representation  is made that the  investment  program of the Fund or of any
Portfolio  Manager will be successful,  that the various  Portfolio  Managers  selected will produce positive returns or that the Fund will achieve its investment objective.

Who is the Fund  Designed  For?  The Fund is  designed  for  investors  that are exempt from federal income tax that seek long-term capital appreciation  consistent with preservation of capital  while  attempting  to generate  positive  returns over various  market  cycles.  An investment  in the Fund  involves  substantial  risks,  including  the risk that the  entire amount  invested  may be lost.  The Fund  allocates  its assets to  Portfolio  Managers  and invests in Portfolio Funds that invest in and actively trade  securities and other financial instruments  using a variety  of  strategies  and  investment  techniques  that may  involve significant  risks.  Various  risks  are also  associated  with an  investment  in the Fund, including  risks relating to the  multi-manager  structure of the Fund and risks relating to the limited liquidity of shares.

Prospective  investors  should  consider  the  risks and other  factors  described  below in determining whether an investment in the Fund is a suitable  investment.  However, the risks enumerated  below should not be viewed as encompassing  all of the risks  associated with an investment in the Fund.  Prospective  investors  should read this entire  prospectus and the statement  of  additional  information  of the Fund (the "SAI") and  consult  with their own advisers before deciding whether to invest. In addition,  as the Fund's  investment  program develops and changes over time (subject to limitations  established by the Fund's investment policies  and  restrictions),  an  investment  in the Fund may in the  future be  subject to additional and different risk factors.

How Can an Investor  Buy  Shares?  The  Distributor  acts as the  distributor  of the Fund's shares on a best efforts basis,  subject to various  conditions,  pursuant to the terms of a
General  Distributor's  Agreement entered into with the Fund.  Investors may purchase shares directly through the  Distributor.  Alternatively,  shares may be purchased  through brokers or dealers that have entered into selling  agreements with the Distributor.  The Distributor is an affiliate of the Adviser and the Investment Manager.

Subsequent  to the  initial  offering,  shares  will be offered  and may be  purchased  on a monthly basis, or at such other times as may be determined by the Board.

Share certificates are not available for shares of the Fund.

All  investor  funds for the  purchase  of shares  will be  deposited  promptly in an escrow account  maintained by Citibank,  N.A., as escrow agent,  for the benefit of the  investors.
Funds held in the escrow  account may be invested in high quality,  short-term  investments, and any  interest  earned on the funds  will be paid to  investors  on the date  shares  are issued.  The full  amount of an  investment  is  payable  in  federal  funds,  which must be received by the Distributor not later than fourteen  calendar days prior to the beginning of a month if payment is made by check or four  business days prior to the beginning of a month if payment  is sent by wire.  If payment is not  timely  received,  the  investment  will be made at the  beginning of the  following  month,  provided  that the investor  certification described below has been received by the Distributor.

Before  an  investor  may  invest in the  Fund,  the  Distributor  or the  investor's  sales representative  will  require  a  certification  from the  investor  that it is a  Qualified
Investor  and meets  other  requirements  for  investment,  and that the  investor  will not transfer  its  shares  except  in the  limited  circumstances  permitted  under  the  Funds'
Declaration of Trust.  The form of investor  certification  that each investor will be asked to sign is contained in Appendix A of this prospectus.  An investor's  certification must be received  by the  Distributor,  along with its  payment as  described  above,  otherwise  an investor's  order will not be accepted.  If the  investor's  order is  rejected,  all monies submitted  by the  investor  for the  purchase of shares  will be  promptly  refunded to the investor.

How Do the  Fund's  Repurchase  Offers  Provide  Liquidity?  The Fund from time to time will offer to  repurchase  outstanding  shares  pursuant  to  written  tenders  by  shareholders.
Repurchase  offers will be made at such times and on such terms as may be  determined by the
Board in its sole  discretion,  subject to certain  regulatory  requirements  imposed by the rules of the SEC, and generally  will be offered to repurchase at a specified  dollar amount of outstanding  shares.  A redemption fee equal to 1.00% of the value of shares  repurchased by the Fund will apply if the date as of which the shares are to be valued for  purposes  of repurchase is less than one year following the date of the shareholders'  initial investment in the Fund.  If  applicable,  the  redemption  fee will be deducted  before  payment of the proceeds of a repurchase.

In determining  whether the Fund should repurchase  shares pursuant to written tenders,  the
Board will consider the  recommendations  of the Adviser.  The Adviser  expects that it will recommend to the Board that the Fund offer to  repurchase  shares,  as of the last  business day of March, June, September and December of each year.

Who  Manages the Fund?  OppenheimerFunds,  Inc.  (the  "Adviser")  is the Fund's  investment adviser.  Tremont Partners,  Inc. (the "Investment  Manager"),  an affiliate of the Adviser, is the Fund's investment  manager.  The Investment  Manager provides  day-to-day  investment management services to the Fund, including the selection of Portfolio Managers.

Main Risks of Investing in the Fund

All investments carry risks to some degree.  An investment in the Fund involves  substantial risks,  including the risk that the entire amount  invested may be lost.  The Fund allocates its assets to Portfolio  Managers and invests in Portfolio Funds that invest in and actively trade  securities  and  other  financial  instruments  using a  variety  of  strategies  and investment  techniques that may involve significant risks.  Various other types of risks are
also  associated  with  an  investment  in  the  Fund,   including  risks  relating  to  the
multi-manager  structure of the Fund, risks relating to compensation  arrangements and risks relating to the limited liquidity of shares.

INVESTMENT-RELATED RISKS

General Economic and Market  Conditions.  The success of the Fund's  investment  program may be affected by general economic and market conditions,  such as interest rates, availability of credit,  inflation  rates,  economic  uncertainty,  changes  in laws,  and  national  and international  political  circumstances.  These factors may affect the level and  volatility of securities  prices and the liquidity of investments held by Portfolio Funds and Portfolio
Accounts.  Unexpected  volatility or illiquidity  could impair the Fund's  profitability  or result in losses.

Highly  Volatile   Markets.   The  prices  of  commodities   contracts  and  all  derivative
instruments,  including  futures and options,  can be highly  volatile.  Price  movements of forwards,  futures and other  derivative  contracts in which a Portfolio Fund's or Portfolio
Account's  assets may be invested are  influenced  by, among other things,  interest  rates, changing  supply and demand  relationships,  trade,  fiscal,  monetary and exchange  control programs and policies of governments,  and national and international political and economic events and policies. In addition,  governments from time to time intervene,  directly and by regulation,  in certain markets,  particularly those in currencies,  financial  instruments, futures and options.  Such  intervention  often is intended directly to influence prices and may,  together  with other  factors,  cause all of such  markets to move rapidly in the same direction because of, among other things,  interest rate  fluctuations.  Portfolio Funds and
Portfolio  Accounts  are also  subject to the risk of the failure of any  exchanges on which their positions trade or of the clearinghouses for those exchanges.

Risks of Securities  Activities.  All securities  investing and trading  activities  involve the risk of loss of capital.  While the  Investment  Manager will attempt to moderate  these risks,  there can be no assurance that the Fund's  investment  activities will be successful or that  shareholders  will not suffer losses.  The following  discussion sets forth some of the more significant risks associated with the Portfolio Managers' styles of investing:

           Equity Securities.  Portfolio  Managers'  investment  portfolios may include long and short positions in common stocks,  preferred  stocks and convertible  securities of U.S.
and non-U.S.  issuers.  Portfolio  Managers also may invest in depository  receipts relating to non-U.S.  securities,  which are subject to the risks  affecting  investments  in foreign
issuers   discussed  under   "Non-U.S.   Investments,"'   below.   Issuers  of  un-sponsored
Depository  Receipts  are not  obligated  to  disclose  material  information  in the United
States,  and  therefore,  there may be less  information  available  regarding such issuers.
Equity securities  fluctuate in value,  often based on factors unrelated to the value of the issuer of the securities, and such fluctuations can be pronounced.

      Fixed-Income  Securities.  The value of  fixed-income  securities  in which  Portfolio
Funds and  Portfolio  Accounts  invest will change in response to  fluctuations  in interest rates.  For fixed-rate debt securities,  when prevailing  interest rates fall, the values of already-issued  debt  securities  generally  rise.  When interest  rates rise, the values of already-issued  debt  securities  generally fall, and they may sell at a discount from their face amount.  In addition,  the value of certain  fixed-income  securities  can fluctuate in response to perceptions of credit worthiness,  political  stability or soundness of economic
policies.   Valuations  of  other   fixed-income   instruments,   such  as   mortgage-backed
securities,  may  fluctuate  in response  to changes in the  economic  environment  that may affect future cash flows.

      Non-U.S.  Investments.  It is expected that  Portfolio  Funds and  Portfolio  Accounts will invest in securities of non-U.S.  companies and  countries.  Foreign  obligations  have risks not  typically  involved  in domestic  investments.  Foreign  investing  can result in higher  transaction  and operating  costs for the Fund.  Foreign  issuers are not subject to the same  accounting  and  disclosure  requirements  to which U.S.  issuers  are subject and consequently,  less  information  is available  to  investors  in companies  located in such countries  than is available to investors  in companies  located in the United  States.  The value of foreign investments may be affected by exchange control  regulations;  fluctuations in the rate of exchange between  currencies and costs associated with currency  conversions;
the potential  difficulty in  repatriating  funds;  expropriation  or  nationalization  of a company's assets; delays in settlement of transactions;  changes in governmental economic or monetary policies in the U.S. or abroad; or other political and economic factors.

            Securities  of issuers in emerging  and  developing  markets  present  risks not found in  securities  of  issuers  in more  developed  markets.  Securities  of  issuers  in emerging  and  developing  markets may be more  difficult to sell at  acceptable  prices and their prices may be more volatile  than  securities  of issuers in more  developed  markets.
Settlements  of  securities  trades in  emerging  and  developing  markets may be subject to greater  delays than in other  markets so that the Fund might not receive the  proceeds of a sale of a  security  on a timely  basis.  Emerging  markets  generally  have less  developed trading markets and exchanges, and legal and accounting systems.

            From time to time,  the Fund may invest in non-U.S.  Portfolio  Funds which have similar  risks (as described  above) to investing in  securities  of non-U.S.  companies and countries.

      Illiquid Portfolio  Investments.  Portfolio Funds and Portfolio Accounts may invest in securities  that are  subject to legal or other  restrictions  on  transfer  or for which no liquid market exists.  The market prices,  if any, for such  securities  tend to be volatile and a Portfolio  Fund or  Portfolio  Account may not be able to sell them when it desires to do so or to realize  what it  perceives  to be their fair value in the event of a sale.  The sale of restricted  and illiquid  securities  often requires more time and results in higher brokerage  charges or dealer  discounts  and other  selling  expenses  than does the sale of securities eligible for trading on national securities  exchanges or in the over-the-counter markets.  Restricted  securities  may sell at prices that are lower than similar  securities that are not subject to restrictions on resale.

SPECIAL INVESTMENT INSTRUMENTS AND TECHNIQUES

The  Portfolio  Managers  may  utilize a  variety  of  special  investment  instruments  and techniques to hedge the  portfolios of the  Portfolio  Funds against  various risks (such as changes in interest rates or other factors that affect  security  values) or for non-hedging purposes to pursue a Portfolio Fund's or Portfolio  Account's  investment  objective.  These strategies  may  be  executed  through  derivative  transactions.  Certain  of  the  special investment  instruments and techniques  that the Portfolio  Managers may use are speculative and involve a high degree of risk, particularly in the context of non-hedging transactions.

      Derivatives.  Derivatives are securities and other  instruments the value or return of which is based on the  performance  of an underlying  asset,  index,  interest rate or other investment.  Derivatives  may be volatile  and involve  various  risks,  depending  upon the derivative  and its function in a portfolio.  Special  risks may apply to  instruments  that are  invested  in by  Portfolio  Funds or  Portfolio  Accounts  in the future that cannot be determined at this time or until such  instruments are developed or invested in by Portfolio
Funds or Portfolio  Accounts.  Certain swaps,  options and other derivative  instruments may be subject to various types of risks,  including  market risk,  liquidity  risk, the risk of non-performance  by the  counterparty,  including risks relating to the financial  soundness and creditworthiness of the counterparty, legal risk and operations risk.

      Call and Put Options.  There are risks  associated  with the sale and purchase of call and put options.  The seller  (writer) of a call option which is covered  (e.g.,  the writer holds the  underlying  security)  assumes  the risk of a decline in the market  price of the underlying  security below the purchase  price of the  underlying  security less the premium received,  and  gives up the  opportunity  for gain on the  underlying  security  above  the exercise  price of the option.  The seller of an uncovered call option assumes the risk of a theoretically  unlimited  increase in the market price of the underlying  security above the exercise price of the option.  The securities  necessary to satisfy the exercise of the call option may be unavailable for purchase except at much higher prices.  Purchasing  securities to satisfy the exercise of the call option can itself cause the price of the  securities  to rise further,  sometimes by a significant amount,  thereby  exacerbating the loss. The buyer of a call  option  assumes  the risk of  losing  its  entire  premium  invested  in the call option.  The seller (writer) of a put option which is covered (e.g.,  the writer has a short position in the underlying  security) assumes the risk of an increase in the market price of the underlying  security  above its short sales price plus the premium  received for writing the put  option,  and  gives  up the  opportunity  for  gain on the  short  position  if the underlying  security's price falls below the exercise price of the option.  The seller of an uncovered  put option  assumes the risk of a decline in the market  price of the  underlying security below the exercise price of the option.  The buyer of a put option assumes the risk of losing his entire premium invested in the put option.

      Hedging  Transactions.  The  Portfolio  Managers  may  utilize a variety of  financial instruments,  such as derivatives,  options,  interest rate swaps, caps and floors,  futures and forward  contracts to seek to hedge  against  declines in the values of their  portfolio positions as a result of changes in currency  exchange rates,  certain changes in the equity markets and market  interest  rates and other events.  Hedging  transactions  may also limit the opportunity for gain if the value of the hedged  portfolio  positions  should  increase.
It may not be possible for the  Portfolio  Managers to hedge  against a change or event at a price  sufficient  to protect a  Portfolio  Fund's or  Portfolio  Account's  assets from the decline in value of the  portfolio  positions  anticipated  as a result of such  change.  In addition,  it may not be possible to hedge against  certain  changes or events at all. While a Portfolio  Manager may enter into such  transactions to seek to reduce  currency  exchange rate and interest rate risks,  or the risks of a decline in the equity markets  generally or one or more  sectors  of the  equity  markets  in  particular,  or the  risks  posed  by the occurrence of certain other events,  unanticipated  changes in currency or interest rates or increases or smaller than expected  decreases in the equity  markets or sectors being hedged or the  non-occurrence  of other events being hedged  against may result in a poorer overall performance  for the Fund than if the Portfolio  Manager had not engaged in any such hedging transaction.  In  addition,  the  degree  of  correlation  between  price  movements  of the instruments used in a hedging  strategy and price movements in the portfolio  position being hedged may vary.  Moreover,  for a variety of reasons,  the Portfolio  Managers may not seek to  establish a perfect  correlation  between  such hedging  instruments  and the  portfolio holdings being hedged.  Such imperfect  correlation may prevent the Portfolio  Managers from achieving the intended hedge or expose the Fund to additional risk of loss.

      Counterparty  Credit  Risk.  Many of the  markets  in  which  the  Portfolio  Funds or
Portfolio  Accounts  effect their  transactions  are  "over-the-counter"  or  "inter-dealer"
markets.  The  participants in these markets are typically not subject to credit  evaluation and  regulatory  oversight  as are  members of  "exchange  based"  markets.  To the extent a
Portfolio Fund or Portfolio Account invests in swaps,  derivative or synthetic  instruments, or other over-the-counter  transactions, on these markets, it is assuming a credit risk with regard to  parties  with whom it trades  and may also bear the risk of  settlement  default.
These risks may differ  materially from those  associated with  transactions  effected on an
exchange,   which  generally  are  backed  by  clearing   organization   guarantees,   daily
marking-to-market   and  settlement,   and  segregation  and  minimum  capital  requirements
applicable   to   intermediaries.   Transactions   entered   into   directly   between   two
counterparties  generally  do not benefit  from such  protections.  This exposes a Portfolio
Fund or Portfolio  Account to the risk that a counterparty  will not settle a transaction in accordance  with its  terms  and  conditions  because  of a  dispute  over the  terms of the contract  (whether  or not bona  fide) or  because of a credit or  liquidity  problem,  thus causing the Portfolio Fund or Portfolio  Account to suffer a loss.  Such  counterparty  risk is accentuated in the case of contracts  with longer  maturities  where events may intervene to prevent  settlement,  or where a Portfolio Fund or Portfolio Account has concentrated its transactions with a single or small group of  counterparties.  Portfolio Funds and Portfolio
Accounts  are  not  restricted  from  dealing  with  any  particular  counterparty  or  from concentrating  any or  all  of  their  transactions  with  one  counterparty.  However,  the
Investment  Manager,  with the intent to diversify,  intends to monitor  counterparty credit exposure of Portfolio  Funds and  Portfolio  Accounts.  The ability of  Portfolio  Funds and
Portfolio Accounts to transact business with any one or number of  counterparties,  the lack of any  independent  evaluation  of  such  counterparties'  financial  capabilities  and the absence of a regulated  market to  facilitate  settlement  may  increase the  potential  for losses by the Fund.

      Leverage;  Interest  Rates;  Margin.  The  Fund is  authorized  to  borrow  money  for investment  purposes,  to  meet  repurchase  requests  and  for  cash  management  purposes.
Portfolio  Funds  generally are also permitted to borrow money.  The Fund,  Portfolio  Funds and Portfolio  Accounts may directly or  indirectly  borrow funds from  brokerage  firms and banks.  Borrowing  for  investment  purposes  is known as  "leverage."  Portfolio  Funds and
Portfolio  Accounts  may also  "leverage"  by  using  options,  swaps,  forwards  and  other derivative  instruments.  Although  leverage  presents  opportunities  for increasing  total investment  return,  it has the effect of potentially  increasing  losses as well. Any event that adversely  affects the value of an  investment,  either  directly or  indirectly,  by a
Portfolio  Fund or  Portfolio  Account  could be  magnified  to the extent that  leverage is employed.  The  cumulative  effect of the use of  leverage,  directly  or  indirectly,  in a market that moves  adversely to the  investments of the entity  employing the leverage could result in a loss that would be greater than if leverage were not employed.  In addition,  to the extent that the Fund,  Portfolio  Managers or Portfolio Funds borrow funds, the rates at which they can borrow may affect the operating  results of the Fund.  Any  borrowings by the
Fund for investment purposes will be made solely for Portfolio Accounts.

            In general,  the  anticipated use of short-term  margin  borrowings by Portfolio
Funds and Portfolio  Accounts results in certain  additional risks. For example,  should the securities  that are  pledged to  brokers to secure  margin  accounts  decline in value,  or should  brokers from which the Portfolio  Funds or Portfolio  Funds have  borrowed  increase their maintenance margin  requirements  (i.e.,  reduce the percentage of a position that can be financed),  then the Portfolio Funds or Portfolio  Accounts could be subject to a "margin call,"  pursuant  to which  they must  either  deposit  additional  funds with the broker or suffer  mandatory  liquidation  of the pledged  securities to compensate  for the decline in value.  In the event of a  precipitous  drop in the value of the assets of a Portfolio  Fund or Portfolio  Account,  it might not be able to liquidate  assets  quickly enough to pay off the margin debt and might suffer  mandatory  liquidation of positions in a declining  market at relatively low prices,  thereby incurring  substantial losses. For these reasons, the use of borrowings for investment purposes is considered a speculative investment practice.
            Short  Selling.  The  Portfolio  Managers  may  engage in short  selling.  Short selling  involves  selling  securities  that are not owned and borrowing the same securities for delivery to the  purchaser,  with an obligation to replace the borrowed  securities at a later date.  Short  selling  allows an investor to profit from  declines in market prices to the  extent  such  declines  exceed the  transaction  costs and the costs of  borrowing  the securities.  A short  sale  creates  the  risk of an  unlimited  loss,  as the  price of the underlying security could theoretically  increase without limit, thus increasing the cost of buying those  securities  to cover the short  position.  There can be no assurance  that the securities  necessary to cover a short  position will be available for purchase.  Purchasing securities to close out the short  position can itself cause the price of the  securities to
rise  further,   thereby  exacerbating  the  loss.  For  these  reasons,  short  selling  is considered a speculative investment practice.

            Portfolio Funds and Portfolio  Accounts may also effect short sales "against the box."  These  transactions  involve  selling  short  securities  that are  owned  (or that a
Portfolio  Fund or  Portfolio  Account  has the right to obtain).  When a Portfolio  Fund or
Portfolio  Account  enters into a short sale  against the box, it will set aside  securities equivalent in kind and amount to the  securities  sold short (or  securities  convertible or exchangeable  into such  securities) and will hold such  securities  while the short sale is
outstanding.   Portfolio  Funds  and  Portfolio   Accounts  will  incur  transaction  costs,
including  interest  expenses,  in connection  with opening,  maintaining  and closing short sales against the box.

GENERAL RISKS

      Lack of  Operating  History.  Certain  Portfolio  Funds may be newly  formed  entities that  have  no  operating  histories.  In such  cases,  the  Investment  Manager  will  have evaluated  the past  investment  performance  of  Portfolio  Managers  or  their  personnel.
However, this past investment  performance may not be indicative of the future results of an investment  in a Portfolio  Fund managed by a Portfolio  Manager.  Although  the  Investment
Manager,  its affiliates and their  personnel have  considerable  experience  evaluating the performance  of  alternative  asset  managers  and  providing  manager  selection  and asset allocation  services to clients,  the Fund's  investment  program should be evaluated on the basis that there can be no assurance that the Investment Manager's  assessments of Portfolio
Managers,  and in turn  their  assessments  of the  short-term  or  long-term  prospects  of investments,  will prove accurate.  Thus, the Fund may not achieve its investment  objective and the Fund's net asset value may decrease.

      Non-Diversified  Status.  The Fund is  "non-diversified"  under the Investment Company
Act.  That means  that the Fund can  invest in the  securities  of a single  issuer  without limit.  This policy gives the Fund more flexibility to invest in the obligations of a single borrower  or issuer  than if it were a  "diversified"  fund.  However,  the Fund  intends to diversify its investments so that it will qualify as a "regulated  investment company" under the  Internal  Revenue Code  (although  it reserves  the right not to  qualify).  Under that requirement,  with respect to 50% of its total assets,  the Fund may invest up to 25% of its assets in the  securities  of any one  borrower or issuer.  To the extent the Fund invests a relatively  high percentage of its assets in the obligations of a single issuer or a limited number of issuers,  the Fund is subject to additional risk of loss if those obligations lose market  value or the  borrower  or issuer of those  obligations  defaults.  To address  this risk,  not more than 10% of the Fund's net assets  will be  allocated  to any one  Portfolio
Manager.

      Industry  Concentration  Risk.  Although  the Fund will not  invest 25% or more of the value of its total  assets in the  securities  (other than U.S.  Government  securities)  of issuers engaged in a single  industry,  Portfolio Funds generally are not subject to similar industry concentration  restrictions on their investments and, in some cases, may invest 25%
or more of the value of their total  assets in a single  industry.  Portfolio  Funds are not subject to the Fund's other investment policies and restrictions.

      The Fund will not invest in a Portfolio Fund if, as a result of such  investment,  25%
or more of the value of the Fund's total  assets will be invested in  Portfolio  Funds that, in the aggregate,  have investment  programs that focus on investing in any single industry.
Nevertheless,  it is possible  that,  at any given time,  the assets of  Portfolio  Funds in which the Fund has  invested  will,  in the  aggregate,  be  invested  in a single  industry constituting  25% or more of the value of their  combined  total  assets.  The Fund does not believe that this situation is likely to occur given the nature of its  investment  program.
However,  because these  circumstances may arise, the Fund is subject to greater  investment risk to the extent that a  significant  portion of its assets may at some times be invested, indirectly  through  Portfolio  Funds in which it  invests,  in the  securities  of  issuers engaged in similar  businesses that are likely to be affected by the same market  conditions and other  industry-specific  risk factors.  Portfolio  Funds are not generally  required to provide current  information  regarding their investments to their investors  (including the
Fund).  Thus, the Fund and the Investment  Manager may not be able to determine at any given time whether or the extent to which Portfolio Funds, in the aggregate,  have invested 25% or more of their combined assets in any particular industry.

      If the Fund  engages a Portfolio  Manager to manage a Portfolio  Account or a separate investment  vehicle  has been  created in which a  Portfolio  Manager  will serve as general partner  of the  vehicle  and the Fund  will be the sole  limited  partner  (an  "Affiliated
Portfolio  Fund"),  then the Fund shall be  required  to look  through to the assets of such
Portfolio  Account  and/or  Affiliated  Portfolio Fund in  determining  compliance  with the industry concentration policy.

      Limited Liquidity;  In-Kind Distributions.  An investment in the Fund provides limited liquidity since  shareholders will not be able to redeem shares on a daily basis because the
Fund is a  closed-end  fund.  In  addition,  with very  limited  exceptions,  shares are not transferable,  and liquidity will be provided only through  repurchase offers made from time to time by the Fund.  An  investment  in the Fund is therefore  suitable  only for investors who can bear the risks associated with the limited  liquidity of shares and should be viewed as a long-term investment.

            Payment  for  repurchased  shares may require  the Fund to  liquidate  portfolio holdings  earlier than the Investment  Manager would  otherwise  liquidate  these  holdings, potentially  resulting  in losses,  and may  increase  the Fund's  portfolio  turnover.  The
Adviser and the Investment  Manager intend to take measures (subject to such policies as may be established by the Board) to attempt to avoid or minimize  potential  losses and turnover resulting from the repurchase of shares.

            If a  shareholder  tenders all shares (or a portion of its shares) in connection with a  repurchase  offer  made  by the  Fund,  that  tender  may  not be  rescinded  by the shareholder  after the date on which the repurchase  offer  terminates.  However,  the value of shares that are tendered by  shareholders  generally will not be determined  until a date approximately  one month  later and will be based on the  value of the  Fund's  assets as of such later date. A shareholder  will thus continue to bear  investment risk after shares are tendered  for  repurchase  and until the date as of which the shares are valued for purposes of  repurchase.  In  addition,  a  redemption  fee  equal to 1.00%  of the  value of  shares repurchased  by the Fund will  apply if the date as of which the shares are to be valued for purposes  of  repurchase  is less  than one  year  following  the date of the  shareholder's initial investment in the Fund.

            The  Fund  expects  to  distribute  cash  to the  holders  of  shares  that  are purchased.  However,  there can be no assurance that the Fund will have  sufficient  cash to pay for shares that are being  repurchased or that it will be able to liquidate  investments at favorable  prices to pay for  repurchased  shares.  Although the Fund does not  generally intend to make  distributions  in-kind,  under  the  foregoing  circumstances,  and in other unusual  circumstances where the Board determines that making a cash payment would result in a  material  adverse  effect  on the  Fund  or on  shareholders  not  tendering  shares  for repurchase,  shareholders  may receive in-kind  distributions of investments from the Fund's portfolio,  either  the  Fund's  interests  in  Portfolio  Funds or  securities  held by the
Portfolio  Funds (valued in  accordance  with the Fund's  valuation  policies) in connection with the repurchase of shares by the Fund. Any such  distributions  will be made on the same basis to all shareholders in connection with any particular  repurchase  offer. In addition, a distribution  may be made partly in cash and partly in-kind.  An in-kind  distribution may consist of securities that are not readily  marketable and may be subject to restrictions on resale,  such as the Fund's  interests in  Portfolio  Funds or certain  securities  owned by
Portfolio  Funds.   Shareholders   receiving  an  in-kind  distribution  will  incur  costs,
including  commissions,  in disposing of securities  that they  receive,  and in the case of securities  that  are not  readily  marketable,  shareholders  may  not be able to sell  the securities  except at prices that are lower than those at which the  securities  were valued by the Fund or not without  substantial  delay. For these various reasons,  an investment in the shares is suitable only for  sophisticated  investors.  See  "Repurchases  of Shares and
Transfers."

            Conflicts  of  Interest.   The  Adviser,   the  Investment   Manager  and  their
affiliates,  as well as many of the  Portfolio  Managers  and their  respective  affiliates, provide investment  advisory and other services to clients other than the Fund and Portfolio
Funds. In addition,  investment  professionals  associated with the Adviser,  the Investment
Manager or Portfolio Managers may carry on investment  activities for their own accounts and the accounts of family members  (collectively  with other  accounts  managed by the Adviser, the  Investment  Manager  and  their  affiliates,  "Other  Accounts").  As a  result  of the foregoing,  the Adviser,  the Investment  Manager and Portfolio  Managers will be engaged in substantial  activities  other  than on behalf of the Fund and may have  differing  economic shares in respect of such  activities  and may have  conflicts  of  interest  in  allocating investment  opportunities,  and their time,  between the Fund and Other Accounts.  Portfolio
Managers  may,  in  pursuing  independently  of  one  another  their  respective  investment objectives,  effect  offsetting  transactions,  which  could  result  in  the  Fund  bearing transactional costs without obtaining any benefit.

            However,  it is the policy of the  Investment  Manager,  and generally  also the policy  of the  Portfolio  Managers,  that  investment  decisions  for the  Fund,  Portfolio
Accounts and Other Accounts be made based on a consideration of their respective  investment objectives and policies,  and other needs and requirements  affecting each account that they manage and that investment  transactions  and  opportunities be fairly allocated among their clients, including the Fund and Portfolio Funds.

SPECIAL RISKS OF MULTI-MANAGER STRUCTURE

      Portfolio  Funds  generally will not be registered as investment  companies  under the
Investment  Company  Act and,  therefore,  the Fund  will not have the  benefit  of  various protections  afforded by the  Investment  Company  Act with  respect to its  investments  in
Portfolio  Funds.  The Fund from time to time, may also invest in non-U.S.  Portfolio  Funds that also are not  registered  under the  Investment  Company  Act.  Investing  in  non-U.S.
Portfolio  Funds have similar  risks to investing in  securities  of non-U.S.  companies and countries.  Although the Investment  Manager expects to receive  detailed  information  from each Portfolio  Manager  regarding its investment  performance and investment  strategy on a regular basis, in most cases the Investment  Manager has little or no means of independently verifying this information.  A Portfolio Manager may use proprietary  investment  strategies that are not fully disclosed to the Investment  Manager,  which may involve risks under some market  conditions that are not  anticipated by the Investment  Manager.  In addition,  many
Portfolio  Managers  will not be  registered as  investment  advisers  under the  Investment
Advisers Act of 1940,  as amended  (the  "Advisers  Act") in reliance on certain  exemptions from registration  under that act. In such cases,  Portfolio Managers will not be subject to various  disclosure  requirements  and  rules  that  would  apply to  registered  investment advisers.

          Investors in the Fund  directly  bear the Fund's  expenses,  and  indirectly  bear expenses of the Portfolio Funds and Portfolio  Accounts,  including  performance-based  fees
assessed  by  Portfolio  Funds  or  Portfolio  Accounts.  Similarly,   shareholders  bear  a
proportionate   share  of  the  other   operating   expenses  of  the  Fund  (including  the
Administration Fee) and,  indirectly,  similar expenses of the Portfolio Funds and Portfolio
Accounts.  An  investor  who  meets  the  conditions  imposed  by  the  Portfolio  Managers, including  investment  minimums that may be considerably  higher than the $1,000,000 minimum imposed by the Fund, could invest directly with the Portfolio Managers.

      Each Portfolio  Manager will receive any  performance-based  allocation to which it is entitled  irrespective  of the  investment  performance of other  Portfolio  Managers or the investment  performance  of the Fund  generally.  Thus, a Portfolio  Manager  with  positive investment  performance  will receive this  allocation  from the Fund (and  indirectly  from shareholders)  even  if  the  Fund's  overall  investment  return  is  negative.  Investment decisions of the Portfolio  Managers are made  independently of each other. As a result,  at any  particular  time,  one Portfolio  Manager may be  purchasing  shares of an issuer for a
Portfolio  Fund or  Portfolio  Account  whose  shares are being  sold by  another  Portfolio
Manager for another Portfolio Fund or Portfolio  Account.  In any such situations,  the Fund could indirectly incur certain  transaction  costs without  accomplishing any net investment result.

                Since the Fund may make  additional  investments  in or  effect  withdrawals from a  Portfolio  Fund only at  certain  times  pursuant  to  limitations  set forth in the governing  documents of the Portfolio Fund, the Fund from time to time: may have to invest a greater  portion of its assets  temporarily  in money  market  securities  than it otherwise might wish to invest;  may have to borrow money to repurchase shares; and may not be able to withdraw its  investment  in a Portfolio  Fund  promptly  after it has made a decision to do
so.  This may adversely affect the Fund's investment return or increase the Fund's expenses.

      Portfolio  Funds may be  permitted  to redeem their  shares  in-kind.  Thus,  upon the
Fund's  withdrawal  of all or a portion of its  interest in a Portfolio  Fund,  the Fund may receive  securities that are illiquid or difficult to value. See  "INVESTMENT-RELATED  RISKS
- Illiquid Portfolio Investments" and "DISTRIBUTION  ARRANGEMENTS - Calculation of Net Asset
Value." In these  circumstances,  the Adviser  would seek to dispose of these  securities in a manner that is in the best interests of the Fund.

      Subject to limitations  imposed by the Investment  Company Act,  neither the Trustees, the  Adviser,  or  the  Investment  Manager  shall  be  liable  to  the  Fund  or any of the shareholders for any loss or damage  occasioned by any act or omission in the performance of their respective  services as such in the absence of willful  misfeasance,  bad faith, gross negligence or reckless disregard of their duties.

      Portfolio  Account  Allocations.  The Fund may on  occasion  allocate  its assets to a
Portfolio  Manager by retaining the Portfolio  Manager to manage a Portfolio Account for the
Fund, rather than invest in the Portfolio  Manager's  Portfolio Fund. It is possible,  given the leverage at which  certain of the  Portfolio  Managers  will trade,  that the Fund could lose more in a Portfolio Account that is managed by a particular  Portfolio Manager than the
Fund has  allocated  to such  Portfolio  Manager to invest.  This risk may be avoided if the
Fund,  instead of retaining a Portfolio  Manager to manage a separate account comprised of a designated portion of the Fund's assets,  creates a separate  investment vehicle for which a
Portfolio  Manager  will  serve as  general  partner  and in which the Fund will be the sole limited partner.  Use of this structure,  however,  involves various expenses,  and there is no  requirement  that  separate  investment  vehicles  be created  for  Portfolio  Accounts.
Portfolio Funds that are Portfolio  Accounts will be subject to the investment  policies and restrictions  of the  Funds,  as well  as the  provisions  of the  1940  Act  and the  rules thereunder.

      Valuation of Portfolio  Funds.  In most cases,  the Fund will be unable to verify with certainty  the monthly  valuation  received from a Portfolio  Manager  regarding a Portfolio
Fund.  Furthermore,  these valuations will typically be estimates only,  subject to revision based  on each  Portfolio  Fund's  annual  audit.  Revisions  to the  Fund's  gain  and loss calculations will be an ongoing process,  and no appreciation or depreciation  figure can be considered final until the annual audits of Portfolio Funds are completed.

      Portfolio Managers will generally invest primarily in marketable securities,  although certain  Portfolio  Managers  may also  invest  in  privately  placed  securities  and other investments  that are illiquid and do not have readily  available market  quotations.  These securities will  nevertheless  generally be valued by Portfolio  Managers,  which valuations will be conclusive with respect to the Fund, even though  Portfolio  Managers will generally face a conflict of  interest  in valuing  such  securities  because the values  given to the securities  will affect the  compensation  of the Portfolio  Managers.  Any such  securities held by a Portfolio  Account  will be valued at their  "fair  value" as  determined  in good faith by the Board.  See  "Distribution  Arrangements  -  Calculation  of Net Asset  Value,"
below.

The Fund and Its Investments

What is the Fund's  Investment  Objective?  The Fund seeks  long-term  capital  appreciation consistent with  preservation of capital while attempting to generate  positive returns over various market  cycles.  No assurance can be given that the Fund will achieve its investment objective.

What  are the  Fund's  Principal  Investment  Policies?  The  Fund  pursues  its  investment objective  by  allocating  its  assets  for  investment  among a select  group of  Portfolio
Managers  that are  alternative  asset  managers  and employ a variety  of "market  neutral"
investment  strategies.  Market neutral  investment  strategies seek to provide  predictable investment returns  regardless of general stock market movements.  The Investment Manager is primarily  responsible  for selecting the Portfolio  Managers and determining the portion of the  Fund's  assets to be  allocated  to each  Portfolio  Manager,  subject  to the  general supervision  of the  Adviser  and the  Board.  The  Fund  will  implement  these  allocation decisions  primarily by investing in Portfolio Funds that are managed by Portfolio  Managers selected by the Investment Manager.

Portfolio Funds are generally private U.S.  investment  funds,  although they may consist of certain  qualifying  non-U.S.  private  funds as well.  In the U.S. such funds are typically organized as limited partnerships or limited liability  companies,  that are not required to register  under  the  Investment  Company  Act  because  they do not  publicly  offer  their securities  and are  restricted as to either the number of investors  permitted to invest in the fund or as to the  qualifications of persons eligible to invest (determined with respect to the value of investment  assets held) in the fund.  The typical  Portfolio Fund will have greater investment  flexibility than traditional  investment funds (such as mutual funds and most other registered  investment  companies) as to the types of securities owned, the types of trading strategies employed, and in many cases, the amount of leverage it may use.

Under normal  market  conditions,  at least 80% of the Fund's net assets (plus the amount of any borrowings by the Fund for investment  purposes) will be allocated to Portfolio Managers
that  pursue  "market  neutral"   investment   strategies.   "Market   neutral"   investment
strategies  encompass a broad range of investment  programs that historically have exhibited a low  correlation  to the  performance  of equity,  debt and other  markets.  They  include investment  programs  involving  use of hedging  and  arbitrage  techniques  in the  equity, fixed-income,  currency and commodity  markets.  These investment  programs employ a variety of  sophisticated  investment  techniques that include,  among other things,  short sales of securities,  use of leverage,  and transactions in derivative securities and other financial instruments such as stock options, index options, futures contracts and options on futures.

How do Portfolio  Managers  Decide What  Investments to Buy or Sell? The Investment  Manager
takes a three-tiered  approach to asset  allocation  and Portfolio  Manager  selection.  Its methodology  is premised  on the belief  that  consistent,  superior  long-term  performance necessitates  first,  a  rigorous,  top-down,  or  macro,  view of the  various  alternative investment  fund  strategies;  second,  an  in-depth  analysis  of  the  types  of  strategy attributes that best complement the Fund's investment objective;  and third,  identification of Portfolio  Managers whose investment  styles and historical  investment  returns and risk characteristics best embody those attributes.

The investment strategies of the Portfolio Managers may include, among others:
o     Index  arbitrage.   This  strategy  involves   investing  in  a  group  of  securities
      comprising an index, or a  representative  sample of an index, in order to capture the pricing differences that may arise between the index and the component securities.
o     Interest rate  arbitrage.  This  strategy  seeks to exploit  price  anomalies  between related securities with prices that fluctuate in response to interest rate movements.
o     Merger arbitrage.  This strategy involves  investing  simultaneously in long and short positions in  companies  involved in a merger or  acquisition  in order to profit from the expected price movements of the acquiring and target companies.
o     Convertible  bond  and  warrant   hedging.   This  strategy   involves   investing  in
      undervalued  instruments that are convertible into equity  securities and then hedging
      out  systematic  risks  associated  with  either  the  convertible   instrument,   the
      underlying security or both.
o     Statistical   long/short  equity  strategies.   This  strategy  involves  constructing
      portfolios  of  offsetting  long and short  equity  positions  using  mathematical  or statistical techniques to identify relative value between long and short positions.
o     Pairs  trading.  This is a specific  type of equity  hedging  strategy  that  involves effecting offsetting long and short equity positions in the same industry or sector.

Portfolio  Managers  using  arbitrage  strategies  attempt to identify  and exploit  pricing inefficiencies  between related  instruments or  combinations of instruments.  Sophisticated mathematical and statistical  techniques and models are used to attempt to identify relative value between related  instruments or combinations of instruments and to capture mispricings among such instruments.  Portfolio Managers pursuing arbitrage  strategies utilize a variety of  techniques  and models,  ranging  from purely  quantitative,  short-term  models to more discretionary approaches using fundamental research to construct long and short portfolios.

Can the Fund's  Investment  Objective and Policies Change?  The Fund's Board of Trustees can
change   non-fundamental   investment  policies  without  shareholder   approval,   although
significant  changes  will  be  described  in  amendments  to this  Prospectus.  Fundamental policies  cannot be  changed  without  the  approval  of a  "majority"  (as  defined  in the
Investment  Company Act) of the Fund's  outstanding  voting  shares.  The Fund's  investment objective is a fundamental  policy.  An  investment  policy is not  fundamental  unless this
Prospectus or the Statement of Additional Information says that it is.

How are  Portfolio  Managers  Selected?  The  Investment  Manager  will  allocate the Fund's assets among  available  Portfolio  Managers that the  Investment  Manager  determines  have
records  of  superior   investment   performance  in  pursuing  market  neutral   investment
strategies,  consistent  with the  Fund's  goal of  long-term  capital  appreciation,  while focusing  on the risk  characteristics  of those  strategies  and the  Fund's  overall  risk exposure.  In doing  so,  the  Investment  Manager  will  seek to  construct  an  investment portfolio for the Fund in which there is expected to be a low overall  degree of correlation of the investment  performance of Portfolio  Managers across investment styles and little or no  correlation  between the overall  performance  of the Fund's  portfolio  and the general performance  of  equity,  fixed-income  and other  markets.  The  Fund's  structure  and its investment  approach  are  intended  to provide  investors  several  advantages  over direct
investments  in  private   investment  funds,   including:   the  ability  to  invest  in  a
professionally  constructed and managed investment  portfolio;  access to a diverse group of
Portfolio Managers that utilize varying  investment styles and strategies;  and reduced risk exposure that comes from investing with multiple  Portfolio Managers that have exhibited low volatility  of  investment  returns  and low  correlation  to one  another.  The  Investment
Manager expects  generally to allocate the Fund's assets to approximately 10 to 20 Portfolio
Managers.

The  multi-manager  approach  followed  by the Fund will  involve  allocation  of the Fund's assets to Portfolio  Managers  that employ  various  market  neutral  investment  styles and strategies and will provide  investors access to a variety of Portfolio  Managers.  The Fund will invest in various  types of Portfolio  Funds managed by Portfolio  Managers,  including
non-U.S.  private funds and private U.S.  investment  funds that are typically  organized as limited  partnerships,  joint ventures,  other  investment  companies and similar  entities.
However,  the Fund may on  occasion  retain  one or more  Portfolio  Managers  to manage and invest  designated  portions of the Fund's assets (either as separately  managed accounts or by creating separate  investment vehicles in which a Portfolio Manager will serve as general partner of the vehicle and the Fund will be the sole limited  partner).  Any  arrangement in which the Fund retains a Portfolio  Manager to manage an account or  investment  vehicle for the Fund is - as  explained  above under "A Brief  Overview of the Fund:  What Does the Fund
Invest  In?" - referred  to as a  "Portfolio  Account."  The  selection  of a new  Portfolio
Manager to manage a Portfolio  Account is subject to the approval of the Board,  including a majority  of the  persons  comprising  the Board (the  "Trustees")  who are not  "interested persons," as defined by the Investment  Company Act, of the Fund (the "Independent  Trustees
") and  shareholders,  unless the Fund seeks and obtains an order of the SEC  exempting  the
Fund from certain  provisions of the  Investment  Company Act. The Fund's  participation  in any Portfolio  Account  arrangement  will be subject to the  requirement  that the Portfolio
Manager be  registered  as an  investment  adviser  under the  Advisers  Act, and the Fund's contractual  arrangements  with the Portfolio Manager will be subject to the requirements of the Investment Company Act applicable to investment  advisory  contracts,  including Section
15 of the Investment Company Act.

Portfolio Managers will be selected on the basis of various criteria,  generally  including, among other things, an analysis of: the Portfolio Manager's  performance during various time periods and market cycles; the Portfolio Manager's reputation,  experience and training; its articulation  of and  adherence  to its  investment  philosophy;  the  presence  and  deemed effectiveness of risk management discipline;  on-site interviews of the management team; the quality and  stability  of the  Portfolio  Manager's  organization,  including  internal and external  professional  staff;  and whether key  personnel  of the  Portfolio  Manager  have substantial  personal  investments in the Portfolio Manager's  investment program.  Although it is the general policy of the Fund to allocate  assets among  Portfolio  Managers that use market  neutral  strategies,  the Investment  Manager may allocate a limited  portion of the
Fund's assets to Portfolio  Managers that do not use market  neutral  strategies,  but which
use  other   strategies  that  have  investment   performance   characteristics   that  have
historically been negatively correlated to the equity and fixed-income  markets,  generally, in an attempt to generate a consistent return pattern with lower  volatility.  The Fund will not allocate more than 20% of its net assets to these Portfolio Managers.

Can a Portfolio  Manager Be Replaced?  The Investment  Manager will regularly  evaluate each
Portfolio Manager to determine whether its investment  program is consistent with the Fund's investment  objective  and whether its  investment  performance  is  satisfactory.  Based on these  evaluations,  the  Investment  Manager will allocate and reallocate the Fund's assets among Portfolio  Managers,  may terminate  existing Portfolio Managers and select additional
Portfolio  Managers,  subject to the condition that the selection of a new Portfolio Manager for a Portfolio  Account (as explained  above under "A Brief Overview of the Fund: What does the Fund  Invest  In?")  requires  approval of the Board and  shareholders,  unless the Fund seeks and  obtains an SEC order  exempting  it from  certain  provisions  of the  Investment
Company Act (as explained above under "How are Portfolio Managers  Selected?").  However, no assurance can be given that such an order will be issued.

Limits on  Allocating  Fund Assets to any One  Portfolio  Manager.  Not more than 10% of the
Fund's net assets will be  allocated to any one  Portfolio  Manager.  In addition,  the Fund will  limit  its  investment  position  in any one  Portfolio  Fund  to less  than 5% of the
Portfolio Fund's outstanding voting securities,  absent an SEC order (or assurances from the
SEC staff) under which the Fund's  contribution  and  withdrawal of capital from a Portfolio
Fund in which it holds 5% or more of the  outstanding  shares will not be subject to various
Investment  Company Act  prohibitions  on affiliated  transactions.  However,  to permit the investment  of more of its  assets in  certain  Portfolio  Funds  deemed  attractive  by the
Investment Manager,  and subject to the foregoing limitation that the Fund will not purchase
5% or more of the  outstanding  voting  securities of any one Portfolio  Fund,  the Fund may purchase  non-voting  securities of Portfolio  Funds,  subject to a limitation that the Fund will not purchase  voting and  non-voting  shares in a Portfolio  Fund that in the aggregate represent 25% or more of the Portfolio Fund's outstanding equity.

Portfolio  Managers'  Investments.  Portfolio  Managers will generally  invest  primarily in marketable  securities,  although  certain  Portfolio  Managers may also invest in privately placed  securities and other  investments  that are illiquid.  Interests in Portfolio  Funds will not themselves be marketable and will only have limited  liquidity.  Portfolio Managers may invest and trade in a wide range of instruments and markets,  including, but not limited to, domestic and foreign  equities and  equity-related  instruments,  currencies,  financial futures,  and fixed  income  and other  debt-related  instruments.  Portfolio  Managers  are generally  not  limited  as to the  markets  (either  by  location  or  type,  such as large capitalization,  small  capitalization or non-U.S.  markets) in which they may invest or the investment  discipline that they may employ (such as value,  growth or bottom-up or top-down analysis).  In  managing  Portfolio  Funds,  Portfolio  Managers  will not be subject to the
Fund's  investment  policies and  restrictions or the various  limitations and  prohibitions applicable to investment  companies registered under the Investment Company Act, such as the
Fund.  As  a  result,   Portfolio  Funds  may  involve  additional  risks,  including  those associated with the fact that Portfolio Funds are not generally  subject to any requirements that they  diversify  their  investments  or limit their  investments  in the  securities of issuers  engaged in a single  industry or group of industries.  See "Main Risks of Investing in the Fund - General  Risks -  Non-Diversified  Status."  However,  the  Fund's  investment policies and  restrictions,  and limitations and prohibitions on investments  imposed by the
Investment Company Act, will apply in the case of Portfolio Accounts.

Other  Investment  Strategies.  Portfolio  Managers can also use the  investment  techniques and  strategies  described  below.  They might not always use all of the different  types of techniques and investments  described below. These techniques have risks,  although some are designed to help reduce overall investment or market risks.

Borrowing;  Use of  Leverage.  The  Fund  is  authorized  to  borrow  money  for  investment purposes,  to meet  repurchase  requests and for cash management  purposes.  Portfolio Funds generally  are also  permitted to borrow money for similar  purposes.  The use of borrowings for  investment  purposes is known as  "leverage"  and  involves a high degree of risk.  The investment  programs of certain Portfolio  Managers may make extensive use of leverage.  See
"Main  Risks of  Investing  in the Fund -  Special  Investment  Instruments  and  Techniques
--Leverage; Interest Rates; Margin."

            The  Fund  is  subject  to  the  Investment  Company  Act  requirement  that  an investment  company  satisfy  an asset  coverage  requirement  of 300% of its  indebtedness, including  amounts  borrowed,  measured  at the  time  the  investment  company  incurs  the indebtedness  (the "Asset  Coverage  Requirement").  This means that the value of the Fund's total  indebtedness may not exceed  one-third the value of its total assets  (including such indebtedness).  These limits do not apply to the Portfolio Funds and, therefore,  the Fund's portfolio  may be exposed to the risk of highly  leveraged  investment  programs  of certain
Portfolio  Funds.  The Asset  Coverage  Requirement  will apply to  borrowings  by Portfolio
Accounts,  as well as to other  transactions  by  Portfolio  Accounts  that can be deemed to result in the creation of a "senior  security."  Generally,  in conjunction  with investment positions for Portfolio Accounts that are deemed to constitute senior  securities,  the Fund must: (i) observe the Asset Coverage  Requirement;  (ii) maintain daily a segregated account in cash or liquid  securities  at such a level that the amount  segregated  plus any amounts pledged to a broker as collateral  will equal the current  value of the  position;  or (iii)
otherwise cover the investment position with offsetting  portfolio  securities.  Segregation of assets or covering investment  positions with offsetting portfolio securities may limit a
Portfolio Account's ability to otherwise invest those assets or dispose of those securities.

      Short Selling.  Portfolio Funds and Portfolio  Accounts may sell securities  short. To effect a short sale, the Portfolio  Fund or Portfolio  Account will borrow the security from a brokerage  firm, or other  permissible  financial  intermediary,  and make delivery to the buyer.  The  Portfolio  Fund or Portfolio  Account then is obligated to replace the borrowed security  by  purchasing  it at the market  price at the time of  replacement.  The price at such time may be more or less than the price at which  the  security  was sold  short by the
Portfolio  Fund or Portfolio  Account,  which would result in a loss or gain,  respectively.
The use of short sales is a speculative  practice and involves  significant  risks.  A short sale creates the risk of an unlimited  loss, as the price of the  underlying  security could theoretically  increase  without limit,  thus increasing the cost of buying those securities to cover the short  position.  See "Main Risks of Investing  in the Fund Special  Investment
Instruments and Techniques--Short Selling."

      Derivatives.  Portfolio  Funds and Portfolio  Accounts may use financial  instruments,
known  as  derivatives,   for  purposes  of  hedging  portfolio  risk  and  for  non-hedging purposes.  Examples  of  derivatives  include  stock  options,  index  options,  futures and options on futures.  Transactions in derivatives  involve certain risks.  See "Main Risks of
Investing in the Fund --Special Investment Instruments and Techniques - Derivatives."

      Short-Term and Defensive  Investments.  The Fund will invest its cash reserves in high quality short-term  investments.  These investments may include money market instruments and other  short-term debt  obligations,  money market mutual funds,  and repurchase  agreements with banks and  broker-dealers.  During  periods of adverse  market or economic  conditions, the  Fund may  temporarily  invest  all or a  significant  portion  of its  assets  in these securities or hold cash.  To the extent the Fund invests in these  securities or holds cash, such investments are  inconsistent  with the Fund's  investment  objective and the Fund will not achieve its investment objective.

How the Fund Is Managed

General.  The  Fund  is  registered  under  the  Investment  Company  Act  as a  closed-end, non-diversified  management  investment  company.  The Fund was  formed  as a  Massachusetts business  trust  under the laws of the  Commonwealth  of  Massachusetts  on May 24, 2002 and
commenced operations January 2, 2003.

The Board of  Trustees.  The Fund is governed by a Board of Trustees,  which is  responsible for protecting the shares of shareholders  under  Massachusetts law. The Board is elected by shareholders  and meets  periodically  throughout  the year to oversee the Fund's  business, review its  performance,  and review the actions of the Manager.  "Trustees  and Officers of the Fund" in the Statement of Additional  Information  identifies  the Trustees and officers of the Fund (who are elected by the Trustees) and provides more information about them.

The  Adviser.  OppenheimerFunds,  Inc.  (the  "Adviser")  serves  as the  Fund's  investment adviser,  subject to the ultimate  supervision of and subject to any policies established by the Board,  pursuant to the terms of an  investment  advisory  agreement  with the Fund (the
"Advisory  Agreement").  Under the  Advisory  Agreement,  the  Adviser  is  responsible  for developing,  implementing  and supervising  the Fund's  investment  program.  The Adviser is authorized,  subject to the  approval  of the Board and the  Trustees,  to retain one of its affiliates  to  provide  any or  all of the  investment  advisory  services  required  to be provided to the Fund or to assist the Adviser in providing these services.

      The Adviser has operated as an investment  adviser  since  January  1960.  The Adviser
(including its  subsidiaries)  managed more than $155 billion of assets as of June 30, 2004.
Clients  of the  Adviser  include  the  Oppenheimer  mutual  funds  with more than 7 million investor  accounts.  The  Adviser is  located at Two World  Financial  Center,  225  Liberty
Street,  New  York,  New  York  10281-1008.  The  Adviser  is  wholly-owned  by  Oppenheimer
Acquisition  Corp., a holding company  ultimately  controlled by  Massachusetts  Mutual Life
Insurance Company.

The Investment  Manager.  Tremont Partners,  Inc. (the "Investment  Manager"),  an affiliate of the  Adviser,  has been  assigned  responsibility  for  providing  day-to-day  investment management  services to the Fund,  subject to the  supervision  of the Adviser.  Since 1984, the Investment Manager and its affiliates have provided alternative  investment solutions to a diverse client base  including  financial  institutions,  mutual funds,  other  investment companies and high net worth  individuals.  These services  include  tracking and evaluating over  2,000  domestic  and  offshore  investment  funds.  The  Investment  Manager  and  its affiliates  were  responsible for the allocation of over $4.9 billion of client assets among alternative  investment  strategies,  as of June 30, 2004. The Investment Manager is located at 555 Theodore  Fremd  Avenue,  Rye, New York 10580,  and since  October 1, 2001 has been a majority-owned,  subsidiary  of  Oppenheimer  Acquisition  Corporation,  which  in turn is a wholly-owned subsidiary of Massachusetts Mutual Life Insurance Company.

Advisory  Fees. As  compensation  for services  required to be provided by the Adviser under the Advisory  Agreement,  the Fund will pay the Adviser a monthly fee (the "Management Fee")
computed  at the  annual  rate  of  1.25%  of the  aggregate  value  of  outstanding  shares determined as of the last day of the month (before any repurchases of shares).

            The Adviser  pays a monthly fee to the  Investment  Manager  equal to 50% of the amount of the Management Fee earned by the Adviser pursuant to the Advisory Agreement.  This fee is payable by the Adviser and not the Fund.

Management  Team.  The  following  personnel of the  Investment  Manager will be the persons primarily  responsible  for selecting  Portfolio  Managers and  allocating the Fund's assets among the Portfolio Managers:

      Sandra L. Manzke, Member,  Investment Committee;  Co-Chief Executive Officer, TCM. Ms.
      ----------------
      Manzke  established  Tremont  Partners,  Inc.  in  October  1984  after  serving  as a
      Principal at Rogers,  Casey & Barksdale,  Inc. from 1976 to 1984. Ms. Manzke is also a
      Director  of  certain  private  investment  partnerships  managed  by  the  Investment
      Manager.  From 1974 to 1976, she was an independent  consultant to Bernstein  Macauley responsible  for  reviewing  the  firm's  products.  In  addition,  she  served  as an investment  manager at Scudder  Stevens & Clark from 1969 to 1974. Ms. Manzke received a Bachelor of Fine Arts degree from Pratt Institute.

      Robert I. Schulman,  Member,  Investment  Committee;  Co-Chief Executive Officer, TCM.
      ------------------
      Mr.  Schulman  joined  TCM in 1994.  Prior  to  that,  he was  responsible  for  Smith
      Barney's  Consulting  Services Division and Retail New Product  Development and he was
      involved in all aspects of investment  management and manager selection.  Mr. Schulman founded the Leveraged  Product Division at E.F. Hutton in 1982 and was responsible for the development of various derivative products,  as well as growth index and financial futures  and  options  trading.  In 1986,  he  assumed  responsibility  for all retail products  offered  at  E.F.  Hutton.  He is a  graduate  of New  York  University  and received a Master of Business  Administration  degree in Finance from the Lubin School of Business.

      Barry H. Colvin, CFA, Member, Investment Committee,  Chief Investment Officer, Tremont
      --------------------
      Partners,  Inc;  President,  TCM. Mr.  Colvin  directs  TCM's  alternative  investment research and heads the Investment  Manager's  Investment  Committee.  Prior to joining
      TCM in 1999,  Mr. Colvin spent three years with Asset  Consulting  Group,  Inc. of St.
      Louis, Missouri,  first as Vice President and Head of Alternative Investments and then as Director of Research.  From 1995 to 1997, Mr. Colvin was a fixed-income  trader for
      General  American  Life and before that spent two years at  Scottsdale  Securities  as
      Head of Business  Development.  From 1987 to 1994, he worked for Edward D. Jones & Co.
      in various roles,  eventually  becoming a partner.  Mr. Colvin  received a Bachelor of
      Arts  degree  in  Economics  from  the  University  of  Missouri.  He  is a  Chartered
      Financial Analyst.

      Patrick J.  Kelly,  CFA,  Member,  Investment  Committee;  Senior Vice  President  and
      -----------------
      Director  of  Investment  Technology,  TCM.  Mr.  Kelly  joined  TCM in June  2001 and directs  its  investment  technology  department.  From  1998  to  2001,  he was  Vice
      President and Risk Manager at Parker Global  Strategies.  From 1995 to 1998, Mr. Kelly
      was a Senior Portfolio  Analyst at Ferrell Capital  Management and, from 1993 to 1995,
      Mr. Kelly was an analyst at Kidder,  Peabody,  & Co. Mr. Kelly  received a Bachelor of
      Science  degree in Computer  Science,  Electrical  Engineering  and  Mathematics  from
      Hofstra University and a Master of Business  Administration degree in Finance from the
      Frank Zarb  School of  Business at Hofstra  University.  He is a  Chartered  Financial
      Analyst.

      Cynthia J. Nicoll,  Member,  Investment Committee;  Senior Vice President and Director
      -----------------
      of  Investment  Management,  TCM. Ms.  Nicoll  joined TCM in December 2000 and directs its investment  management  department.  Ms. Nicoll came to Tremont from Parker Global
      Strategies  where she was  Managing  Director of Strategic  Initiatives.  From 1993 to
      1999, she designed hedge  fund-indexed  structured  products for Greenwich Capital and
      National  Westminster  Bank  PLC.  From  1979 to 1993,  Ms.  Nicoll  marketed  foreign exchange,  structured  debt and other  financings for  Manufacturers  Hanover/Chemical
      Bank (now JP  Morgan).  Ms.  Nicoll  received a Bachelor  of Arts  degree in  American
      History  from Yale  University  and a Master of Business in Finance and  International
      Business from New York University.

      Suzanne S. Hammond, Senior Vice President,  Secretary and Treasurer,  TCM. Ms. Hammond
      ------------------
      joined   TCM  in  1989   and  is   responsible   for   program   analysis   and   fund
      administration/supervision   of  its  proprietary   products.   Ms.  Hammond  is  also
      responsible for certain  investment  supervision  clients and is a director of certain private  investment  partnerships  managed by  affiliates of the  Investment  Manager.
      From  1983  until  1989,  Ms.  Hammond  was a  Senior  Analyst  with  Rogers,  Casey &
      Barksdale,  Inc.  responsible  for major  consulting  clients.  For the preceding five years,  Ms. Hammond served as the liaison  representative  managing listed  midwestern companies  on the New York Stock  Exchange,  Inc.  She  received  a  Bachelor  of Arts degree in Russian  History/Economics  from the  University of North  Carolina,  Chapel
      Hill and an Associate Degree in Business Administration from Colby Jr. College.

Investor  Servicing  Arrangements.  Effective April 1, 2004, the Adviser may pay, out of its
own assets,  to  qualifying  brokers,  dealers and financial  advisers that provide  ongoing investor services and account maintenance  services to shareholders that are their customers
("Investor  Service  Providers")  an amount not to exceed 0.25% (on an annualized  basis) of the  aggregate  value  of  outstanding  shares  held by such  shareholders.  These  services include,  but are not limited to, handling  shareholder  inquiries regarding the Fund (e.g., responding to questions  concerning  investments in the Fund, account balances,  and reports and tax  information  provided by the Fund);  assisting in the  enhancement of relations and communications  between  shareholders  and the  Fund;  assisting  in the  establishment  and maintenance  of  shareholder  accounts with the Fund;  assisting in the  maintenance of Fund records  containing  shareholder  information;  and  providing  such other  information  and shareholder liaison services as the Adviser may reasonably request.

Administrative  Services.  Under the terms of an administration agreement with the Fund, the
Adviser will provide certain administrative  services to the Fund, including,  among others:
providing  office space and other  support  services  and  personnel as necessary to provide such  services  to the  Fund;  supervising  the  entities  retained  by the Fund to  provide accounting services,  investor services and custody services; handling shareholder inquiries regarding the Fund,  including but not limited to questions  concerning their investments in the Fund;  preparing or assisting in the preparation of various reports,  communications and regulatory  filings  of  the  Fund;  assisting  in  the  review  of  investor  applications;
monitoring the Fund's compliance with federal and state regulatory  requirements (other than those relating to investment compliance);  coordinating and organizing meetings of the Board
and  meetings  of  shareholders  and  preparing  related  materials;   and  maintaining  and
preserving  certain books and records of the Fund. In consideration for these services,  the
Fund  will pay the  Adviser  a  monthly  fee  computed  at the  annual  rate of 0.15% of the aggregate value of outstanding  shares  determined as of the last day of each calendar month
(the  "Administration  Fee").  Related to this,  the Fund,  the Adviser (in its  capacity as administrator) and the Investment Manager have entered into a sub-administration  agreement,
pursuant   to  which  the  Adviser  may   delegate   some  or  all  of  the   administrative
responsibilities  to the Investment  Manager.  The Adviser, in its capacity as administrator of the Fund, will pay the Investment Manager, in its capacity as sub-administrator,  some or all of the Administration Fee.

Fund  Expenses.  The Fund will bear its own  expenses  including,  but not  limited  to: the
Management  Fee;  any  taxes;  investment-related  expenses  incurred  by  the  Fund  (e.g., management  fees charged by the Portfolio  Managers and Portfolio  Funds,  costs  associated
with  organizing  and  operating  any  Portfolio  Accounts,   placement  fees,  interest  on
indebtedness,  fees for data and software providers, research expenses and professional fees
(including,   without   limitation,   expenses  of  consultants  and  experts)  relating  to
investments);  fees and expenses for accounting and custody services;  the fees and expenses of Fund  counsel,  legal  counsel to the  Independent  Trustees  and the Fund's  Independent
Registered  Public  Accounting  Firm;  costs  associated with the  registration of the Fund, including  the costs of  compliance  with  federal  and state  laws;  costs and  expenses of holding meetings of the Board and meetings of shareholders,  including costs associated with preparation  and  dissemination  of proxy  materials;  the costs of a fidelity  bond and any liability  insurance obtained on behalf of the Fund or the Board; and such other expenses as may be  approved  by the Board.  The Fund will  reimburse  the  Adviser for any of the above expenses that it pays on behalf of the Fund.

      Ongoing  offering costs are capitalized and amortized to expense over twelve months on a straight line basis.

      The  Fund's  organizational  expenses  were  borne  voluntarily  by  the  Adviser.  In addition,  initial offering costs were borne voluntarily by the Adviser upon commencement of the Fund's operations.

Proxy Voting. In certain  circumstances,  the Investment  Manager may exercise  proxy-voting authority with respect to the Fund's investment in Portfolio Funds. In most cases,  however, since hedge funds are designed to provide little in the way of decision-making  authority to investors,  the  underlying  voting rights  granted to the Fund by the  Portfolio  Funds are generally  very limited.  To the extent any such vote is required and authorized to be taken by the Investment  Manager,  the Investment  Manager shall,  in all cases,  vote in a manner that is in the best  interests of the Fund. To the extent any Investment  Manager  personnel responsible  for  exercising  such  right on  behalf of the Fund  perceives  a  conflict  of interest  between the best interests of the Fund and those of the Investment  Manager,  such personnel shall refer such matter to a member of the Investment  Manager's senior management who will disclose the conflict to the Fund and obtain the Fund's  consent  before voting the
Fund's proxy.

A b o u t   Y o u r   A c c o u n t

How to Buy Shares

Investor Qualifications.

Shares will be sold only to "Qualified Investors" that are exempt from federal income tax.

          Currently,  "Qualified  Investors"  include:  (i) companies (other than investment companies)  that  represent  that they have a net  worth of more than  $1,500,000;  and (ii)
persons  who have at least  $750,000  under the  Adviser's  or its  affiliates'  management, including  any  amount  invested  in the Fund.  In  addition,  shares  are  offered  only to investors that are U.S. persons for federal income tax purposes,  as defined below, and that represent  they are exempt from federal  income tax. You must  complete and sign an investor certification that you meet these  requirements  before you may invest in the Fund. The form of this  investor  certification  is  contained in Appendix A of this  prospectus.  The Fund will not be  obligated  to sell to brokers or dealers  any shares  that have not been placed with Qualified Investors that meet all applicable requirements to invest in the Fund.

            A person is  considered  a U.S.  person for federal  income tax  purposes if the person is: (i) a citizen or resident of the United States;  (ii) a corporation,  partnership
(including  an entity  treated  as a  corporation  or  partnership  for  federal  income tax purposes) or other  entity  (other than an estate or trust)  created or organized  under the laws of the United  States,  any state therein or the District of Columbia;  (iii) an estate
(other than a foreign estate defined in Section  7701(a)(31)(A) of the Internal Revenue Code
of 1986, as amended (the  "Code"));  or (iv) a trust,  if a court within the U.S. is able to exercise primary  supervision over its  administration and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Distribution Arrangements

General  Terms.  The  Distributor  acts as the  distributor  of the Fund's  shares on a best efforts  basis,  subject  to  various  conditions,  pursuant  to  the  terms  of  a  General
Distributor's  Agreement  entered into with the Fund.  Shares may be  purchased  through the
Distributor  or through  brokers or dealers that have entered into selling  agreements  with the  Distributor.  The Fund is not  obligated  to sell to a broker or dealer any shares that have not been placed with  Qualified  Investors  that meet all  applicable  requirements  to invest in the Fund.  The  Distributor  maintains its  principal  office at 6803 South Tucson
Way,  Centennial,  Colorado  80112,  and is an affiliate  of the Adviser and the  Investment
Manager.

      Shares are being offered in an initial  offering.  The Distributor  expects to deliver shares  purchased in the initial  offering on or about January 2, 2003 or on such earlier or later date as the  Distributor  may determine.  Subsequent to the initial  offering,  shares will be offered and may be  purchased on a monthly  basis,  or at such other times as may be determined by the Board.

      Neither the  Distributor  nor any other  broker or dealer is obligated to buy from the
Fund any of the  shares.  There is no  minimum  aggregate  amount of shares  required  to be purchased in the initial  offering.  The Distributor does not intend to make a market in the shares.  The Fund has agreed to indemnify the  Distributor  and its  affiliates  and certain other persons against certain liabilities under the Securities Act.

Purchase  Terms.  Shares  are  being  offered  only to  Qualified  Investors  that  meet all requirements  to  invest in the  Fund.  The  minimum  initial  investment  in the Fund by an investor is $1,000,000.  Subsequent  investments  must be at least $100,000.  These minimums may be modified by the Fund from time to time.

      All  investor  funds for the closing of the sale of shares,  will be  deposited  in an escrow  account  maintained by Citibank,  N.A., as the escrow agent,  for the benefit of the investors.  Funds held in the escrow  account may be invested  in high  quality,  short-term investments,  and any  interest  earned on the funds will be paid to  investors  on the date shares are  issued.  The full amount of an  investment  is payable in federal  funds,  which must be received  by the  Distributor  not later than  fourteen  calendar  days prior to the beginning  of a month  if  payment  is made by  check  or four  business  days  prior to the beginning of a month if payment is sent by wire.

      Before an investor may invest in the Fund, the  Distributor  or the  investor's  sales representative  will  require  a  certification  from the  investor  that it is a  Qualified
Investor  and meets  other  requirements  for  investment,  and that the  investor  will not transfer  its  shares  except  in the  limited  circumstances  permitted  under  the  Funds'
Declaration of Trust.  The form of investor  certification  that each investor will be asked to sign is contained in Appendix A of this prospectus.  An investor's  certification must be received  by the  Distributor,  along with its  payment as  described  above,  otherwise  an investor's order will not be accepted.

Calculation  of Net Asset Value.  The Fund sells its shares at their offering  price,  which is equal to the "net  asset  value"  per  share.  The net  asset  value of the Fund  will be computed as of the close of business on the following  days: (i) the last day of each fiscal year  (March  31),  (ii) the last day of each  taxable  year  (December  31),  (iii) the day preceding the date as of which any shares of the Fund are  purchased,  or (iv) any day as of which the Fund  repurchases  any  shares.  The  Fund's  net asset  value is the value of the
Fund's assets less its liabilities.

      In computing net asset value pursuant to "Pricing  Polices and Procedures"  adopted by the Fund's  Board of Trustees,  the Fund will value shares in Portfolio  Funds at their fair value,  which the Board has  determined  will  ordinarily  be the values of those  shares as determined by the  Portfolio  Managers of the  Portfolio  Funds in accordance  with policies established  by the Portfolio  Funds.  Other  securities  and assets of the Fund  (including securities  and  other  investments  held by  Portfolio  Accounts)  will be valued at market value,  if market  quotations are readily  available.  Securities and assets of the Fund for which  market  quotations  are not  readily  available  will be  valued  at  fair  value  as determined  in good  faith by the Board or in  accordance  with the  "Pricing  Policies  and
Procedures"  adopted by the Board.  Expenses of the Fund and its liabilities  (including the amount of any borrowings) are taken into account for purposes of computing net asset value.

      The Fund's  "Pricing  Policies and  Procedures" are designed to provide the Board with monthly  information  from the Portfolio Funds on which the Fund may reliably  determine the value of its  investments  in the  Portfolio  Funds and  determine  its net asset value each month.  The Fund typically  receives  information from the Portfolio Funds, as of month-end, within fifteen (15) business days after month-end.

      As a general  matter,  the fair value of the Fund's  interest in a Portfolio Fund will represent the amount that the Fund could reasonably  expect to receive from a Portfolio Fund if the Fund's  interest  were redeemed at the time of  valuation,  based on the  information reasonably  available  at the time the  valuation  is made and that the Fund  believes to be reliable.  In the unlikely  event that a Portfolio Fund does not report its value at the end of the month to the Fund on a timely basis,  the Fund will  determine the fair value of such
Portfolio  Fund based on the most recent value  reported by the  Portfolio  Fund, as well as other  relevant  information  available to the Fund at the time it determines  its net asset value.  Using  the  nomenclature  of  the  hedge  fund  industry,  any  values  reported  as
"estimated" or "final" values will reasonably  reflect market values of securities for which market quotations are available or fair value as of the Fund's valuation date.

      Prior to investing in any Portfolio  Fund, the  Investment  Manager will conduct a due diligence  review  of the  valuation  methodology  used by the  Portfolio  Fund,  which as a general matter will utilize market values when available,  and otherwise  utilize fair value principles that the Investment Manager reasonably  believes to be consistent with those used by the Fund for valuing its own investments.

      The  Investment  Manager  monitors all  Portfolio  Funds and  compares the  individual monthly  results of each  Portfolio Fund with that of other private hedge fund managers that use the same type of  investment  strategy.  In the unusual  circumstance  where a Portfolio
Fund's  performance is not in line with its peer group, the Investment  Manager will contact the  Portfolio  Fund's  investment  manager  and  attempt to find a logical  and  reasonable explanation  for the  disparity  in  returns.  Any  outlying  results,  either  positive  or negative,  are followed up with the  Portfolio  Fund's  investment  manager to determine the cause and to see if further  review of the  situation  is  required.  If,  based on relevant information  available to the Investment  Manager at the time the Fund values its portfolio, the  Investment  Manager  concludes  that the value  provided by the Portfolio Fund does not represent  the fair value of the Fund's  interests in the  Portfolio  Fund,  the  Investment
Manager will take steps to recommend a fair value for the Fund's  interests in the Portfolio
Fund to the Fund's Board for its consideration.

      Prospective  investors  should be aware that there can be no  assurance  that the fair values of interests in Portfolio  Funds as determined  under the procedures  described above will in all cases be  accurate  to the extent  that the Fund,  the Board and the  Investment
Manager do not  generally  have  access to all  necessary  financial  and other  information relating to the  Portfolio  Funds to determine  independently  the net asset values of those funds.  The Board's results in accurately fair valuing  securities whose market value is not readily  ascertainable are subject to inaccuracies and its valuation of portfolio  positions could  have  an  adverse  effect  on  the  Fund's  net  assets  if its  judgments  regarding appropriate valuations should prove incorrect.

REPURCHASES OF SHARES AND TRANSFERS

NO RIGHT OF REDEMPTION

            No shareholder  will have the right to require the Fund to redeem shares.  There is no public  market  for  shares,  and none is  expected  to  develop.  With  very  limited exceptions,  shares are not transferable and liquidity will be provided only through limited repurchase  offers that will be made from time to time by the Fund.  Any  transfer of shares in violation  of the Fund's  Declaration  of Trust will not be  permitted  and will be void.
Consequently,  shareholders  may not be able to liquidate their  investment  other than as a result of  repurchases  of shares by the Fund, as described  below.  For  information on the
Fund's  policies   regarding   transfers  of  shares,  see  "Repurchases  and  Transfers  of
Shares--Transfers of Shares" in the SAI.

REPURCHASES OF SHARES

      The Fund from time to time will offer to  repurchase  outstanding  shares  pursuant to written tenders by  shareholders.  Repurchase  offers will be made at such times and on such terms  as may be  determined  by the  Board  in its  sole  discretion,  subject  to  certain regulatory  requirements  imposed by the rules of the SEC and  generally  will be offered to repurchase at a specified  dollar amount of outstanding  shares.  The Fund's shares will not be listed for  trading on a  securities  exchange.  A  redemption  fee equal to 1.00% of the value of shares  repurchased  by the Fund will  apply if the date as of which the shares are to be valued for  purposes of  repurchase  is less than one year  following  the date of the shareholder's  initial  investment in the Fund. If  applicable,  the  redemption fee will be deducted before payment of the proceeds of a repurchase.

      Board  Considerations.  In  determining  whether  the Fund  should  repurchase  shares pursuant to written  tenders,  the Board will consider the  recommendations  of the Adviser.
The Adviser  expects that it will  recommend to the Board that the Fund offer to  repurchase shares as of the last  business  day of March,  June,  September  and December of each year.
The Fund  anticipates  that the Board will limit each  repurchase to no more than 25% of the
Fund's total assets, although the limit for any one repurchase may be lower.

            The Board will also consider the following factors,  among others, in making its determination:

o     whether any shareholders have requested to tender shares to the Fund;

o     the liquidity of the Fund's assets;

o     the investment plans and working capital requirements of the Fund;

o     the relative economies of scale with respect to the size of the Fund;

o     the history of the Fund in repurchasing shares or portions thereof;

o     the economic condition of the securities markets; and

o     the anticipated tax consequences to the Fund of any proposed  repurchases of shares or portions thereof.

            The Board will  determine  that the Fund  repurchase  shares  from  shareholders pursuant to written  tenders only on terms the Board  determines  to be fair to the Fund and shareholders.  When the Board determines that the Fund will make a repurchase offer,  notice of that offer will be provided to each  shareholder  describing the terms of the offer,  and containing  information  that  shareholders  should  consider in deciding  whether to tender
Shares for  repurchase.  Shareholders  who are deciding  whether to tender shares during the period that a repurchase  offer is open may ascertain the estimated net asset value of their shares from the Adviser during the period the offer remains open.

      Cash Payment vs. In-Kind Securities  Distribution.  When shares are repurchased by the
Fund,  shareholders  will  generally  receive cash  distributions  equal to the value of the shares  repurchased,  less the Early  Repurchase  Fee, if applicable.  However,  in the sole discretion of the Fund,  the proceeds of  repurchases  of shares may be paid pro rata by the in-kind  distribution  of securities held by the Fund, or partly in cash and partly in-kind.
The Fund does not expect to distribute  securities in-kind except in unusual  circumstances, such as in the unlikely event that the Fund does not have  sufficient cash to pay for shares that are  repurchased or if making a cash payment would result in a material  adverse effect
on  the  Fund  or  on  shareholders   not  tendering   shares  for  repurchase.   See  "Risk
Factors--General  Risks."  Repurchases  will be effective after receipt and acceptance by the
Fund of all eligible written tenders of Shares.

      Gain or Loss  on  Sale  of  Shares.  A  shareholder  that  tenders  shares  and who is subject to federal,  state or local income tax will  generally have a taxable event when the shares are  repurchased.  Gain, if any, will be recognized by a tendering  shareholder  only as and after  the total  proceeds  received  by the  shareholder  exceed  the  shareholder's adjusted  tax  basis in the  shares.  A loss,  if any,  will be  recognized  only  after the shareholder  has received full payment under the  promissory  note that will be given to the shareholder prior to the Fund's payment of the repurchase amount.

REPURCHASE PROCEDURES

      Due to liquidity restraints  associated with the Fund's investments in Portfolio Funds and the  fact  that the Fund may have to  effect  withdrawals  from  those  funds to pay for shares being repurchased,  it is presently expected that, under the procedures applicable to the  repurchase  of  shares,  shares  will be  valued  for  purposes  of  determining  their repurchase price as of a date  approximately one month after the date by which  shareholders must submit a repurchase  request (the  "Valuation  Date") and that the Fund will  generally pay the value of the shares  repurchased  (or as discussed  below, an initial payment of 95%
of the estimated value if all shares owned by a shareholder are  repurchased)  approximately one month  after the  Valuation  Date.  This  amount  will be  subject  to  adjustment  upon completion  of the annual audit of the Fund's  financial  statements  for the fiscal year in which the  repurchase  is effected  (which it is expected  will be completed  within 60 days after the end of each fiscal year).  If all shares owned by a shareholder  are  repurchased, the  shareholder  will receive an initial payment equal to 95% of the estimated value of the shares  and the  balance  due  based on the net  asset  value  will be  determined  and paid promptly after completion of the Fund's audit and will be subject to audit adjustment.

            Under  these  procedures,  shareholders  will have to decide  whether  to tender their shares for repurchase without the benefit of having current information  regarding the value of shares as of a date proximate to the Valuation  Date. The  shareholder  may inquire of the Fund, at the  toll-free  phone number  indicated on the back cover of the  Prospectus and the front cover of the Statement of Additional  Information,  as to the share value last determined.  In addition,  there will be a substantial period of time between the date as of which  shareholders  must tender shares and the date they can expect to receive  payment for their shares from the Fund.  However,  promptly after the expiration of a repurchase  offer, shareholders  whose shares are accepted for repurchase will be given  non-interest  bearing, non-transferable  promissory notes by the Fund representing the Fund's obligation to pay for repurchased  shares.  Payments for  repurchased  shares may be delayed  under  circumstances where  the Fund has  determined  to  redeem  its  shares  in  Portfolio  Funds to make  such payments, but has experienced delays in receiving payments from the Portfolio Funds.

            A shareholder  who tenders for  repurchase  only a portion of his shares will be required to maintain a minimum  account  balance  of $500,000.  If a  shareholder  tenders a portion of his shares and the  repurchase  of that  portion  would  cause the  shareholder's account balance to fall below this required  minimum,  the Fund reserves the right to reduce the portion of the shares to be purchased from the shareholder so that the required  minimum balance is maintained.

            Repurchases   of  shares  by  the  Fund  are   subject  to  certain   regulatory
requirements imposed by SEC rules.

Special  Considerations  and Risks of Repurchases.  In addition to the limitations and risks discussed elsewhere in this Prospectus,  there are a number of other factors affecting share
Repurchases that investors should consider, as summarized below:

o     Early  Repurchase  Fee. You may be subject to an Early  Repurchase Fee, on shares that are  repurchased  if the  date as of  which  the  shares  are to be  valued  for purposes  of  repurchase  is  less  than  one  year  following  the  date of the shareholder's initial investment in the Fund.

o     Decrease  in Fund  Assets.  Although  the Board  believes  that the  Fund's  policy of making  repurchase  offers will  generally  benefit  shareholders  by  providing liquidity,  the  repurchase  of shares  could cause the Fund's  total  assets to decrease  unless offset by new sales of shares.  The Fund's  expense ratio might therefore  increase as a result of  repurchases.  Repurchase  offers  might also decrease the Fund's investment  flexibility,  in part because of the Fund's need to hold liquid assets to satisfy repurchase  requests.  The impact may depend on the number of shares  that the Fund  repurchases  and the ability of the Fund to sell additional shares.

o     Asset  Coverage for  Borrowings.  Repurchases of shares may  significantly  reduce the asset coverage for any Fund  borrowings.  The Fund may not repurchase  shares if
            the  repurchase   results  in  its  asset  coverage  levels  falling  below  the requirements  of the  Investment  Company Act. As a result,  in order to be able to repurchase shares tendered,  the Fund may be forced to repay all or a part of its outstanding borrowings to maintain the required asset coverage.

o     Forced Sale of Portfolio  Securities.  To complete a repurchase  offer, the Fund might be required to sell  portfolio  securities  to raise cash.  This might cause the
            Fund to realize gains or losses at a time when the Manager  would  otherwise not want the Fund to do so. It might  increase  portfolio  turnover  and the  Fund's portfolio transaction expenses,  reducing the Fund's net income to distribute to shareholders.

o     Dividends,  Capital  Gains  and  Taxes.  Certain  shareholders  may  incur  state  tax liability upon the Fund's  repurchase of their shares.  See "Dividends,  Capital
            Gains and Taxes."

MANDATORY REDEMPTION BY THE FUND

            The  Declaration of Trust provides that the Fund may redeem shares under certain circumstances,  including if: ownership of the shares will cause the Fund to be in violation of certain laws;  continued  ownership of the shares may adversely  affect the Fund;  any of the  representations and warranties made by a shareholder in connection with the acquisition of the shares  was not true when made or has  ceased to be true;  or it would be in the best shares of the Fund to repurchase the shares.

Dividends, Capital Gains and Taxes

This  information  is only a summary of certain  federal income tax  information  about your investment.  You should  consult with your tax advisor  about the effect of an investment in the Fund on your particular tax situation.

         Dividends.  The  amount  of any  dividends  the  Fund  pays  may  vary  over  time, depending on market  conditions,  the composition of the Fund's  investment  portfolio,  the expenses  borne  by the  Fund's  shares,  and  any  distributions  made  to the  Fund by the underlying  Portfolio Funds or Portfolio  Accounts.  The Fund cannot  guarantee that it will pay any dividends or other distributions.

         Capital  Gains  Distributions.  A Portfolio  Fund may realize  capital gains on the sale of portfolio  securities.  If it does, the Fund may make  distributions  out of any net short-term  or  long-term  capital  gains,  normally in December of each year.  The Fund may make  supplemental  distributions  of dividends and capital  gains  following the end of its fiscal  year.  There  can  be no  assurance  that  the  Fund  will  pay  any  capital  gains distributions in a particular year.

         Choice for Receiving  Distributions.  When you open your  account,  specify on your application how you want to receive your dividends and distributions. You have two options:

o     Reinvest All  Distributions  in the Fund.  You can elect to reinvest all dividends and capital gains distributions in additional shares of the Fund.

o     Receive All  Distributions in Cash. You can elect to receive a check for all dividends and capital gains distributions.

      Taxes.  The Fund  intends to  qualify  as a  regulated  investment  company  under the
Internal  Revenue Code.  That means that in each year it  qualifies,  it will pay no federal income tax on the  earnings  or  capital  gains it  distributes  to its  shareholders.  This avoids a "double tax" on that income and capital gains, since shareholders  normally will be taxed on the  dividends  and capital  gains they receive  from the Fund  (unless  their Fund shares are held in a retirement  account or the  shareholder is otherwise  exempt from tax).
Tax-exempt U.S.  investors will not incur unrelated  business taxable income with respect to an  unleveraged  investment in Fund shares.  The Investment  Manager has  contracted  with a
non-affiliated   third  party  vendor  to  perform  certain  compliance  testing  exercises, including income testing and issuer diversification,  relating to the Fund that are required of the Fund to qualify as a regulated  investment  company under the Internal  Revenue Code.
This compliance  testing will be based on criteria provided by the Investment  Manager.  The
Investment  Manager shall be  responsible  for  reviewing,  analyzing and  interpreting  the format  and  content of the  compliance  reports,  and shall be  responsible  for  assessing whether Fund is in compliance with applicable requirements under the Internal Revenue Code.

      You should be aware of the following tax implications of investing in the Fund:

o     Whether  tax-exempt  investors  receive them in cash or reinvest  them,  dividends and capital gains distributions may be subject to state and local taxes.
o     Dividends paid from net investment income and short-term  capital gains are taxable as ordinary  income.  Distributions  of the  Fund's  long-term  capital  gains  are taxable as long-term  capital  gains.  It does not matter how long you have held your shares.
o     Every calendar year the Fund will send you and the IRS a statement  showing the amount of any taxable  dividends  and other  distributions  the Fund paid to you in the previous  calendar year. The tax  information the Fund sends you will separately identify any long-term capital gains distribution the Fund paid to you.
o     Because the Fund's  share prices  fluctuate,  you may have a capital gain or loss when your shares are  repurchased  or you  exchange  them.  A capital gain or loss is the  difference  between  the  price you paid for the  shares  and the price you received when they were accepted for  repurchase  or exchange.  Generally,  when shares of the Fund you have  tendered are  repurchased,  you must  recognize any capital gain or loss on those shares.
o     If you buy  shares on the date or just  before  the date the Fund  declares  a capital gains  distribution,  a portion of the  purchase  price for the  shares  will be returned to you as a taxable distribution.
o     You should review the more detailed  discussion of federal  income tax  considerations in the Statement of Additional Information.

         Returns of Capital  Can Occur.  In certain  cases,  distributions  made by the Fund may be considered a non-taxable  return of capital to  shareholders.  The Fund will identify returns of capital in shareholder notices.

Additional Information About the Fund

The  Fund's  Voting  Shares.  Each  share of the Fund  represents  an  interest  in the Fund proportionately  equal  to the  shares  of each  other  share.  Each  share  has one vote at shareholder meetings, with fractional shares voting proportionally,  on matters submitted to the vote of shareholders.  There are no cumulative  voting rights.  The Fund's shares do not have  pre-emptive or conversion or redemption  provisions.  In the event of a liquidation of the  Fund,  shareholders  are  entitled  to  share  pro rata in the net  assets  of the Fund available for distribution to shareholders after all expenses and debts have been paid.

Table of Contents of the  Statement  of  Additional  Information  dated July 30,
2004
--------------------------------------------------------------------------------

This is the Table of Contents of the Fund's Statement of Additional  Information
dated July 30, 2004.  It should be read together  with the  Prospectus.  You can obtain  the  Statement  of  Additional  Information  by  writing  to the  Fund's
Transfer Agent,  OppenheimerFunds  Services, at P.O. Box 5270, Denver,  Colorado
80217,  or by calling the Transfer  Agent at the  toll-free  number shown on the back cover.

Contents
--------------------------------------------------------------------------------

APPENDIX A

INVESTOR CERTIFICATION

     I hereby certify that I am: (A) an irrevocable  trust that has a net worth*
in excess in $1.5 million (the "Net Worth  Requirement);  (B) a revocable  trust and each grantor of the trust meets the Net Worth  Requirement;  (C) an employee
benefit  plan  (a  "Plan")  that  meets  the  Net  Worth   Requirement;   (D)  a
participant-directed  Plan and the person  making the  investment  meets the Net
Worth Requirement; (E) a corporation,  partnership, limited liability company or other entity that meets the Net Worth  Requirement  that is not (i) a registered investment  company,  (ii) an entity which is excluded  from the  definition  of
Investment  Company  under  Section 3(a) of the  Investment  Company Act of 1940 based on Section  3(c)(1)  because it is a  non-publicly  offered  entity  whose securities  are  beneficially  owned by not more  than 100  persons,  or (iii) a business  development company; or (F) an entity referred to in clause E(i), (ii)
or (iii)  above,  not formed for the  specific  purpose of investing in the Fund and each  equity  owner  meets  the Net  Worth  Requirement.  I am  exempt  from federal income tax.

          I  understand  that it may be a violation of state and federal law for me to provide this  certification if I know that it is not true. I have read the prospectus  of the Fund,  including  the  investor  qualification  and  investor suitability  provisions  contained  therein.  I understand that an investment in the Fund  involves  a  considerable  amount  of risk and that some or all of the investment  may be  lost.  I  understand  that  an  investment  in the  Fund  is suitable only for investors who can bear the risks  associated  with the limited liquidity of the investment and should be viewed as a long-term investment.

          I am aware of the Fund's limited  provisions for  transferability  and withdrawal and have carefully  read and understand the  "Repurchases  of Shares"
provisions in the prospectus.

          I certify that I am a United  States  person within the meaning of the
Code and that my U.S. taxpayer  identification number and address, as it appears in your  records,  is true and correct.  I further  certify  under  penalties of perjury  that I am NOT  subject to backup  withholding  because  either (1) I am exempt from backup  withholding,  (2) I have not been  notified by the  Internal
Revenue Service  ("IRS") that I am subject to backup  withholding as a result of a failure to report all  interest or  dividends,  or (3) the IRS has notified me that I am no longer subject to backup withholding.**

          If I am the fiduciary  executing  this Investor  Certificate on behalf of a Plan (the "Fiduciary"),  I represent and warrant that I have considered the following with respect to the Plan's  investment in the Fund and have determined that, in review of such  considerations,  the investment is consistent  with the
Fiduciary's  responsibilities  under the Employee Retirement Income Security Act of 1974, as amended  ("ERISA"):  (i) the fiduciary  investment  standards  under
ERISA  in  the  context  of  the  Plan's  particular  circumstances;   (ii)  the
permissibility  of an investment  in the Fund under the documents  governing the
Plan and the  Fiduciary;  and (iii) the risks  associated  with an investment in the Fund and the fact that I will be unable to redeem the  investment.  However, the Fund may  repurchase  the  investment  at  certain  times and under  certain conditions set forth in the prospectus.

          By signing  below,  I understand  that the Fund and its affiliates are relying on the  certification  and  agreements  made  herein in  determining  my qualification  and  suitability as an investor in the Fund. I understand that an investment in the Fund is not  appropriate  for, and may not be acquired by, any
person   who   cannot   make  this   certification,   and  agree  to   indemnify
OppenheimerFunds,  Inc. and its  affiliates and hold harmless from any liability that  you may  incur as a  result  of this  certification  being  untrue  in any respect.

 * As used  herein,  "net worth" means the excess of total assets at fair market value over total liabilities.  ** The Investor must cross out item (2) if it has been  notified  by the IRS that it is  currently  subject to backup  withholding because it has failed to report all interest and dividends on its tax return.

NOTE:  If  the   shareholders   of  a  joint  account  are  not  spouses,   both
shareholders must sign this certification.

By:  ____________________        Print Name (and Title, if applicable):
----------------------

By:  ____________________        Print Name (and Title, if applicable):
----------------------

OFI Tremont Market Neutral Hedge Fund
6803 South Tucson Way
Centennial, Colorado  80112
1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Investment Manager
Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, New York 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank
Citibank, N.A.
399 Park Avenue
New York, NY  10043

Independent Registered Public Accounting Firm

Ernst & Young LLP
5 Times Square
New York, NY  10036

Fund Counsel
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10036

INFORMATION AND SERVICES
For More Information on OFI Tremont Market Neutral Hedge Fund
The following additional information about the Fund is available without charge upon request:

Statement  of  Additional   Information.   This  document  includes   additional
information about the Fund's investment policies,  risks, and operations.  It is incorporated by reference into this  Prospectus  (which means it is legally part of this Prospectus).

Annual  and  Semi-Annual  Reports.   Additional  information  about  the  Fund's
investments  and  performance  is  available  in the  Fund's  Annual  Reports to shareholders.

How to Get More Information:
You can request the Statement of Additional Information, the Annual and
Semi-Annual Reports, the notice explaining the Fund's privacy policy and other information about the Fund or your account:

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OppenheimerFunds Services
P.O. Box 5270
Denver, Colorado 80217-5270
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On the Internet:

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You can send us a request  by e-mail or read or  download  documents  on the
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www.oppenheimerfunds.com
  Information  about the Fund including the Statement of Additional  Information can be reviewed and copied at the SEC's Public  Reference  Room in Washington,
  D.C.  Information  on  the  operation  of the  Public  Reference  Room  may be obtained by calling the SEC at  1.202.942.8090.  Reports and other information about the Fund are available on the EDGAR  database on the SEC's  Internet web site  at  HTTP://WWW.SEC.GOV.  Copies  may  be  obtained  after  payment  of a
            ------------------
  duplicating   fee  by  electronic   request  at  the  SEC's  e-mail   address:
  publicinfo@sec.gov  or by  writing  to the  SEC's  Public  Reference  Section,
  Washington, D.C. 20549-0102.
No one has been authorized to provide any information about the Fund or to make any representations about the Fund other than what is contained in this
Prospectus. This Prospectus is not an offer to sell shares of the Fund, nor a solicitation of an offer to buy shares of the Fund, to any person in any state or other jurisdiction where it is unlawful to make such an offer.

The   Fund's    shares   are
distributed by:
OppenheimerFunds Distributor, Inc.

The Fund's SEC File No. is 811- 21109
PRO481.003.0704  Printed on recycled paper.

                    OFI Tremont Market Neutral Hedge Fund

                                July 30, 2004

                     STATEMENT OF ADDITIONAL INFORMATION

                          Two World Financial Center
                        225 Liberty Street, 11th Floor
                        New York, New York 10281-1008
                                (212) 323-0200
                           toll-free (866) 634-6220

            This  Statement  of  Additional   Information  ("SAI")  is  not  a
prospectus.  This SAI  relates to and should be read in  conjunction  with the prospectus of OFI Tremont Market  Neutral Hedge Fund (the "Fund"),  dated July
30, 2004. A copy of the  prospectus  may be obtained by contacting the Fund at the telephone numbers or address set forth above.

            This  SAI is not an  offer  to sell  these  securities  and is not soliciting  an offer to buy these  securities  in any state where the offer or sale is not permitted.

                              TABLE OF CONTENTS

                      INVESTMENT POLICIES AND PRACTICES
            The investment  objective and principal  investment  strategies of the  Fund,  as  well  as  the  principal  risks  associated  with  the  Fund's investment  strategies,  are set forth in the prospectus.  Certain  additional investment information is set forth below.

FUNDAMENTAL POLICIES

            The Fund's stated fundamental policies,  which may only be changed by the affirmative vote of a majority of the outstanding  voting securities of
the  Fund   ("shares"),   are  listed  below.   Within  the  limits  of  these
fundamental  policies,  the Fund's  management has reserved freedom of action.
As defined by the Investment  Company Act of 1940, as amended (the "Investment
Company Act"),  the vote of a "majority of the outstanding  voting  securities of the Fund"  means the vote,  at an annual or  special  meeting  of  security holders duly called,  (a) of 67% or more of the voting  securities  present at such  meeting,  if the  holders  of more  than 50% of the  outstanding  voting securities  of the Fund are present or  represented  by proxy;  or (b) of more than 50% of the  outstanding  voting  securities  of the  Fund,  whichever  is less.  The Fund may not:

o.....Issue senior  securities,  except to the extent  permitted by Section 18 of the Investment  Company Act or as otherwise  permitted by the Securities Exchange Commission (the "SEC").

o     Borrow  money,  except to the  extent  permitted  by  Section  18 of the
                  Investment Company Act or as otherwise permitted by the SEC.

o     Underwrite  securities of other issuers,  except insofar as the Fund may be deemed an  underwriter  under the Securities Act of 1933, as  amended,  in  connection  with  the  disposition  of its portfolio securities.

o     Make loans, except through purchasing fixed-income  securities,  lending
                  portfolio   securities,    or   entering   into   repurchase
                  agreements   except  as  permitted   under  the   Investment
                  Company Act.

o     Purchase,  hold or deal in real estate,  except that the Fund may invest in securities that are secured by real estate,  or issued by companies  that invest or deal in real estate or real estate investment trusts.

o     Invest in commodities or commodity  contracts,  except that the Fund may purchase and sell non-U.S.  currency,  options,  futures and forward contracts,  including those related to indexes,  and options on indexes.

o     Invest  25% or more of the value of its total  assets in the  securities
                  (other than U.S.  Government  securities) of issuers engaged in any single  industry;  provided,  however,  that the Fund will invest 25% or more of the value of its total  assets in
                  Portfolio  Funds  that  pursue  market  neutral   investment
                  strategies (except  temporarily during any period of adverse market  conditions  affecting  Portfolio  Funds that  pursue such  strategies),  but will not  invest  25% or more of the value of its total  assets in Portfolio  Funds that,  in the aggregate,  have investment programs that focus on investing in any single industry.

      For purposes of the Fund's policy not to concentrate  its investments as described above, the Fund has adopted the industry  classifications  set forth in  Appendix A to this  Statement  of  Additional  Information.  This is not a fundamental policy.

      Currently,  under the  Investment  Company  Act,  the  maximum  amount a mutual  fund may borrow  from  banks is up to  one-third  of its total  assets
(including  the  amount  borrowed).  A fund may  borrow  up to 5% of its total assets for temporary  purposes from any person.  Under the Investment  Company
Act,  there is a  rebuttable  presumption  that a loan is  temporary  if it is repaid within 60 days and not extended or renewed.

      The Fund cannot issue  "senior  securities,"  but this does not prohibit certain  investment  activities for which assets of the Fund are designated as segregated, or margin,  collateral or escrow arrangements are established,  to cover the related obligations.  Examples of those activities include borrowing
money,  reverse  repurchase   agreements,   delayed-delivery  and  when-issued
arrangements for portfolio  securities  transactions,  and contracts to buy or sell derivates, hedging instruments, options or futures.

      With  respect  to  these  investment  restrictions  and  other  policies described  in this  SAI or the  prospectus  (except  the  Fund's  policies  on
borrowings  and  senior   securities   set  forth  above),   if  a  percentage
restriction  is  adhered to at the time of an  investment  or  transaction,  a later  change  in  percentage  resulting  from  a  change  in  the  values  of investments or the value of the Fund's total assets,  unless otherwise stated, will not  constitute a violation  of such  restriction  or policy.  The Fund's investment  policies  and  restrictions  do not  apply to the  activities  and transactions of the investment  funds in which the Fund's assets are invested, but will apply to investments made by the Fund.

      The Fund's  investment  objective is fundamental  and may not be changed without the vote of a majority (as defined by the  Investment  Company Act) of the Fund's outstanding voting securities.

CERTAIN PORTFOLIO SECURITIES AND OTHER OPERATING POLICIES

            As discussed in the prospectus,  the Fund will invest primarily in private  investment funds ("Portfolio  Funds") that are managed by alternative asset managers  ("Portfolio  Managers") that employ market neutral  investment strategies.  The Fund may also on  occasion  retain  a  Portfolio  Manager  to manage a designated  segment of the Fund's assets (a  "Portfolio  Account") in
accordance  with  the  Portfolio  Manager's  investment  program.   Additional
information  regarding the types of securities  and financial  instruments  in which  Portfolio  Managers  may  invest  the  assets  of  Portfolio  Funds and
Portfolio Accounts,  and certain of the investment techniques that may be used by Portfolio Managers, is set forth below.

EQUITY SECURITIES

            The  investment   portfolios  of  Portfolio  Funds  and  Portfolio
Accounts  will include long and short  positions in common  stocks,  preferred stocks and convertible  securities of U.S. and foreign  issuers.  The value of equity  securities  depends on business,  economic and other factors affecting those issuers.  Equity securities  fluctuate in value,  often based on factors unrelated to the value of the issuer of the securities,  and such fluctuations can be pronounced.

            Portfolio  Managers  may  generally  invest  Portfolio  Funds  and
Portfolio   Accounts  in  equity   securities   without   restriction.   These
investments  may include  securities  issued by  companies  having  relatively small market  capitalization,  including "micro cap" companies.  The prices of the  securities of smaller  companies may be subject to more abrupt or erratic market  movements  than larger,  more  established  companies,  because  these securities  typically are traded in lower volume and the issuers typically are more subject to changes in earnings and prospects.  These  securities are also subject to other risks that are less  prominent in the case of the  securities of larger companies.

 FIXED-INCOME SECURITIES

            Portfolio Funds and Portfolio  Accounts may invest in fixed-income securities.  A Portfolio  Manager will invest in these  securities  when their yield and  potential  for capital  appreciation  are  considered  sufficiently attractive and also may invest in these securities for defensive  purposes and to  maintain  liquidity.  Fixed-income  securities  include  bonds,  notes and debentures  issued by U.S. and foreign  corporations  and  governments.  These securities  may pay fixed,  variable or floating  rates of  interest,  and may include zero coupon  obligations.  Fixed-income  securities are subject to the risk of the issuer's  inability to meet principal and interest payments on its obligations  (i.e.,  credit  risk)  and  are  subject  to the  risk  of  price
volatility  due  to  such  factors  as  interest  rate   sensitivity,   market
perception of the  creditworthiness  or financial  condition of the issuer and general market liquidity (i.e.,  market risk).  Certain portfolio  securities, such as those with interest rates that fluctuate  directly or indirectly based on  multiples  of a stated  index,  are  designed  to be highly  sensitive  to changes in interest  rates and can subject the holders  thereof to significant reductions of yield and possible loss of principal.

            Portfolio  Funds  and  Portfolio   Accounts  may  invest  in  both
investment   grade  and   non-investment   grade  debt  securities   (commonly
referred  to  as  "junk  bonds").   Investment   grade  debt   securities  are
securities   that  have  received  a  rating  from  at  least  one  nationally recognized  statistical rating  organization (a "Rating Agency") in one of the four highest rating  categories  or, if not rated by any Rating  Agency,  have been determined by a Portfolio Manager to be of comparable quality.

            A  Portfolio   Fund's  or  Portfolio   Account's   investments  in
non-investment grade debt securities,  including  convertible debt securities, are considered by the Rating  Agencies to be  predominantly  speculative  with respect  to  the  issuer's  capacity  to pay  interest  and  repay  principal.
Non-investment  grade securities in the lowest rating categories may involve a substantial  risk  of  default  or  may  be in  default.  Adverse  changes  in economic  conditions or developments  regarding the individual issuer are more likely to cause  price  volatility  and weaken the  capacity of the issuers of non-investment  grade securities to make principal and interest  payments than is the case for higher grade  securities.  In  addition,  the market for lower grade  securities  may be thinner  and less  liquid than the market for higher grade securities.

NON-U.S. SECURITIES

            Portfolio  Funds and  Portfolio  Accounts may invest in equity and fixed-income  securities of non-U.S.  issuers and in depositary receipts, such as American  Depositary  Receipts ("ADRs"),  that represent indirect interests in  securities of non-U.S.  issuers.  Non-U.S.  securities in which  Portfolio
Funds and Portfolio  Accounts may invest may be listed on non-U.S.  securities exchanges or traded in non-U.S.  over-the-counter  markets or may be purchased in private  placements  and not be publicly  traded.  Investments  in non-U.S.
securities  are affected by risk factors  generally  not thought to be present
in  the  U.S.  These  factors  are  listed  in  the  prospectus   under  "Risk
Factors--Non-U.S. Investments."

            As a general matter,  Portfolio  Funds and Portfolio  Accounts are not required to hedge against non-U.S.  currency risks,  including the risk of changing  currency  exchange  rates,  which could reduce the value of non-U.S.
currency  denominated  portfolio  securities  irrespective  of the  underlying investment.  However,  from  time to  time,  a  Portfolio  Fund  or  Portfolio
Account  may  enter  into  forward  currency  exchange   contracts   ("forward
contracts")  for  hedging  purposes  and  non-hedging  purposes  to pursue its
investment  objective.   Forward  contracts  are  transactions  involving  the
Portfolio  Fund's or  Portfolio  Account's  obligation  to  purchase or sell a specific  currency at a future date at a specified  price.  Forward  contracts may be used by the Portfolio  Fund or Portfolio  Account for hedging  purposes to  protect  against  uncertainty  in the  level of future  non-U.S.  currency exchange  rates,  such  as  when  the  Portfolio  Fund  or  Portfolio  Account anticipates  purchasing or selling a non-U.S.  security.  This technique would allow the  Portfolio  Fund or Portfolio  Account to "lock in" the U.S.  dollar price  of the  security.  Forward  contracts  also may be used to  attempt  to protect the value of the  Portfolio  Fund's or  Portfolio  Account's  existing
holdings   of  non-U.S.   securities.   There  may  be,   however,   imperfect
correlation  between the  Portfolio  Fund's or  Portfolio  Account's  non-U.S.
securities  holdings  and the forward  contracts  entered into with respect to such holdings.  Forward  contracts also may be used for  non-hedging  purposes to pursue the Fund's or a Portfolio Fund's investment objective,  such as when a Portfolio  Manager  anticipates  that  particular  non-U.S.  currencies will appreciate or depreciate in value, even though securities  denominated in such currencies  are not then held in the  Fund's or  Portfolio  Fund's  investment portfolio.

            ADRs involve  substantially  the same risks as investing  directly in  securities  of non-U.S.  issuers,  as discussed  above.  ADRs are receipts typically  issued  by a U.S.  bank or trust  company  that  show  evidence  of
underlying   securities   issued  by  a  non-U.S.   corporation.   Issuers  of
unsponsored  Depository  Receipts  are  not  obligated  to  disclose  material
information  in  the  United  States,   and  therefore,   there  may  be  less
information available regarding such issuers.

MONEY MARKET INSTRUMENTS

            The  Fund,  Portfolio  Funds and  Portfolio  Accounts  may  invest during  periods  of  adverse  market  or  economic  conditions  for  defensive purposes some or all of their assets in high quality money market  instruments and other  short-term  obligations,  money market  mutual funds or  repurchase agreements with banks or  broker-dealers  or may hold cash or cash equivalents in such amounts as Tremont Partners,  Inc., the Fund's investment  manager, or
Portfolio  Managers  deem  appropriate  under the  circumstances.  The Fund or
Portfolio Funds also may invest in these  instruments  for liquidity  purposes
pending   allocation  of  their   respective   offering   proceeds  and  other
circumstances.   Money  market   instruments  are  high  quality,   short-term
fixed-income  obligations,  which  generally have remaining  maturities of one year or less, and may include U.S.  Government  Securities,  commercial paper, certificates of deposit and bankers'  acceptances  issued by domestic branches of United  States  banks that are  members of the  Federal  Deposit  Insurance
Corporation, and repurchase agreements.

REPURCHASE AGREEMENTS

            Repurchase  agreements  are  agreements  under  which the Fund,  a
Portfolio Fund or Portfolio Account  purchases  securities from a bank that is a member of the Federal Reserve System, a foreign bank or a securities  dealer that agrees to repurchase  the  securities  from the Company at a higher price on a  designated  future  date.  If the seller  under a  repurchase  agreement becomes  insolvent or otherwise fails to repurchase the securities,  the Fund,
Portfolio  Fund or  Portfolio  Account  would  have  the  right  to  sell  the securities.  This  right,  however,  may be  restricted,  or the  value of the securities may decline  before the securities can be liquidated.  In the event of the  commencement of bankruptcy or insolvency  proceedings  with respect to the seller of the securities  before the repurchase of the securities  under a repurchase  agreement is accomplished,  the Fund,  Portfolio Fund or Portfolio
Account  might  encounter a delay and incur costs,  including a decline in the
value  of  the   securities,   before  being  able  to  sell  the  securities.
Repurchase   agreements  that  are  subject  to  foreign  law  may  not  enjoy protections  comparable  to those  provided to certain  repurchase  agreements under U.S.  bankruptcy law, and they therefore may involve greater risks.  The
Fund has adopted specific  policies  designed to minimize certain of the risks of loss from its use of repurchase agreements.

REVERSE REPURCHASE AGREEMENTS

            Reverse repurchase  agreements involve the sale of a security to a bank or securities  dealer and the  simultaneous  agreement to repurchase  the security  for a fixed  price,  reflecting  a  market  rate of  interest,  on a specific  date.  These  transactions  involve a risk that the other party to a reverse  repurchase  agreement  will be unable or  unwilling  to complete  the transaction  as scheduled,  which may result in losses to a Portfolio  Fund or
Portfolio  Account.  Reverse  repurchase  agreements  are a form  of  leverage which also may  increase  the  volatility  of a Portfolio  Fund's or Portfolio
Account's investment portfolio.

SPECIAL INVESTMENT TECHNIQUES

            Portfolio  Funds  and  Portfolio  Accounts  may use a  variety  of special  investment  techniques  as more  fully  discussed  below  to  hedge a portion of their investment  portfolios against various risks or other factors that  generally  affect  the  values  of  securities.  They may also use these techniques for non-hedging  purposes in pursuing their investment  objectives.
These  techniques  may  involve  the  use  of  derivative  transactions.   The
techniques  Portfolio Funds and Portfolio  Accounts may employ may change over time as new  instruments  and  techniques  are  introduced  or as a result  of regulatory  developments.  Certain of the special  investment  techniques that
Portfolio  Funds or Portfolio  Accounts may use are  speculative and involve a high degree of risk,  particularly when used for non-hedging  purposes.  It is possible that any hedging  transaction may not perform as anticipated and that a Portfolio  Fund or  Portfolio  Account may suffer  losses as a result of its hedging activities.

            DERIVATIVES.  Portfolio  Funds and  Portfolio  Accounts may engage in transactions  involving  options,  futures and other  derivative  financial instruments.  Derivatives  can be  volatile  and  involve  various  types  and degrees  of  risk,  depending  upon  the  characteristics  of  the  particular derivative and the portfolio as a whole.  Derivatives  permit  Portfolio Funds and  Portfolio  Accounts to increase or decrease the level of risk,  or change the character of the risk, to which their  portfolios  are exposed in much the same way as they can  increase  or decrease  the level of risk,  or change the character of the risk, of their  portfolios by making  investments in specific securities.

            Derivatives may entail investment  exposures that are greater than their cost would  suggest,  meaning  that a small  investment  in  derivatives could  have a large  potential  impact  on a  Portfolio  Fund's  or  Portfolio
Account's performance.

            If a Portfolio  Fund or Portfolio  Account  invests in derivatives
at  inopportune   times  or  judges  market   conditions   incorrectly,   such
investments may lower the Portfolio  Fund's or Portfolio  Account's  return or
result  in  a  loss.  A  Portfolio  Fund  or  Portfolio   Account  also  could
experience  losses if its  derivatives  were poorly  correlated with its other investments,  or if the  Portfolio  Fund or  Portfolio  Account were unable to liquidate its position  because of an illiquid  secondary  market.  The market for many  derivatives  is,  or  suddenly  can  become,  illiquid.  Changes  in liquidity may result in significant,  rapid and  unpredictable  changes in the prices for derivatives.

            OPTIONS AND FUTURES.  The Portfolio  Managers may utilize  options and  futures  contracts.  Such  transactions  may be  effected  on  securities exchanges,  in  the  over-the-counter  market,  or  negotiated  directly  with counterparties.  When such  transactions  are  purchased  over-the-counter  or negotiated  directly  with  counterparties,  a  Portfolio  Fund  or  Portfolio
Account  bears the risk that the  counterparty  will be unable or unwilling to perform its  obligations  under the option  contract.  Such  transactions  may also be illiquid and, in such cases, a Portfolio  Manager may have  difficulty closing  out its  position.  Over-the-counter  options  purchased  and sold by
Portfolio  Funds and  Portfolio  Accounts  may  include  options on baskets of specific securities.

            The  Portfolio  Managers  may  purchase  call and put  options  on specific  securities,  on indices, on currencies or on futures,  and may write and sell  covered or uncovered  call and put options for hedging  purposes and non-hedging  purposes  to pursue  their  investment  objectives.  A put option gives the purchaser of the option the right to sell,  and obligates the writer to buy, the underlying  security at a stated  exercise price at any time prior to  the  expiration  of  the  option.  Similarly,  a  call  option  gives  the purchaser  of the option the right to buy, and  obligates  the writer to sell, the  underlying  security at a stated  exercise price at any time prior to the expiration  of the  option.  A  covered  call  option  is a call  option  with respect to which a Portfolio  Fund or Portfolio  Account  owns the  underlying security.  The sale of such an option  exposes a Portfolio  Fund or  Portfolio
Account  during  the term of the option to  possible  loss of  opportunity  to realize  appreciation  in the market  price of the  underlying  security or to possible  continued  holding of a security that might otherwise have been sold to  protect  against  depreciation  in the  market  price of the  security.  A covered  put  option is a put  option  with  respect  to which  cash or liquid securities have been placed in a segregated  account on a Portfolio  Fund's or
Portfolio  Account's  books.  The sale of such an option  exposes  the  seller during  the  term of the  option  to a  decline  in  price  of the  underlying security  while also  depriving  the seller of the  opportunity  to invest the segregated  assets.  Options sold by the Portfolio  Funds need not be covered.
The Fund  will  segregate  liquid  assets  to cover  positions  that  could be considered  to  potentially  leverage  the  Fund  to the  extent  required  by applicable laws and regulations.

            A  Portfolio  Fund or  Portfolio  Account may close out a position when writing  options by  purchasing  an option on the same  security with the same exercise price and  expiration  date as the option that it has previously written  on the  security.  The  Portfolio  Fund  or  Portfolio  Account  will realize a profit or loss if the amount  paid to  purchase an option is less or more, as the case may be, than the amount  received from the sale thereof.  To close out a position as a purchaser of an option,  a Portfolio  Manager  would ordinarily  effect  a  similar  "closing  sale  transaction,"  which  involves liquidating position by selling the option previously purchased,  although the
Portfolio  Manager could exercise the option should it deem it advantageous to do so.

            The use of  derivatives  that are  subject  to  regulation  by the
Commodity  Futures  Trading  Commission  (the "CFTC") by  Portfolio  Funds and
Portfolio  Accounts could cause the Fund to be a commodity  pool,  which would require the Fund to comply with certain rules of the CFTC.  However,  the Fund intends to conduct its  operations to avoid  regulation  as a commodity  pool.
If applicable CFTC rules change,  such conditions may be applied to the Fund's use of certain derivatives.

            Portfolio  Funds and  Portfolio  Accounts  may enter into  futures contracts in U.S.  domestic markets or on exchanges located outside the United
States.  Foreign markets may offer  advantages  such as trading  opportunities or  arbitrage  possibilities  not  available  in the  United  States.  Foreign markets,  however,  may have greater risk potential than domestic markets. For example,  some  foreign  exchanges  are  principal  markets  so that no common clearing  facility  exists  and an  investor  may look only to the  broker for performance of the contract.  In addition,  any profits that might be realized in trading could be eliminated by adverse  changes in the exchange  rate, or a loss could be incurred as a result of those changes.  Transactions  on foreign exchanges may include both commodities which are traded on domestic  exchanges and those  which are not.  Unlike  trading on  domestic  commodity  exchanges, trading on foreign commodity exchanges is not regulated by the CFTC.

            Engaging in these transactions  involves risk of loss, which could adversely  affect the value of the  Fund's net  assets.  No  assurance  can be given that a liquid market will exist for any particular  futures  contract at any  particular  time.  Many futures  exchanges  and boards of trade limit the amount of  fluctuation  permitted in futures  contract  prices during a single trading day.  Once the daily limit has been reached in a particular  contract, no trades may be made that day at a price  beyond that limit or trading may be suspended  for  specified  periods  during the trading day.  Futures  contract prices  could  move to the limit for  several  consecutive  trading  days with little  or no  trading,  thereby  preventing  prompt  liquidation  of  futures positions and potentially  subjecting a Portfolio Fund or Portfolio Account to substantial losses.

            Successful   use  of  futures  also  is  subject  to  a  Portfolio
Manager's  ability to  correctly  predict  movements  in the  direction of the relevant  market,  and,  to the extent  the  transaction  is entered  into for hedging  purposes,  to  ascertain  the  appropriate  correlation  between  the transaction being hedged and the price movements of the futures contract.

            Some or all of the Portfolio  Managers may purchase and sell stock index futures  contracts for a Portfolio  Fund or Portfolio  Account.  A stock index  future  obligates  a  Portfolio  Fund or  Portfolio  Account  to pay or
receive  an amount of cash equal to a fixed  dollar  amount  specified  in the futures contract  multiplied by the difference between the settlement price of the  contract on the  contract's  last  trading day and the value of the index based on the stock prices of the  securities  that  comprise it at the opening of trading in those securities on the next business day.

            Some  or all of the  Portfolio  Managers  may  purchase  and  sell interest  rate futures  contracts for a Portfolio  Fund or Portfolio  Account.
An interest  rate future  obligates  represents  an  obligation to purchase or sell an amount of a  specific  debt  security  at a future  date at a specific price.

            Some  or all of the  Portfolio  Managers  may  purchase  and  sell currency  futures.  A currency  future  creates an  obligation  to purchase or sell an amount of a specific currency at a future date at a specific price.

            OPTIONS  ON  SECURITIES  INDEXES.  Some  or all  of the  Portfolio
Managers may purchase and sell for the Portfolio Funds and Portfolio  Accounts call and put options on stock indexes listed on national securities  exchanges or traded in the over-the-counter  market for hedging purposes and non-hedging purposes to pursue  their  investment  objectives.  A stock  index  fluctuates with  changes  in the  market  values of the  stocks  included  in the  index.
Accordingly,  successful  use by a  Portfolio  Manager  of  options  on  stock indexes  will  be  subject  to the  Portfolio  Manager's  ability  to  predict correctly  movements in the  direction  of the stock market  generally or of a particular  industry or market  segment.  This requires  different  skills and techniques than predicting changes in the price of individual stocks.

            WARRANTS AND RIGHTS.  Warrants  are  derivative  instruments  that permit,  but do not obligate,  the holder to subscribe for other securities or commodities.  Rights are  similar to  warrants,  but  normally  have a shorter duration  and  are  offered  or  distributed  to  shareholders  of a  company.
Warrants  and rights do not carry with them the right to  dividends  or voting rights  with  respect  to the  securities  that  they  entitle  the  holder to purchase,  and they do not  represent  any rights in the assets of the issuer.
As a result,  warrants  and rights may be  considered  more  speculative  than certain  other types of  equity-like  securities.  In addition,  the values of warrants  and  rights  do  not  necessarily  change  with  the  values  of the underlying  securities  or  commodities  and these  instruments  cease to have value if they are not exercised prior to their expiration dates.

            SWAP  AGREEMENTS.  The  Portfolio  Managers may enter into equity, interest rate,  index and currency rate swap agreements on behalf of Portfolio
Funds and  Portfolio  Accounts.  These  transactions  are  entered  into in an attempt to obtain a particular  return when it is  considered  desirable to do so,  possibly at a lower cost than if an  investment  was made directly in the
asset  that  yielded  the  desired  return.   Swap  agreements  are  two-party
contracts  entered  into  primarily  by  institutional  investors  for periods
ranging  from  a  few  weeks  to  more  than  a  year.   In  a  standard  swap
transaction,  two parties agree to exchange the returns (or  differentials  in rates of return)  earned or realized on particular  predetermined  investments or  instruments,  which may be  adjusted  for an  interest  factor.  The gross returns to be  exchanged  or  "swapped"  between  the  parties  are  generally calculated  with  respect  to a  "notional  amount,"  i.e.,  the  return on or increase in value of a  particular  dollar  amount  invested  at a  particular interest  rate,  in  a  particular  foreign  currency,  or  in a  "basket"  of securities  representing a particular index.  Forms of swap agreements include interest rate caps, under which, in return for a premium,  one party agrees to make  payments to the other to the extent  interest  rates  exceed a specified rate or "cap";  interest  rate floors,  under which,  in return for a premium, one party agrees to make  payments to the other to the extent  interest  rates fall below a specified  level or "floor";  and interest  rate  collars,  under which a party  sells a cap and  purchases  a floor or vice versa in an attempt to protect itself against  interest rate movements  exceeding given minimum or maximum levels.

            Most  swap  agreements   entered  into  by  a  Portfolio  Fund  or
Portfolio  Account would require the  calculation  of the  obligations  of the parties to the agreements on a "net basis."  Consequently,  a Portfolio Fund's or Portfolio  Account's current obligations (or rights) under a swap agreement generally  will be equal only to the net amount to be paid or  received  under the  agreement  based on the  relative  values of the  positions  held by each party to the agreement  (the "net  amount").  The risk of loss with respect to swaps is  limited  to the net  amount  of  interest  payments  that a party is contractually  obligated  to make.  If the other party to a swap  defaults,  a
Portfolio  Fund's or  Portfolio  Account's  risk of loss  consists  of the net amount of payments that it contractually is entitled to receive.

            To achieve  investment  returns  equivalent to those achieved by a
Portfolio  Manager  in whose  investment  vehicles  the Fund  could not invest directly,  perhaps because of its investment minimum or its unavailability for direct  investment,  the Fund may enter into swap  agreements  under which the
Fund may agree, on a net basis,  to pay a return based on a floating  interest rate,  such as  LIBOR,  and to  receive  the  total  return  of the  reference investment  vehicle  over a stated time  period.  The Fund may seek to achieve the same  investment  result  through the use of other  derivatives in similar circumstances.  The federal income tax treatment of swap  agreements and other derivatives  used in the above manner is unclear.  The Fund does not currently intend to use swaps or other derivatives in this manner.

LENDING PORTFOLIO SECURITIES

            A Portfolio  Fund or Portfolio  Account may lend  securities  from its portfolio to brokers,  dealers and other financial institutions needing to borrow  securities to complete  certain  transactions.  The Portfolio  Fund or
Portfolio  Account  continues  to be entitled to payments in amounts  equal to
the  interest,   dividends  or  other  distributions  payable  on  the  loaned
securities   which  affords  the  Portfolio  Fund  or  Portfolio   Account  an
opportunity  to earn  interest  on the  amount  of the loan and on the  loaned securities'  collateral.  A Portfolio Fund or Portfolio Account generally will
receive  collateral   consisting  of  cash,  U.S.  Government   Securities  or
irrevocable  letters  of credit  which will be  maintained  at all times in an amount  equal to at  least  100% of the  current  market  value of the  loaned securities.  The Portfolio Fund or Portfolio  Account might experience risk of loss  if the  institution  with  which  it has  engaged  in a  portfolio  loan transaction  breaches  its  agreement  with the  Portfolio  Fund or  Portfolio
Account.

WHEN-ISSUED, DELAYED DELIVERY AND FORWARD COMMITMENT SECURITIES

            To reduce the risk of changes in  securities  prices and  interest rates,  a Portfolio  Fund or Portfolio  Account may purchase  securities  on a forward  commitment,  when-issued  or  delayed  delivery  basis,  which  means delivery  and  payment  take  place a  number  of days  after  the date of the
commitment  to  purchase.   The  payment  obligation  and  the  interest  rate
receivable  with respect to such  purchases are fixed when the Portfolio  Fund or Portfolio  Account  enters into the  commitment,  but the Portfolio Fund or
Portfolio  Account does not make payment  until it receives  delivery from the
counterparty.   After  a  Portfolio  Fund  or  Portfolio  Account  commits  to purchase such securities,  but before delivery and settlement, it may sell the securities if it is deemed advisable.

            Securities  purchased on a forward  commitment or  when-issued  or delayed delivery basis are subject to changes in value,  generally changing in the same way, i.e.,  appreciating when interest rates decline and depreciating
when  interest  rates  rise,  based  upon  the  public's   perception  of  the
creditworthiness of the issuer and changes, real or anticipated,  in the level of interest  rates.  Securities  so purchased  may expose a Portfolio  Fund or
Portfolio  Account to risks  because  they may  experience  such  fluctuations prior to their actual  delivery.  Purchasing  securities on a  when-issued  or delayed  delivery  basis  can  involve  the  additional  risk  that the  yield available in the market when the delivery  takes place  actually may be higher than that  obtained in the  transaction  itself.  Purchasing  securities  on a forward  commitment,  when-issued  or delayed  delivery basis when a Portfolio
Fund or Portfolio  Account is fully or almost fully invested results in a form of leverage and may result in greater  potential  fluctuation  in the value of the net assets of a Portfolio Fund or Portfolio  Account.  In addition,  there is a risk that  securities  purchased  on a  when-issued  or delayed  delivery basis may not be  delivered  and that the  purchaser of  securities  sold by a
Portfolio  Fund or  Portfolio  Account  on a forward  basis will not honor its purchase  obligation.  In such cases, the Portfolio Fund or Portfolio  Account may incur a loss.

          REPURCHASES, MANDATORY REDEMPTIONS AND TRANSFERS OF SHARES
REPURCHASE OFFERS

            As discussed in the prospectus,  offers to repurchase  shares will be made by the Fund at such  times and on such terms as may be  determined  by the Board of Trustees of the Fund (the  "Board"),  in its sole  discretion  in accordance with the provisions of applicable  law. In determining  whether the
Fund should repurchase  shares from shareholders  pursuant to written tenders, the Board will consider the  recommendation  of  OppenheimerFunds,  Inc.,  the
Fund's  investment  adviser  (the  "Adviser").  The Board  also will  consider various factors,  including but not limited to those listed in the prospectus, in making its determinations.

            The Board will cause the Fund to make offers to repurchase  shares from  shareholders  pursuant to written tenders only on terms it determines to be fair to the Fund and to all  shareholders.  When the Board  determines that the Fund will repurchase  shares,  notice will be provided to each shareholder describing the terms thereof, and containing  information  shareholders should consider  in  deciding  whether  and how to  participate  in  such  repurchase opportunity.  Shareholders  who are deciding  whether to tender  shares during the period that a repurchase  offer is open may  ascertain  an  estimated  net asset  value of their  shares  from  the  Adviser  during  such  period.  If a repurchase offer is oversubscribed  by shareholders,  the Fund will repurchase only a pro rata portion of the shares tendered by each shareholder.

            As  discussed  in the  prospectus,  the Fund will  issue  notes to tendering  shareholders in connection with the repurchase of shares.  Upon its acceptance of tendered shares for repurchase,  the Fund will maintain daily on its books a segregated  account consisting of (i) cash, (ii) liquid securities or  (iii)  interests  in  Portfolio  Funds  that the  Fund  has  requested  be withdrawn (or any  combination  of the  foregoing),  in an amount equal to the aggregate  estimated  unpaid  dollar amount of the notes issued by the Fund in connection with the repurchase offer.

            Payment for  repurchased  shares may require the Fund to liquidate portfolio  holdings  earlier  than  the  Investment  Manager  would  otherwise liquidate these holdings,  potentially  resulting in losses,  and may increase the  Fund's  portfolio  turnover.  The  Investment  Manager  intends  to  take measures  (subject  to such  policies  as may be  established  by the Board of
Trustees)  to  attempt to avoid or  minimize  potential  losses  and  turnover resulting from the repurchase of shares.

MANDATORY REDEMPTIONS

            As noted in the  prospectus,  the  Fund  has the  right to  redeem shares under certain  circumstances.  Such mandatory  redemptions  may be made if:

o     shares  have been  transferred  or shares  have  vested in any person by operation  of law  as the  result  of the  death,  dissolution, bankruptcy or incompetency of a shareholder;

o     ownership  of  shares  will  cause  the Fund to be in  violation  of, or subject  the  Fund to  additional  registration  or  regulation under,  the  securities,  commodities or other laws of the U.S.
               or any other relevant jurisdiction;

o     continued  ownership  of such shares may be harmful or  injurious to the business  or  reputation  of the  Fund or the  Adviser,  or may subject  the  Fund  or any  shareholders  to an  undue  risk of adverse tax or other fiscal consequences;

o     any of the  representations  and  warranties  made by a  shareholder  in connection  with the  acquisition  of shares  was not true when made or has ceased to be true; or

o     it would be in the  best  interests  of the  Fund to  redeem  shares  or portion thereof.

TRANSFERS OF SHARES

            No  shareholder  will be permitted to transfer  shares of the Fund unless  after  such  transfer  the value of the shares  remaining  is at least equal to Fund's minimum investment requirement.

                              BOARD OF TRUSTEES

            The Fund is governed by a Board of Trustees,  which is responsible for  protecting the interests of  shareholders  under  Massachusetts  law. The
Trustees  meet  periodically   throughout  the  year  to  oversee  the  Fund's
activities,  review its performance, and review the actions of the Adviser and
Investment  Manager.  Although the Fund will not normally hold annual meetings of its  shareholders,  it may hold  shareholder  meetings from time to time on important  matters,  and  shareholders  have the  right to call a  meeting  to remove a Trustee or to take other action  described in the Fund's  Declaration of Trust.

      The Trustees  have  appointed an Audit  Committee,  comprised of Messrs.
Wold,  Wikler and Abdow,  all of whom are independent  Trustees.  The Board of
Trustees does not have a standing nominating or compensation committee.

      The Audit Committee furnishes the Board with  recommendations  regarding the  selection  of the  independent  auditor.  Other  functions  of the  Audit
Committee  include:  (i)  reviewing  the scope and  results  of audits and the audit  fees  charged;  (ii)  reviewing  reports  from the  Fund's  Independent
Registered  Public  Accounting  Firm  regarding  the  adequacy  of the  Fund's
internal  accounting  procedures  and  controls;   and  (iii)  establishing  a
separate  line of  communication  between  the Fund's  Independent  Registered
Public Accounting Firm and its Non-Affiliated Trustees.

      Based on the Audit Committee's recommendation,  the Board of Trustees of the Fund, including a majority of the Non-Affiliated Trustees,  selected Ernst
& Young LLP ("Ernst & Young") as the Independent  Registered Public Accounting
Firm of the Fund.  Ernst & Young also  serves as auditors  for  certain  other funds for which the Adviser or Investment  Manager acts as investment  adviser or subadviser.

Trustees  and  Officers of the Fund.  The Fund's  Trustees  and  officers  and their  positions held with the Fund and length of service in such  position(s)
and their  principal  occupations  and business  affiliations  during the past five years are listed  below.  Each of the Trustees  except Mr. Murphy and Mr.
Walcott are independent  trustees,  as defined in the Investment  Company Act.
Mr.  Murphy is an  "interested  trustee,"  because he is  affiliated  with the
Adviser by virtue of his  positions  as an officer and director of the Adviser and  Investment  Manager,  and as a  shareholder  of its parent  company.  Mr.
Walcott is an  "interested  trustee"  by virtue of his former  position  as an officer of the parent  company of the  Adviser.  Mr.  Murphy was  elected as a
Trustee of the Fund with the  understanding  that in the event his affiliation with the Adviser and  Investment  Manager is  terminated,  he will resign as a trustee of the Fund and the other  Board IV Funds for which he is a trustee or director.  All  information  is as of March 31, 2004.  All of the Trustees are
Trustees  or Managers  of the  following  Oppenheimer  funds  (referred  to as
"Board IV Funds"):

                    OFI Tremont Core Diversified Hedge Fund
                     OFI Tremont Market Neutral Hedge Fund
                 Oppenheimer International Large-Cap Core Fund
                      Oppenheimer International Value Fund
               Oppenheimer Limited Term California Municipal Fund
                          Oppenheimer Real Estate Fund
                         Oppenheimer Select Value Fund
                       Oppenheimer Total Return Bond Fund
                  Oppenheimer Tremont Market Neutral Fund, LLC
                   Oppenheimer Tremont Opportunity Fund, LLC
      Messrs.  Murphy,  Wixted and Zack and Ms. Ives,  who are officers of the
Fund,  respectively  hold the same offices with the other  Oppenheimer  funds.
Ms. Lee is also an officer of the Fund.  As of the date of this  Statement  of
Additional  Information,  the Trustees and the officers of the Fund as a group owned  less  than 1% of the  outstanding  shares of the  Fund.  The  foregoing statement  does not reflect  ownership of shares of the Fund held of record by an employee  benefit plan for employees of the Trustee,  other than the shares beneficially  owned under the plan by the  officers of the Fund listed  above.
In addition,  each  Independent  Trustee,  and his family members,  do not own securities of either the Adviser or  OppenheimerFunds  Distributor,  Inc., the
distributor of the Board IV funds (the "Distributor"),  or any person directly or  indirectly  controlling,  controlled  by or under common  control with the
Adviser or Distributor.

The address of each  Trustee  and  Interested  Trustee in the charts  below is
6803 S. Tucson Way,  Centennial,  CO  80112-3924.  Each Trustee  serves for an indefinite term, until his or her resignation, retirement, death or removal.

-------------------------------------------------------------------------------------
                                Independent Trustees
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Name,                Principal Occupation(s) During Past 5     Dollar    Aggregate
                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                                         Beneficially
                                                                         Owned in
                     Years;                                    Range of  Any of the
Position(s) Held     Other Trusteeships/Directorships Held by  Shares    Oppenheimer
with Fund,           Trustee;                                  BeneficialFunds
Length of Service,   Number of Portfolios in Fund Complex      Owned in  Overseen
Age                  Currently Overseen by Trustee             the Fund  by Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                As of December 31,
                                                                       2003
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Ronald J. Abdow,     Chairman (since 1959) of Abdow            None      Over
Trustee since 2003   Corporation (operator of restaurants);              $100,000
Age:  72             Trustee of the following real estate
                     businesses (owners and operators of
                     restaurants): G&R Realty Co. (since
                     1978), G&R Trust Co. (since 1973), Abdow
                     Partnership (since 1975), Auburn
                     Associates (since 1983); Hazard
                     Associates (since 1985); Trustee of MML
                     Series Investment Fund (since 1993) and
                     of MassMutual Institutional Funds (MMIF)
                     (since 1994) (open-end investment
                     companies); Trustee (since 1987) of Bay
                     State Health System (health services);
                     Chairman (since 1996) of Western Mass
                     Development Corp. (non-profit land
                     development); Chairman (since 1991) of
                     American International College
                     (non-profit college). Oversees 10
                     portfolios in the OppenheimerFunds
                     complex.
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Joseph M. Wikler,    Self-employed as an investment            None      $10,001-$50,000
Trustee since 2003   consultant; a director (since 1996) of
Age:  63             Lakes Environmental Association, and
                     Medintec (since 1992) and Cathco (since
                     1995) (medical device companies); a
                     member of the investment committee of
                     the Associated Jewish Charities of
                     Baltimore (since 1994); formerly a
                     director of Fortis/Hartford mutual funds
                     (1994 - December 2001). Oversees 10
                     portfolios in the OppenheimerFunds
                     complex.
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Peter I. Wold,       President of Wold Properties, Inc. (an    None      Over
Trustee since 2003   oil and gas exploration and production              $100,000
Age:  56             company); Vice President, Secretary and
                     Treasurer of Wold Trona Company, Inc.
                     (soda ash processing and production);
                     Vice President of Wold Talc Company,
                     Inc. (talc mining); Managing Member,
                     Hole-in-the-Wall Ranch (cattle
                     ranching); formerly Director and
                     Chairman of the Board, Denver Branch of
                     the Federal Reserve Bank of Kansas City
                     (1993 - 1999) and Director of
                     PacifiCorp. (1995 - 1999), an electric
                     utility. Oversees 10 portfolios in the
                     OppenheimerFunds complex.
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                 Interested Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Name,                Principal Occupation(s) During Past 5     Dollar    Aggregate
                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                                         Beneficially
                                                                         Owned in
                     Years;                                    Range of  Any of the
Position(s) Held     Other Trusteeships/Directorships Held by  Shares    Oppenheimer
with Fund,           Trustee;                                  BeneficialFunds
Length of Service,   Number of Portfolios in Fund Complex      Owned in  Overseen
Age                  Currently Overseen by Trustee             the Fund  by Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                As of December 31,
                                                                       2003
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Eustis Walcott,      Principal with Ardsley Associates (since  None      $10,001-$50,000
Trustee since 2003   2000) (consulting firm); Director (since
Age:  66             October 2000) of Cornerstone Real Estate
                     Advisors (real estate equity investment
                     management services) and MML Investors
                     Services (individual retirement,
                     insurance, investment, and life event
                     planning products and services company)
                     (both affiliates of the Manager; Trustee
                     of OFI Trust Company (since 2001) (also
                     an affiliate of the Adviser). Formerly
                     Trustee of the American International
                     College (1995 - December 2003); Senior
                     Vice President, MassMutual Financial
                     Group (May 1990 - July 2000). Oversees
                     10 portfolios in the OppenheimerFunds
                     complex.
-------------------------------------------------------------------------------------
      The address of Mr. Murphy in the chart below is Two World Financial
Center, 225 Liberty Street, 11th Floor, New York, NY 10281-1008. Mr. Murphy
serves for an indefinite term, until his resignation, death or removal.

-------------------------------------------------------------------------------------
                           Interested Trustee and Officer
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
Name,                Principal Occupation(s) During Past 5     Dollar    Aggregate
                                                                         Dollar
                                                                         Range Of
                                                                         Shares
                                                                         Beneficially
                                                                         Owned in
                     Years;                                    Range of  any of the
Position(s) Held     Other Trusteeships/Directorships Held by  Shares    Oppenheimer
with Fund,           Trustee;                                  BeneficialFunds
Length of Service;   Number of Portfolios in Fund Complex      Owned in  Overseen
Age                  Currently Overseen by Trustee             the Fund  by Trustee
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                                As of December 31,
                                                                       2003
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
John V. Murphy,      Chairman, Chief Executive Officer and     None      Over
President, Trustee   director (since June 2001) and President            $100,000
and Chairman of the  (since September 2000) of
Board of Trustees;   OppenheimerFunds, Inc.; President and a
Trustee since 2003   director or trustee of other Oppenheimer
Age: 54              funds; President and a director (since
                     July 2001) of Oppenheimer Acquisition
                     Corp. (OppenheimerFunds, Inc.'s parent
                     holding company) and of Oppenheimer
                     Partnership Holdings, Inc. (a holding
                     company subsidiary of OppenheimerFunds,
                     Inc.); a director (since November 2001)
                     of OppenheimerFunds Distributor, Inc. (a
                     subsidiary of OppenheimerFunds, Inc.);
                     Chairman and a director (since July
                     2001) of Shareholder Services, Inc. and
                     of Shareholder Financial Services, Inc.
                     (transfer agent subsidiaries of
                     OppenheimerFunds, Inc.); President and a
                     director (since July 2001) of
                     OppenheimerFunds Legacy Program (a
                     charitable trust program established by
                     OppenheimerFunds, Inc.); a director of
                     the following investment advisory
                     subsidiaries of OppenheimerFunds, Inc.:
                     the Adviser, Centennial Asset Management
                     Corporation, Trinity Investment
                     Management Corporation and Tremont
                     Capital Management, Inc. (since November
                     2001), HarbourView Asset Management
                     Corporation and OFI Private Investments,
                     Inc. (since July 2001); President (since
                     November 1, 2001) and a director (since
                     July 2001) of Oppenheimer Real Asset
                     Management, Inc.; Executive Vice
                     President (since February 1997) of
                     Massachusetts Mutual Life Insurance
                     Company (OppenheimerFunds, Inc.'s parent
                     company); a director (since June 1995)
                     of DLB Acquisition Corporation (a
                     holding company that owns the shares of
                     David L. Babson & Company, Inc.); a
                     member of the Investment Company
                     Institute's Board of Governors (elected
                     to serve from October 3, 2003 through
                     September 30, 2006). Formerly, Chief
                     Operating Officer (September 2000-June
                     2001) of OppenheimerFunds, Inc.;
                     President and trustee (November
                     1999-November 2001) of MML Series
                     Investment Fund and MassMutual
                     Institutional Funds (open-end investment
                     companies); a director (September
                     1999-August 2000) of C.M. Life Insurance
                     Company; President, Chief Executive
                     Officer and director (September
                     1999-August 2000) of MML Bay State Life
                     Insurance Company; a director (June
                     1989-June 1998) of Emerald Isle Bancorp
                     and Hibernia Savings Bank (a
                     wholly-owned subsidiary of Emerald Isle
                     Bancorp). Oversees 73 portfolios as
                     Trustee/Director and 10 portfolios as
                     Officer in the OppenheimerFunds complex.
-------------------------------------------------------------------------------------

      The  address  of the  Officers  in the chart  below is as  follows:  for
Messrs.  Zack and Pisapia and Ms. Lee, Two World Financial Center, 225 Liberty
Street, 11th Floor, New York, NY 10281-1008,  for Messrs.  Petersen and Wixted
and Ms. Ives,  6803 S. Tucson Way,  Centennial,  CO  80112-3924.  Each Officer
serves for an annual  term or until his or her earlier  resignation,  death or removal.

--------------------------------------------------------------------------
                          Officers of the Fund
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Name;                        Principal occupation(s) during past 5 years
Position;
Commencement of Service;
Age
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Brian W. Wixted,             Senior Vice President and Treasurer (since
Treasurer since 2002         March 1999) of OppenheimerFunds, Inc.;
Age:  44                     Treasurer of HarbourView Asset Management
                             Corporation, Shareholder Financial
                             Services, Inc., Shareholder Services, Inc.,
                             Oppenheimer Real Asset Management
                             Corporation, and Oppenheimer Partnership
                             Holdings, Inc. (since March 1999), of OFI
                             Private Investments, Inc. (since March
                             2000), of OppenheimerFunds International
                             Ltd. and OppenheimerFunds plc (since May
                             2000), of the Adviser (since November
                             2000), and of OppenheimerFunds Legacy
                             Program (a Colorado non-profit corporation)
                             (since June 2003); Treasurer and Chief
                             Financial Officer (since May 2000) of OFI
                             Trust Company (a trust company subsidiary
                             of OppenheimerFunds, Inc.); Assistant
                             Treasurer (since March 1999) of Oppenheimer
                             Acquisition Corp. Formerly Assistant
                             Treasurer of Centennial Asset Management
                             Corporation (March 1999-October 2003) and
                             OppenheimerFunds Legacy Program (April
                             2000-June 2003); Principal and Chief
                             Operating Officer (March 1995-March 1999)
                             at Bankers Trust Company-Mutual Fund
                             Services Division. An officer of 83
                             portfolios in the OppenheimerFunds complex.
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Brian Petersen,              Assistant Vice President of the Manager
Assistant Treasurer since    since August 2002; formerly
2004                         Manager/Financial Product Accounting
Age: 33                      (November 1998-July 2002) of the Manager.
                             An officer of 83 portfolios in the
                             OppenheimerFunds complex.
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Robert G. Zack               Executive Vice President (since January
Secretary since 2002         2004) and General Counsel (since February
Age: 55                      2002) of OppenheimerFunds, Inc.; Senior
                             Vice President and General Counsel (since
                             November 2001) of the Adviser; General
                             Counsel and a director (since November
                             2001) of the Distributor; General Counsel
                             (since November 2001) of Centennial Asset
                             Management Corporation; Senior Vice
                             President and General Counsel (since
                             November 2001) of HarbourView Asset
                             Management Corporation; Secretary and
                             General Counsel (since November 2001) of
                             Oppenheimer Acquisition Corp.; Assistant
                             Secretary and a director (since October
                             1997) of OppenheimerFunds International
                             Ltd. and OppenheimerFunds plc; Vice
                             President and a director (since November
                             2001) of Oppenheimer Partnership Holdings,
                             Inc.; a director (since November 2001) of
                             Oppenheimer Real Asset Management, Inc.;
                             Senior Vice President, General Counsel and
                             a director (since November 2001) of
                             Shareholder Financial Services, Inc.,
                             Shareholder Services, Inc., OFI Private
                             Investments, Inc. and OFI Trust Company;
                             Vice President (since November 2001) of
                             OppenheimerFunds Legacy Program; a director
                             (since June 2003) of OppenheimerFunds
                             (Asia) Limited. Formerly Senior Vice
                             President (May 1985-December 2003), Acting
                             General Counsel (November 2001-February
                             2002) and Associate General Counsel (May
                             1981-October 2001) of OppenheimerFunds,
                             Inc.; Assistant Secretary of Shareholder
                             Services, Inc. (May 1985-November 2001),
                             Shareholder Financial Services, Inc.
                             (November 1989-November 2001); and
                             OppenheimerFunds International Ltd.
                             (October 1997-November 2001). An officer of
                             83 portfolios in the OppenheimerFunds
                             complex.
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Kathleen T. Ives             Vice President (since June 1998) and Senior
Assistant   Secretary  since Counsel and Assistant Secretary (since
2002                         October 2003) of OppenheimerFunds, Inc.;
Age: 38                      Vice President (since 1999) and Assistant
                             Secretary (since October 2003) of the
                             Distributor; Assistant Secretary (since
                             October 2003) of Centennial Asset
                             Management Corporation; Vice President and
                             Assistant Secretary (since 1999) of
                             Shareholder Services, Inc.; Assistant
                             Secretary (since December 2001) of
                             OppenheimerFunds Legacy Program and of
                             Shareholder Financial Services, Inc.
                             Formerly an Assistant Counsel (August
                             1994-October 2003) and Assistant Vice
                             President of OppenheimerFunds, Inc. (August
                             1997-June 1998). An officer of 83
                             portfolios in the OppenheimerFunds complex.
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Dina C. Lee                  Assistant Vice President and Assistant
Assistant   Secretary  since Counsel of OppenheimerFunds, Inc. (since
2002                         December 2000); formerly an attorney and
Age: 34                      Assistant Secretary of Van Eck Global
                             (until December 2000). An officer of 48
                             portfolios in the OppenheimerFunds complex.
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Peter E. Pisapia,            Assistant Vice President and Assistant
Assistant Secretary since    Counsel of the Manager since December 2002.
2004                         Formerly, Associate Counsel at AIG
Age:  31                     SunAmerica Asset Management Corp. (October
                             1997-December 2002). An officer of 48
                             portfolios in the OppenheimerFunds complex.
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      |X|  Remuneration  of Trustees.  The officers of the Fund and Mr. Murphy
(who is an  officer  and  Trustee  of the  Fund) who are  affiliated  with the
Adviser receive no salary or fee from the Fund. The remaining  Trustees of the
Fund received the  compensation  shown below from the Fund with respect to the
Fund's fiscal year ended March 31, 2004.  The Total  Compensation  from all 10 of the Board IV Funds  (including the Fund) represents  compensation  received for  serving as a trustee  and member of a committee  (if  applicable)  of the boards of those funds during the fiscal year ended March 31, 2004.

--------------------------------------------------------------------------
Trustee Name and Other Fund          Aggregate        Total Compensation
                                                      From Fund and Fund
                                 Compensation from     Complex Paid to
Position(s) (as applicable)            Fund1         Trustees (9 funds)*
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Ronald J. Abdow                        $2,349              $67,5002
Trustee, Audit Committee Member
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Eustis Walcott                         $2,131              $18,000
Trustee
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Joseph M. Wikler                       $2,352              $19,500
Trustee, Audit Committee Member
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Peter I. Wold                          $2,348              $19,500
Trustee, Audit Committee Member
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1.    Aggregate   Compensation  from  the  Fund  includes  fees  and  deferred compensation, if any, for a Trustee.
2.    Includes  $48,000  compensation  paid  to Mr.  Abdow  for  serving  as a trustee for two open-end  investment  companies  (MassMutual  Institutional
   Funds and MML Series  Investment Fund) the investment  advisor for which is the indirect parent company of the Fund's Manager.  The Manager also serves as the  Sub-Advisor to the MassMutual  International  Equity Fund, a series of MassMutual Institutional Funds.

*  For purposes of this section only, "Fund Complex"  includes the Oppenheimer funds,  MassMutual  Institutional  Funds  and MML  Series  Investment  Fund in
accordance  with SEC  regulations.  The Manager does not  consider  MassMutual
Institutional  Funds  and  MML  Series  Investment  Fund  to be  part  of  the
OppenheimerFunds' "Fund Complex" as that term may be otherwise interpreted.

            The Trustees who are not  employees of the Adviser,  including its affiliates,  are each paid an annual  retainer of $16,000 and per meeting fees of $500.  The other  Trustees  receive  no annual or other fees from the Fund.
All  Trustees  are  reimbursed  by the Fund for their  reasonable  travel  and
out-of-pocket   expenses.   The   Trustees  do  not  receive  any  pension  or
retirement  benefits  from the Fund.  The  officers of the Fund do not receive any additional compensation from the Fund.

            The  Trustees   serve  on  the  Board  for  terms  of   indefinite
duration.  A  Trustee's  position  in  that  capacity  will  terminate  if the
Trustee is removed,  resigns or is subject to various disabling events such as death or  incapacity.  A Trustee may resign upon 90 days' prior written notice to the other Trustees,  and may be removed either by vote of two-thirds of the
Trustees not subject to the removal vote or vote of the  shareholders  holding not less than  two-thirds of the total number of votes  eligible to be cast by all  shareholders.  The Trustees will render assistance to shareholders on the question of the removal of  Trustees in the manner  required by Section  16(c)
of the  Investment  Company  Act. In the event of any vacancy in the  position of a Trustee,  the remaining  Trustees may appoint an individual to serve as a
Trustee,  so long as immediately after such appointment at least two-thirds of the Trustees  then serving  would have been elected by the  shareholders.  The
Trustees  may  call a  meeting  of  shareholders  to fill any  vacancy  in the position  of a Trustee,  and must do so within 60 days after any date on which
Trustees who were elected by the  shareholders  cease to constitute a majority of the Trustees  then  serving.  If no Trustee  remains to manage the business of the Fund,  the Adviser may manage and control the Fund,  but must convene a meeting of shareholders  within 60 days for the purpose of either electing new
Trustees or dissolving the Fund.

                         INVESTMENT ADVISORY SERVICES
THE INVESTMENT ADVISER

            OppenheimerFunds,  Inc. (the "Adviser")  commenced  serving as the
Fund's  investment   adviser  on  June  2,  2004,   subject  to  the  ultimate
supervision  of and subject to any policies  established  by the Board.  Prior to that  time,  OFI  Institutional  Asset  Management,  Inc.,  a  wholly-owned
subsidiary  of  the  Adviser  ("OFI  Institutional"),   served  as  investment
adviser. The Adviser is a wholly-owned  subsidiary of Oppenheimer  Acquisition
Corporation,  which  in turn is a  wholly-owned  subsidiary  of  Massachusetts
Mutual Life Insurance Company ("MassMutual").

            With  respect  to the  original  investment  adviser  of the Fund, pursuant  to the  terms  of an  investment  advisory  agreement  entered  into between  the Fund and OFI  Institutional  dated as of  January  2,  2003  (the
"Advisory  Agreement"),  OFI  Institutional  was  responsible  for developing, implementing and supervising the Fund's  investment  program and in connection therewith  regularly  providing  investment advice and  recommendations to the
Fund with respect to its  investments,  investment  policies and purchases and sales of  securities  for the Fund and  arranging for the purchase and sale of such securities.

            OFI Institutional  was authorized,  subject to the approval of the
Board and Trustees,  to retain one of its  affiliates to provide any or all of the  investment  advisory  services  required to be provided to the Fund or to assist OFI Institutional in providing these services.

            As  compensation  for  services  required  to be  provided  by OFI
Institutional under the Advisory Agreement,  the Fund paid OFI Institutional a monthly  fee (the  "Management  Fee")  computed at the annual rate of 1.25% of the aggregate  value of  outstanding  shares  determined as of the last day of the month (before any repurchases of shares, as defined below).

            The  Advisory  Agreement  was  approved by the Board  (including a majority of the Independent Trustees),  at a meeting held in person on October
21, 2002, and was approved on December 16, 2002 by OppenheimerFunds,  Inc., of which  OFI  Institutional  is a  wholly-owned  subsidiary,  as the  then  sole shareholder  of the  Fund on  behalf  of OFI  Institutional.  The  Independent
Trustees were provided with data as to the  qualifications  of the  Investment
Adviser's  personnel  and the quality and extent of the  services  rendered to investment companies.  The Board particularly  considered:  (1) the investment record  of OFI  Institutional,  and its  immediate  parent,  OppenheimerFunds,
Inc., in managing other investment  companies for which they act as investment adviser, and (2) data as to investment performance,  advisory fees and expense ratios of other investment  companies not advised by the Investment Adviser or
OppenheimerFunds,  Inc. but believed to be in the same overall  investment and size  category  as the Fund.  In  arriving  at a  decision,  the Board did not single out any one factor or group of  factors  as being more  important  than other  factors,  but  considered  all factors  together.  The Board judged the terms and  conditions  of the Advisory  Agreement,  including  the  investment advisory fee, in light of all of the surrounding circumstances,  and found the
Advisory  Agreement to be fair and reasonable and in the best interests of the
Fund.

            The Advisory  Agreement  has an initial term of two years from the date of its  execution,  and may be  continued  in  effect  from  year to year thereafter if such  continuance  is approved  annually by the Board or by vote of a majority of the outstanding voting securities of the Fund;  provided that in  either  event  the  continuance  is also  approved  by a  majority  of the
Independent  Trustees  by vote  cast in person  at a  meeting  called  for the purpose of voting on such  approval.  The  Advisory  Agreement  is  terminable without penalty,  on 60 days' prior written notice: by the Board; by vote of a majority  of  the  outstanding  voting  securities  of  the  Fund;  or by  OFI
Institutional.  The Advisory  Agreement  also provides that it will  terminate automatically  in the event of its  "assignment," as defined by the Investment
Company Act and the rules thereunder.

            The  Advisory  Agreement  provides  that in the absence of willful misfeasance,  bad faith,  gross negligence in the performance of its duties or
reckless   disregard  of  its   obligations  and  duties  under  the  Advisory
Agreement,  OFI Institutional is not liable for any loss the Fund sustains for any investment,  adoption of any investment  policy, or the purchase,  sale or retention of any security.  In addition,  it provides  that OFI  Institutional may act as investment  adviser for any other person,  firm or corporation  and use the name  "Oppenheimer" in connection with other investment  companies for which  it  may  act as  investment  adviser  or  general  distributor.  If OFI
Institutional  shall no longer  act as  investment  adviser  of the Fund,  OFI
Institutional   may   withdraw   the  right  of  the  Fund  to  use  the  name
"Oppenheimer" as part of its name.

            Effective   June  2,  2004,   the  Adviser,   the  parent  of  OFI
Institutional,  has  taken  over the  investment  advisory  activities  of the
Fund.  The Board,  in approving the Adviser as the  investment  adviser of the
Fund, took into consideration the following:

o     The nature, cost, and quality of the services provided to the Fund and its shareholders;
o     The profitability of the Fund to the Manager;
o     The investment performance of the Fund in comparison to regular market indices;
o     Economies of scale that may be available to the Fund from the Manager;
o     Fees paid by other mutual funds for similar services;
o     The value and quality of any other benefits or services received by the
            Fund from its relationship with the Manager, and
o     The direct and indirect benefits the Manager received from its relationship with the Fund.  These included services provided by the Distributor and the Transfer Agent, and brokerage and soft dollar arrangements permissible under Section 28(e) of the
            Securities Exchange Act.

            The  Management  Fee remains the same,  except that the Fund shall pay the Management Fee to the Adviser, rather than to its predecessor.

            The Adviser or its designee  maintains the Fund's accounts,  books and other  documents  required to be maintained  under the Investment  Company
Act at  OppenheimerFunds,  Inc.,  Two  World  Financial  Center,  225  Liberty
Street, New York, NY 10281-1008.

|X|   Portfolio  Proxy  Voting.  The Adviser has  delegated to the  Investment
Manager  responsibility for voting proxies relating to securities owned by the
Fund.  The Fund  invests  primarily  in private  investment  partnerships  and similar investment  vehicles,  which are not voting securities.  To the extent
the  Fund  invests  in  voting   securities,   if  any,  the  Fund's   primary
consideration in voting portfolio proxies would be the financial  interests of the Fund and its  shareholders.  For the purpose of voting  portfolio  proxies relating to voting  securities  held by the Fund, if any, the Fund has adopted the  OppenheimerFunds  Portfolio  Proxy Voting  Policies and  Procedures.  The
OppenheimerFunds  Proxy Voting  Guidelines  on routine and  non-routine  proxy proposals are summarized below.
o     The Fund would vote with the  recommendation of the issuer's  management on routine  matters,  including  election of  directors  nominated by
         management  and  ratification  of  auditors,   unless   circumstances
         indicate otherwise.
o     In general, the Fund would oppose  anti-takeover  proposals and supports
         elimination    of    anti-takeover    proposals,    absent    unusual
         circumstances.
o     The Fund would support shareholder  proposals to reduce a super-majority
         vote  requirement,   and  opposes  management   proposals  to  add  a
         super-majority vote requirement.
o     The Fund would oppose proposals to classify the board of directors.
o     The Fund would support proposals to eliminate cumulative voting.
o     The Fund would oppose re-pricing of stock options.
o     The Fund would generally consider executive  compensation questions such as  stock  option  plans  and  bonus  plans to be  ordinary  business activity.  The Fund analyzes  stock option plans,  paying  particular attention to their dilutive  effect.  While the Fund would  generally support management proposals,  the Fund opposes plans it considers to be excessive.

      The Fund  will be  required  to file new Form  N-PX,  with its  complete proxy voting  record for the 12 months  ended June 30th,  no later than August
31st of each  year.  The first  such  filing is due no later  than  August 31,
2004, for the twelve months ended June 30, 2004.  Once filed,  the Fund's Form
N-PX filing will be available (i) without  charge,  upon  request,  by calling the  Fund  toll-free  at  1.800.225.5677  and  (ii) on the  SEC's  website  at
www.sec.gov.

THE INVESTMENT MANAGER

            As authorized by the Advisory  Agreement,  Tremont Partners,  Inc.
(the  "Investment  Manager"),  an affiliate of the Adviser,  has been assigned responsibility for providing day-to-day  investment management services to the
Fund,  subject to the  supervision of the Adviser.  The Investment  Manager is primarily  responsible  for  the  selection  of  Portfolio  Managers  and  the allocation  of the  assets  of the Fund for  investment  among  the  Portfolio
Managers.  In addition,  the Investment  Manager is responsible  for investing the cash  portion of the Fund's  assets not  invested  in  Portfolio  Funds or through  Portfolio  Accounts.  The  Investment  Manager  is  a  majority-owned subsidiary of Oppenheimer Acquisition  Corporation,  which in turn is a wholly owned subsidiary of MassMutual.

            The Investment  Manager provides  services to the Fund pursuant to the terms of a sub-advisory  agreement  entered into between OFI Institutional
(at that time, the investment  adviser of the Fund) and the Investment Manager
dated  as  of  November   20,   2001  (the   "Sub-Advisory   Agreement").   In
consideration of the services provided by the Investment Manager,  the Adviser pays a monthly  fee to the  Investment  Manager  equal to 50% of the amount of the Management Fee earned by the Adviser pursuant to the Advisory Agreement.

            The Sub-Advisory  Agreement was approved by the Board (including a majority of the Independent Managers),  at a meeting held in person on October
21, 2002,  and was approved  December 16, 2002 by  OppenheimerFunds,  Inc., of which  OFI  Institutional  is a  wholly-owned  subsidiary,  as the  then  sole shareholder of the Fund on behalf of OFI Institutional.  As in the case of the
Advisory  Agreement,  the  Independent  Trustees were provided with data as to the qualifications of the Investment  Manager's  personnel and the quality and extent  of its  advisory  services.  The  Board  particularly  considered  the
Investment Manager's investment record in managing  multi-manager hedge funds.
In  arriving  at a  decision,  the Board did not  single out any one factor or group of factors as being more important  than other  factors,  but considered all  factors  together.  The Board  judged  the terms  and  conditions  of the
Sub-Advisory  Agreement,  including the  investment  advisory fee, in light of all of the surrounding circumstances,  and found the Sub-Advisory Agreement to be fair and reasonable and in the best interests of the Fund.

            The  Sub-Advisory  Agreement has an initial term of two years from the date of its  execution,  and may be  continued in effect from year to year thereafter if such  continuance  is approved  annually by the Board or by vote of a majority of the outstanding voting securities of the Fund;  provided that in  either  event  the  continuance  is also  approved  by a  majority  of the
Independent  Trustees  by vote  cast in person  at a  meeting  called  for the purpose of voting on such approval.  The Sub-Advisory  Agreement is terminable without penalty,  on 60 days' prior written notice: by the Board; by vote of a
majority  of  the   outstanding   voting   securities  of  the  Fund;  by  OFI
Institutional;  or by the Investment Manager. The Sub-Advisory  Agreement also
provides  that  it  will   terminate   automatically   in  the  event  of  its
"assignment,"  as  defined  by  the  Investment  Company  Act  and  the  rules thereunder.

            The  Sub-Advisory  Agreement  provides  that  in  the  absence  of willful  misfeasance,  bad faith,  gross  negligence in the performance of its duties or reckless  disregard of its obligations and duties under the Advisory
Agreement,   the  Investment   Manager  is  not  liable  to  the  Fund  or  to
Institutional  for any loss the Fund sustains for any investment,  adoption of any  investment  policy,  or the purchase,  sale or retention of any security.
In addition,  it provides  that the  Investment  Manager may act as investment adviser for any other person,  firm or corporation  and use the name "Tremont"
in  connection  with  other  investment  companies  for  which  it may  act as investment  adviser.  If  the  Investment  Manager  shall  no  longer  act  as investment  manager of the Fund, the Investment Manager may withdraw the right of the Fund to use the name "Tremont" as part of its name.

            The   relationship   between  the   Investment   Manager  and  the
investment  adviser  of the Fund  remains  the  same,  even  though  it is the
Adviser who serves as investment adviser of the Fund,  including the fact that the investment  adviser of the Fund will pay the Investment Manager 50% of the
Management  Fee.  With  respect  to  any  description   above  concerning  the
relationship  between  the  Investment  Manager  and  OFI  Institutional,  the
Adviser will replace OFI Institutional in every respect.

FUND EXPENSES

            The  Fund  will  bear  all  costs  and  expenses  incurred  in its business and operations other than those specifically  required to be borne by the Adviser  pursuant to the Advisory  Agreement.  Costs and expenses borne by the Fund include, but are not limited to, the following:

o     all costs and expenses  directly related to investment  transactions and
                  positions  for  the  Fund's  account,   including,  but  not
                  limited to, brokerage  commissions,  research fees, interest and commitment fees on loans and debit  balances,  borrowing charges on  securities  sold short,  dividends on securities sold but not yet  purchased,  custodial  fees,  margin fees, transfer  taxes and  premiums,  taxes  withheld  on  foreign
                  dividends  and  indirect   expenses  from   investments   in
                  Portfolio Funds;
o     all costs and expenses  associated  with the operation and  registration of the  Fund,  ongoing  offering  costs  and  the  costs  of compliance with, any applicable federal and state laws;
o     all costs and expenses  associated with the  organization  and operation of separate  investment funds managed by Portfolio  Managers retained by the Fund;
o     the  costs  and  expenses  of  holding  meetings  of the  Board  and any meetings of  shareholders,  including costs  associated with the preparation and dissemination of proxy materials;

o     the  fees  and  disbursements  of Fund  counsel,  legal  counsel  to the
                  Independent  Trustees,   Managers,   Independent  Registered
                  Public  Accounting  Firm for the Fund and other  consultants and professionals engaged on behalf of the Fund;

o     the Management Fee;
o     the  fees   payable   to   custodians   and  other   persons   providing
                  administrative services to the Fund;
o     the costs of a fidelity  bond and any  liability  insurance  obtained on behalf of the Fund or the Board;
o     all costs and  expenses  of  preparing,  setting in type,  printing  and
                  distributing    reports   and   other    communications   to
                  shareholders; and
o     such other types of  expenses  as may be  approved  from time to time by the Board of Trustees.

            The Portfolio Funds will bear all expenses  incurred in connection with their  operations.  These  expenses are similar to those  incurred by the
Fund. The Portfolio  Managers  generally will charge  asset-based  fees to and
receive   performance-based   allocations  from  the  Portfolio  Funds,  which
effectively will reduce the investment  returns of the Portfolio Funds and the amount  of any  distributions  from the  Portfolio  Funds to the  Fund.  These expenses,  fees and  allocations  will be in addition to those incurred by the
Fund itself.

CODES OF ETHICS

            The Fund, the Adviser,  the Investment Manager and the Distributor
have each  adopted  codes of  ethics.  The codes are  designed  to detect  and prevent improper  personal trading by their  personnel,  including  investment personnel,  that might compete with or otherwise  take advantage of the Fund's
portfolio   transactions.   Covered  persons  include  the  Trustees  and  the
officers and directors of the Adviser and the Investment  Manager,  as well as employees of the Adviser and the Investment  Manager  having  knowledge of the investments  and  investment  intentions  of the  Fund.  The  codes of  ethics permit  persons  subject  to the  Code  to  invest  in  securities,  including securities  that may be purchased or held by the Fund,  subject to a number of restrictions  and controls.  Compliance  with the codes of ethics is carefully monitored and enforced.

            The  codes of  ethics  are  included  as  exhibits  to the  Fund's registration  statement filed with the Securities and Exchange  Commission and can be reviewed and copied at the SEC's Public  Reference  Room in Washington,
D.C.  Information  on  the  operation  of the  Public  Reference  Room  may be obtained  by  calling  the SEC at  1-202-942-8090.  The  codes of  ethics  are
available   on  the   EDGAR   database   on  the   SEC's   Internet   site  at
http://www.sec.gov,  and also may be obtained, after paying a duplicating fee, by electronic  request at the following  E-mail  address:  publicinfo@sec.gov,
or  by  writing  the  SEC's  Public  Reference   Section,   Washington,   D.C.
20549-0102.

                            CONFLICTS OF INTEREST
THE ADVISER

            The Adviser  and its  affiliates  manage the assets of  registered investment  companies  other  than the Fund and  provide  investment  advisory services to other  accounts.  The Fund has no  interest  in these  activities.
The Adviser and its officers or employees who assist in providing  services to the Fund will be engaged  in  substantial  activities  other than on behalf of the Fund and may have  conflicts  of  interest  in  allocating  their time and activity  between  the Fund and  other  registered  investment  companies  and accounts  managed by the Adviser.  The Adviser and its officers and  employees will  devote  so much of  their  time to the  affairs  of the Fund as in their judgment is necessary and appropriate.

THE INVESTMENT MANAGER

            The  Investment  Manager  also  provides  investment  advisory and other  services,  directly  and through  affiliates,  to various  entities and accounts  other than the Fund ("Tremont  Accounts").  The Fund has no interest in these activities.  The Investment Manager and the investment  professionals who, on behalf of the Investment  Manager,  will provide  investment  advisory services to the Fund will be engaged in substantial  activities  other than on behalf of the Fund, may have differing  economic  interests in respect of such activities,  and may have  conflicts of interest in allocating  their time and activity between the Fund and the Tremont  Accounts.  Such persons will devote only  so  much  time to the  affairs  of the  Fund  as in  their  judgment  is necessary and appropriate.

PARTICIPATION IN INVESTMENT OPPORTUNITIES

            The  Investment  Manager  expects to employ an investment  program for the Fund that is substantially  similar to the investment program employed
by  it  for  certain  Tremont   Accounts,   including  a  private   investment
partnership that has an investment  program that is substantially  the same as the Fund's investment  program.  As a general matter,  the Investment  Manager will  consider  participation  by  the  Fund  in  all  appropriate  investment opportunities  that are under  consideration for those other Tremont Accounts.
There may be circumstances,  however,  under which the Investment Manager will cause one or more  Tremont  Accounts  to commit a larger  percentage  of their respective  assets to an investment  opportunity  than to which the Investment
Manager will commit the Fund's assets.  There also may be circumstances  under which the Investment  Manager will consider  participation by Tremont Accounts in investment  opportunities  in which the Investment  Manager does not intend to invest on behalf of the Fund, or vice versa.

            The  Investment  Manager  will  evaluate for the Fund and for each
Tremont  Account a variety  of factors  that may be  relevant  in  determining whether a particular  investment  opportunity or strategy is  appropriate  and feasible for the Fund or a Tremont  Account at a particular  time,  including, but  not  limited  to,  the  following:  (1)  the  nature  of  the  investment opportunity  taken in the context of the other  investments  at the time;  (2)
the  liquidity  of the  investment  relative  to the  needs of the  particular entity or account;  (3) the  availability  of the opportunity  (i.e.,  size of obtainable  position);  (4)  the  transaction  costs  involved;  and  (5)  the investment or regulatory  limitations  applicable to the particular  entity or account.  Because  these  considerations  may  differ  for  the  Fund  and the
Tremont Accounts in the context of any particular investment opportunity,  the investment  activities  of the Fund and the Tremont  Accounts  may differ from time to time.  In  addition,  the fees and  expenses  of the Fund will  differ from those of the Tremont  Accounts.  Accordingly,  the future  performance of the Fund and the Tremont Accounts will vary.

            When  the  Investment   Manager   determines   that  it  would  be
appropriate  for the Fund and one or more Tremont  Accounts to  participate in an investment  transaction in the same  Portfolio Fund or other  investment at the same time,  it will attempt to aggregate,  place and allocate  orders on a basis  that  the  Investment  Manager  believes  to  be  fair  and  equitable, consistent with its  responsibilities  under applicable law. Decisions in this regard are  necessarily  subjective and there is no requirement  that the Fund participate,  or  participate to the same extent as the Tremont  Accounts,  in all investments or trades.  However,  no participating  entity or account will receive preferential  treatment over any other and the Investment Manager will take  steps  to  ensure  that  no  participating  entity  or  account  will be systematically  disadvantaged by the aggregation,  placement and allocation of orders and investments.

            Situations   may   occur,   however,   where  the  Fund  could  be
disadvantaged   because  of  the  investment   activities   conducted  by  the
Investment  Manager for the Tremont  Accounts.  Such  situations  may be based on,  among  other  things,  the  following:  (1) legal  restrictions  or other limitations  (including limitations imposed by Portfolio Managers with respect to Portfolio  Funds) on the combined  size of positions  that may be taken for the Fund and the Tremont  Accounts,  thereby  limiting  the size of the Fund's
position  or  the  availability  of  the  investment   opportunity;   (2)  the
difficulty of liquidating an investment for the Fund and the Tremont  Accounts where the market  cannot  absorb the sale of the combined  positions;  and (3)
the  determination  that a particular  investment is warranted  only if hedged with an option or other  instrument  and  there is a limited  availability  of such  options or other  instruments.  In  particular,  the Fund may be legally restricted  from  entering  into a  "joint  transaction"  (as  defined  in the
Investment  Company  Act)  with  the  Tremont  Accounts  with  respect  to the securities of an issuer  without  first  obtaining  exemptive  relief from the
SEC.  See "Other Matters" below.

            Directors,  officers,  employees and  affiliates of the Investment
Manager  may buy and  sell  securities  or other  investments  for  their  own accounts and may have actual or potential  conflicts of interest  with respect to  investments  made on behalf of the Fund. As a result of differing  trading
and  investment   strategies  or  constraints,   positions  may  be  taken  by
directors,  officers,  employees and affiliates of the Investment  Manager, or by the  Investment  Manager  for the  Tremont  Accounts,  that  are the  same, different or made at a different time than positions taken for the Fund.

OTHER MATTERS

            Except  in  accordance  with  applicable  law,  the  Adviser,  the
Investment  Manager and their  affiliates  are not permitted to buy securities or other  property  from, or sell  securities or other  property to, the Fund.
However,  subject to certain  conditions imposed by applicable rules under the
Investment Company Act, the Fund may effect certain principal  transactions in securities with one or more accounts  managed by the Adviser or the Investment
Manager,  except for accounts as to which the Adviser,  the Investment Manager or any of their  affiliates  serves as a general  partner  or as to which they may be deemed to be an affiliated  person (or an  affiliated  person of such a person),  other than an affiliation that results solely from the Adviser,  the
Investment  Manager  or one  of  their  affiliates  serving  as an  investment adviser to the  account.  These  transactions  would be made in  circumstances where the Investment  Manager has  determined it would be appropriate  for the
Fund to  purchase  (or sell),  and the Adviser or the  Investment  Manager has determined it would be appropriate  for another account to sell (or purchase), the same security or instrument on the same day.

            Future  investment  activities  of  the  Adviser,  the  Investment
Manager and their affiliates,  and of their respective directors,  officers or employees, may give rise to additional conflicts of interest.

                                 TAX ASPECTS
            This  summary  of  certain  aspects  of  the  federal  income  tax treatment  of the Fund is based upon the  Internal  Revenue  Code of 1986,  as amended (the "Code"), judicial decisions,  Treasury Regulations and rulings in existence  on the date  hereof,  all of which  are  subject  to  change.  This summary  does not  discuss the impact of various  proposals  to amend the Code which could change  certain of the tax  consequences  of an  investment in the
Fund.  This  summary  also  does  not  discuss  tax  consequences  that may be relevant  to persons who are neither  U.S.  persons  within the meaning of the
Code nor persons exempt from federal income tax.

Tax Treatment of Fund Operations
--------------------------------

      Qualification as a Regulated Investment Company.  As a regulated
      -----------------------------------------------
investment company, the Fund is not subject to federal income tax on the portion of its net investment income (that is, taxable interest, dividends, and other taxable ordinary income, net of expenses and net short-term capital gain in excess of long-term capital loss) and capital gain net income (that is, the excess of net long-term capital gains over net short-term capital losses) that it distributes to shareholders.  That qualification enables the
Fund to "pass through" its income and realized capital gains to shareholders without the Fund having to pay tax on them.  The Code contains a number of complex tests relating to qualification that the Fund might not meet in a particular year. If it did not qualify as a regulated investment company, the
Fund would be treated for federal income tax purposes as an ordinary corporation and would receive no tax deduction for payments made to shareholders.

      To qualify as a regulated investment company, the Fund must distribute at least 90% of its investment company taxable income (in brief, net investment income and the excess of net short-term capital gain over net long-term capital loss) for the taxable year. The Fund must also satisfy certain other requirements of the Code, some of which are described below.
Distributions by the Fund made during the taxable year or, under specified circumstances, within twelve months after the close of the taxable year, will be considered distributions of income and gains for the taxable year and will therefore count toward satisfaction of the above-mentioned requirement.

      To qualify as a regulated investment company, the Fund must derive at least 90% of its gross income each taxable year from dividends, interest, certain payments with respect to securities loans, gains from the sale or other disposition of stock or securities or foreign currencies (to the extent such currency gains are directly related to the regulated investment company's principal business of investing in stock or securities) and certain other income.

      In addition to satisfying the requirements described above, the Fund must satisfy an asset diversification test in order to qualify as a regulated investment company.  Under that test, at the close of each quarter of the
Fund's taxable year, at least 50% of the value of the Fund's assets must consist of cash and cash items, U.S. government securities, securities of other regulated investment companies, and securities of "other issuers". As to each of those "other issuers", the Fund must not have invested more than
5% of the value of the Fund's total assets in securities of each such issuer and the Fund must not hold more than 10% of the outstanding voting securities of each such issuer.  In addition, no more than 25% of the value of the
Fund's total assets may be invested in the securities of any one issuer
(other than U.S. government securities and securities of other regulated investment companies) or in two or more issuers which the Fund controls and which are engaged in the same or similar trades or businesses or related trades or businesses.  For purposes of this test, obligations issued or guaranteed by certain agencies or instrumentalities of the U.S. government are treated as U.S. government securities.

      Excise Tax on Regulated Investment Companies. Under the Code, by
      --------------------------------------------
December 31 of each year, the Fund must distribute at least 98% of its taxable investment income earned from January 1 through December 31 of that year and at least 98% of its capital gains realized in the period from
November 1 of the prior year through October 31 of the current year. If it does not, the Fund must pay an excise tax on the amounts not distributed. It is presently anticipated that the Fund will meet those requirements. To meet these requirements, in certain circumstances the Fund might be required to liquidate portfolio investments to make sufficient distributions. However, the Board of Trustees and the Adviser might determine in a particular year that it would be in the best interests of shareholders for the Fund not to make such distributions at the required levels and to pay the excise tax on the undistributed amounts. That would reduce the amount of income or capital gains available for distribution to shareholders.

Unrelated Business Taxable Income
---------------------------------

      Generally,  an exempt  organization is exempt from federal income tax on its passive investment income, such as dividends, interest and capital gains.1  This  general  exemption  from tax does not  apply to the  "unrelated business  taxable  income"  ("UBTI")  of an  exempt  organization.  Generally, income and gain derived by an exempt  organization from the ownership and sale of debt-financed  property is taxable in the proportion to which such property is  financed  by  "acquisition  indebtedness"  during the  relevant  period of time.  Accordingly,  a tax-exempt U.S.  person  investing in the Fund will not realize UBTI with respect to an unleveraged  investment in shares.  Tax-exempt
U.S.  persons are urged to consult their own tax advisors  concerning the U.S.
tax consequences of an investment in the Fund.

                             ERISA CONSIDERATIONS
            Persons who are  fiduciaries  with respect to an employee  benefit plan or other arrangement  subject to the Employee  Retirement Income Security
Act of 1974,  as amended  (an "ERISA  Plan" and  "ERISA,"  respectively),  and persons who are  fiduciaries  with  respect to an IRA or Keogh Plan,  which is not  subject to ERISA but is subject to the  prohibited  transaction  rules of
Section 4975 of the Code (together with ERISA Plans,  "Benefit  Plans") should consider,  among other things,  the matters described below before determining whether to invest in the Fund.

            ERISA imposes  certain  general and specific  responsibilities  on persons  who  are  fiduciaries  with  respect  to  an  ERISA  Plan,  including prudence,  diversification,  an  obligation  not  to  engage  in a  prohibited
transaction  and  other  standards.   In  determining   whether  a  particular
investment  is  appropriate  for an ERISA Plan,  Department  of Labor  ("DOL")
regulations  provide that a fiduciary  of an ERISA Plan must give  appropriate consideration  to, among other things,  the role that the investment  plays in the ERISA Plan's portfolio,  taking into consideration  whether the investment is designed  reasonably to further the ERISA Plan's  purposes,  an examination of the risk and return  factors,  the portfolio's  composition  with regard to diversification,  the  liquidity  and  current  return of the total  portfolio relative to the anticipated  cash flow needs of the ERISA Plan, the income tax consequences of the investment (see "Tax  Aspects--Certain  Issues  Pertaining to  Specific  Exempt  Organizations")  and the  projected  return of the total portfolio  relative to the ERISA Plan's funding  objectives.  Before investing the assets of an ERISA Plan in the Fund, a fiduciary should determine  whether such an investment is consistent with its fiduciary  responsibilities  and the foregoing  regulations.  For example,  a fiduciary  should consider whether an investment  in  the  Fund  may  be  too  illiquid  or  too  speculative  for a particular  ERISA  Plan,  and  whether  the  assets of the ERISA Plan would be sufficiently  diversified.  If a fiduciary with respect to any such ERISA Plan breaches its or his  responsibilities  with regard to selecting an  investment or an investment  course of action for such ERISA Plan,  the fiduciary  itself or  himself  may be held  liable for  losses  incurred  by the ERISA Plan as a result of such breach.

            Because the Fund is registered as an investment  company under the
Investment  Company  Act,  the  underlying  assets of the Fund  should  not be considered  to be "plan  assets" of the ERISA Plans  investing in the Fund for purposes of ERISA's (or the Code's)  fiduciary  responsibility  and prohibited transaction  rules.  Thus, neither the Adviser nor the Investment Manager will be fiduciaries  within the meaning of ERISA by reason of their  authority with respect to the Fund.

            A  Benefit  Plan  which  proposes  to  invest  in the Fund will be required  to  represent  that it,  and any  fiduciaries  responsible  for such
Plan's  investments,  are  aware  of  and  understand  the  Fund's  investment objective,  policies and  strategies,  that the decision to invest plan assets in the Fund was made with  appropriate  consideration  of relevant  investment factors with regard to the Benefit Plan and is consistent  with the duties and responsibilities  imposed  upon  fiduciaries  with regard to their  investment decisions under ERISA and/or the Code.

            Certain  prospective  Benefit Plan Members may currently  maintain relationships  with the Adviser,  the Investment  Manager or their affiliates.
Each of such  persons  may be  deemed  to be a party in  interest  to and/or a fiduciary  of any  Benefit  Plan to which it provides  investment  management,
investment  advisory  or  other  services.   ERISA  prohibits  (and  the  Code
penalizes)  the use of ERISA and  Benefit  Plan  assets  for the  benefit of a party in interest and also  prohibits (or  penalizes) an ERISA or Benefit Plan fiduciary  from using its  position  to cause such Plan to make an  investment from  which it or  certain  third  parties  in  which  such  fiduciary  has an interest  would receive a fee or other  consideration.  ERISA and Benefit Plan
Members should consult with counsel to determine if  participation in the Fund is a  transaction  that is  prohibited  by ERISA or the Code.  Fiduciaries  of
ERISA or Benefit Plan Members will be required to represent  that the decision to invest in the Fund was made by them as fiduciaries  that are independent of such  affiliated  persons,  that such  fiduciaries are duly authorized to make such investment  decision and that they have not relied on any  individualized advice or  recommendation of such affiliated  persons,  as a primary basis for the decision to invest in the Fund.

            The  provisions of ERISA and the Code are subject to extensive and
continuing   administrative  and  judicial   interpretation  and  review.  The
discussion of ERISA and the Code  contained in this SAI and the  prospectus is general  and  may  be  affected  by  future  publication  of  regulations  and rulings.  Potential  Benefit Plan Members  should consult their legal advisers regarding the  consequences  under ERISA and the Code of the  acquisition  and ownership of shares.

BROKERAGE

            Each Portfolio Manager is directly  responsible for placing orders for  the  execution  of  portfolio  transactions  for  the  Portfolio  Fund or
Portfolio  Account  that  it  manages  and for the  allocation  of  brokerage.
Transactions  on U.S.  stock  exchanges  and on some foreign  stock  exchanges involve  the  payment  of  negotiated  brokerage  commissions.  On  the  great majority  of  foreign  stock  exchanges,  commissions  are  fixed.  No  stated
commission is generally  applicable to securities  traded in  over-the-counter markets,  but the prices of those securities include  undisclosed  commissions or mark-ups.

            In  selecting  brokers  and  dealers  to execute  transactions  on behalf of a Portfolio Fund or Portfolio  Account,  each Portfolio Manager will generally  seek to obtain the best price and execution  for the  transactions, taking  into  account  factors  such as price,  size of order,  difficulty  of execution  and  operational  facilities  of a  brokerage  firm,  the scope and quality of brokerage services  provided,  and the firm's risk in positioning a block of  securities.  Although it is  expected  that each  Portfolio  Manager generally  will seek  reasonably  competitive  commission  rates,  a Portfolio
Manager  will not  necessarily  pay the lowest  commission  available  on each transaction.  The  Portfolio  Managers  will  typically  have no obligation to deal  with any  broker  or group  of  brokers  in  executing  transactions  in portfolio  securities.  Brokerage practices adopted by Portfolio Managers with respect to  Portfolio  Funds may vary and will be governed  by each  Portfolio
Fund's organizational documents.

            Consistent   with  the   principle   of  seeking  best  price  and
execution,  a  Portfolio  Manager  may place  orders for a  Portfolio  Fund or
Portfolio  Account with brokers  that  provide the  Portfolio  Manager and its affiliates with  supplemental  research,  market and statistical  information, including advice as to the value of securities,  the advisability of investing in,  purchasing or selling  securities,  and the availability of securities or purchasers  or sellers of  securities,  and  furnishing  analyses  and reports concerning  issuers,  industries,  securities,  economic  factors  and trends, portfolio  strategy  and the  performance  of  accounts.  The  expenses of the
Portfolio  Managers are not necessarily  reduced as a result of the receipt of this supplemental  information,  which may be useful to the Portfolio Managers or their affiliates in providing  services to clients other than the Portfolio
Funds and the  Portfolio  Accounts  they manage.  In addition,  not all of the supplemental  information  is  necessarily  used  by a  Portfolio  Manager  in
connection   with  the  Portfolio  Fund  or  Portfolio   Account  it  manages.
Conversely,  the  information  provided to a Portfolio  Manager by brokers and
dealers  through  which  other  clients  of  the  Portfolio   Manager  or  its
affiliates  effect  securities  transactions  may be useful  to the  Portfolio
Manager in providing services to the Portfolio Fund or a Portfolio Account.

            It  is  anticipated  that  Portfolio   Managers   (including  each
Portfolio  Manager  retained to manage a  Portfolio  Account)  will  generally follow  brokerage  placement  practices  similar to those described above. The brokerage  placement  practices  described  above will also be followed by the
Investment  Manager  to the  extent  it  places  transactions  for  the  Fund.
However,  certain  Portfolio  Managers  (other than those  managing  Portfolio
Accounts) may have policies that permit the use of brokerage  commissions of a
Portfolio  Fund to obtain  products or services that are not research  related and that may benefit the Portfolio Manager.

                             VALUATION OF ASSETS

      The net asset value of the Fund is computed, generally monthly, as of the close of business on the following days: (i) the last day of each fiscal year, (ii) the date preceding the date as of which any shares of the Fund are purchased, and (iii) any day as of which the Fund repurchases any shares.
The Fund's net asset value is the value of the Fund's assets less its liabilities divided by the shares outstanding.  The net asset value is computed in accordance with the pricing policies and procedures adopted by the Board.

      The Fund's investment in Portfolio Funds are subject to the terms and conditions of the respective operating agreements and offering memoranda, as appropriate, pursuant to which the Fund will value its investments in
Portfolio Funds at fair value.  The Fund's investments in Portfolio Funds are carried at fair value as determined by the Fund's pro-rata interest in the net assets of each Portfolio Fund.  These Portfolio Funds value their underlying investments in accordance with policies established by such
Portfolio Funds, as described in each of their financial statements and offering memoranda.  All valuations utilize financial information supplied by each Portfolio Fund and are net of management and performance incentive fees or allocations payable to the Portfolio Managers pursuant to the Portfolio
Funds' agreements.  Where no value is readily available from a Portfolio Fund or where a value is supplied by a Portfolio Fund is deemed not to be indicative of its value, the Portfolio Fund will be valued at fair value as determined in good faith by the Board or in accordance with the procedures adopted by the Board.  In accordance with the Advisory Agreement, the Adviser values the Fund's assets based on such reasonably available relevant information as it considers material.  Because of the inherent uncertainty of valuation, the values of the Fund's investments may differ significantly from the values that would have been used had a ready market for the investments held by the Fund been available.

      To the extent Portfolio Managers are engaged to manage the Portfolio
Accounts, the Fund will value portfolio securities of the Portfolio Accounts managed by the Portfolio Managers as described below:

            Equity  securities,  puts,  calls  and  futures  traded  on a U.S.
            securities exchange or on NASDAQ are valued as follows:

                  (1) if last sale  information  is regularly  reported,  they are  valued  at  the  last  reported  sale  price  on the
                     principal  exchange  on  which  they  are  traded  or  on
                     NASDAQ, as applicable, on that day, or

                  (2)  if  last  sale   information  is  not  available  on  a
                     valuation  date,  they are  valued  at the last  reported
                     sale price  preceding the valuation  date if it is within
                     the spread of the  closing  "bid" and  "asked"  prices on
                     the  valuation  date or,  if not,  at the  closing  "bid"
                     price on the valuation date.

            Equity  securities  traded  on  a  foreign   securities   exchange
            generally are valued in one of the following ways:

                  (1) at the last sale price  available to the pricing service approved by the Board of Trustees, or

                  (2) at the last sale price  obtained by the Adviser from the report of the  principal  exchange on which the  security
                     is traded at its last trading  session on or  immediately
                     before the valuation date, or

                  (3) at  the  mean  between  the  "bid"  and  "asked"  prices
                     obtained  from  the  principal   exchange  on  which  the
                     security  is  traded  or,  on  the  basis  of  reasonable
                     inquiry, from two market makers in the security.

            The following  securities are valued at the mean between the "bid"
            and "asked"  prices  determined by a pricing  service  approved by the Board of Trustees  or obtained by the Adviser  from two active market makers in the security on the basis of reasonable inquiry:

                  (1) debt  instruments  that have a maturity of more than 397 days when issued,

                  (2)  debt  instruments  that had a  maturity  of 397 days or less when  issued and have a  remaining  maturity of more
                     than 60 days,

                  (3) non-money  market debt  instruments  that had a maturity of  397  days  or  less  when  issued  and  which  have a
                     remaining maturity of 60 days or less, and
                  (4)  puts,  calls  and  futures  that are not  traded  on an exchange or on NASDAQ.

            Money market debt  securities that had a maturity of less than 397 days when  issued  that have a  remaining  maturity  of 60 days or less are valued at cost,  adjusted  for  amortization  of premiums and accretion of discounts.

            Securities   (including   restricted    securities)   not   having
            readily-available  market  quotations  are  valued  at fair  value determined under procedures  established by the Board of Trustees.
            If the  Adviser is unable to locate two market  makers  willing to give  quotes,  a security  may be priced at the mean  between  the
            "bid" and "asked" prices  provided by a single active market maker
            (which  in  certain  cases may be the  "bid"  price if no  "asked"
            price is  available).  The Fund's  interests  in  Portfolio  Funds will not have  readily  available  market  quotations  and will be valued at their  "fair  value,"  as  determined  under  procedures established  by  the  Board  of  Trustees.  As  described  in  the prospectus,  with respect to its interests in Portfolio Funds, the
            Fund will  normally  rely on  valuation  information  provided  by
            Portfolio   Managers   as  being   the   "fair   value"   of  such
            investments.  The Board of Trustees,  however,  will consider such information  provided  by  Portfolio  Managers,  as well as  other available  information,  and  may  possibly  conclude  in  unusual
            circumstances  that  the  information   provided  by  a  Portfolio
            Manager  does  not  represent  the  "fair  value"  of  the  Fund's interests in Portfolio Funds.

            In  the  case  of  U.S.  government  securities,   mortgage-backed
            securities,  corporate  bonds and foreign  government  securities, when  last  sale  information  is  not  generally  available,  the
            Adviser  may  use  pricing  services  approved  by  the  Board  of
            Trustees.  The pricing service may use "matrix" comparisons to the prices for comparable instruments on the basis of quality,  yield, and maturity.  Other special  factors may be involved (such as the tax-exempt  status of the interest paid by municipal  securities).
            The Adviser  will  monitor the  accuracy of the pricing  services.
            That  monitoring may include  comparing  prices used for portfolio valuation to actual sales prices of selected securities.

            The  closing  prices in the London  foreign  exchange  market on a particular  business  day that are  provided by a bank,  dealer or pricing  service  that the Adviser has  determined  to be reliable are used to value  foreign  currency,  including  forward  foreign currency  contracts,  and to  determine  the U.S.  dollar value of securities that are denominated or quoted in foreign currency.

           INDEPENDENT REGISTERED ACCOUNTING FIRM AND LEGAL COUNSEL

            Ernst & Young LLP  serves  as the  Independent  Registered  Public
Accounting  Firm  of the  Fund.  Its  principal  business  address  is 5 Times
Square, New York, NY 10036.

            Mayer,  Brown,  Rowe & Maw LLP, New York,  New York,  acts as Fund
Counsel and Independent Trustee Counsel.

                                  CUSTODIAN
      Citibank,  N.A. (the "Custodian")  serves as the custodian of the Fund's assets,  and may  maintain  custody of the Fund's  assets  with  domestic  and
non-U.S.  subcustodians  (which  may be  banks,  trust  companies,  securities depositories  and  clearing  agencies)  approved  by the Board.  Assets of the
Fund are not held by the Adviser or the Investment  Manager or commingled with the assets of other accounts  except to the extent that securities are held in the  name of a  custodian  in a  securities  depository,  clearing  agency  or
omnibus  customer  account  of  such  custodian.   The  Custodian's  principal
business address is 111 Wall Street, New York, New York 10005

             CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES
      As of June 30, 2004, the Adviser owned  approximately  21% of the Shares of the  Fund.  The  Adviser  is a  corporation  organized  under  the  laws of
Colorado and  maintains its principal  office at Two World  Financial  Center,
225 Liberty  Street,  New York,  New York  10281-1008.  Any  shareholder  that holds  more  than 25% of the  Shares  may be deemed  to  control  the Fund and generally  would be in a position  to control the outcome of voting on matters as to which Shareholders are entitled to vote.

      In addition,  as of June 30, 2004, the following  persons are all of the other  persons  who own 5% or more of the  Shares  of the  Fund.  They own the
Shares both beneficially and as of record:

---------------------------------------------------------------------------------
Name                                  Address                        Percentage
                                                                     of   Shares
                                                                     Owned
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Hawaii Electricians Pension Fund      1935 Hau Street #300           6%
                                      Honolulu, Hawaii 96819

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Hawaii Electricians Annuity Fund      1935 Hau Street #300           6%
                                      Honolulu, Hawaii 96819

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

Hawaii Carpenters Financial Security  1199 Dillingham Blvd. #200     12%
Fund                                  Honolulu, Hawaii 96813

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

SCI Cash Balance Plan                 1929 Allen Parkway             28%
                                      Houston, Texas 77070

---------------------------------------------------------------------------------

                       SUMMARY OF DECLARATION OF TRUST
            The following is a summary  description of additional items and of select  provisions  of  the  Declaration  of  Trust  that  are  not  described elsewhere in this SAI or in the Fund's  prospectus.  The  description  of such items and  provisions is not  definitive  and reference  should be made to the complete  text of the  Declaration  of Trust filed as an exhibit to the Fund's
Registration Statement.

LIABILITY OF SHAREHOLDERS; DUTY OF CARE

      All persons  extending credit to, doing business with,  contracting with or having or asserting any claim  against the Fund or the Trustees  shall look
only  to  the  assets  of  the  Fund  for  payment   under  any  such  credit,
transaction,   contract  or  claim;  and  neither  the  shareholders  nor  the
Trustees,  nor any of their agents,  whether past, present or future, shall be personally  liable,  Notice of such disclaimer and agreement  thereto shall be given in each agreement,  obligation or instrument entered into or executed by
Fund or the Trustees.

      Under  the   Declaration  of  Trust,   there  is  expressly   disclaimed
shareholder  and Trustee  liability for the acts and  obligations of the Fund.
Nothing  in the  Declaration  of Trust  shall,  however,  protect a Trustee or officer  against  any  liability  to  which  such  Trustee  or  officer  would otherwise  be  subject  by reason of willful  misfeasance,  bad  faith,  gross negligence or reckless  disregard of the duties involved in the conduct of the office of Trustee or of such officer hereunder.

      Massachusetts  law permits a  shareholder  of a business  trust (such as the  Fund)  to be held  personally  liability  as a  "partner"  under  certain
circumstances.   However,   the  risk  that  a  Fund  shareholder  will  incur
financial  loss from being held liable as a  "partner"  of the Fund is limited to the relatively  remote  circumstances  in which the Fund would be unable to meet its obligations.

TERM, DISSOLUTION AND LIQUIDATION

      The  liquidation  of the Fund may be authorized at any time by vote of a majority of the Trustees or instrument  executed by a majority of their number then in office,  provided the Trustees find that it is in the best interest of the  shareholders  of the Fund or as otherwise  provided in the Declaration of
Trust.

            Upon the occurrence of any event of dissolution,  the Board or the
Adviser,  acting as  liquidator  under  appointment  by the Board (or  another liquidator,  if the Board does not appoint the Adviser to act as liquidator or is unable to perform  this  function),  is charged with winding up the affairs of the Fund and liquidating its assets.

            Upon  the   dissolution   of  the  Fund,  its  assets  are  to  be
distributed  (1) first to satisfy the debts,  liabilities  and  obligations of the Fund,  other than debts to  shareholders,  including actual or anticipated
liquidation  expenses,  and  (2)  then  to  satisfy  debts,   liabilities  and
obligations owing to the shareholders.  Assets may be distributed in-kind on a pro rata basis if the Board or liquidator  determines that such a distribution would be in the  interests  of the  shareholders  in  facilitating  an orderly liquidation.

VOTING

            Each  Member has the right to cast a number of votes  equal to the number of shares owned at a meeting of shareholders  called by the Board or by shareholders  holding  not less than  one-third  of the total  number of votes eligible  to be cast.  Shareholders  will be entitled to vote on any matter on which shareholders of a registered  investment company organized as a business trust would normally be entitled to vote,  including the election of Trustees, approval of the Fund's  investment  advisory  agreement,  and  approval of the
Fund's  auditors,  and on  certain  other  matters,  to the  extent  that  the
Investment  Company Act requires a vote of  shareholders  on any such matters.
Except for the  exercise of their  voting  privileges,  shareholders  in their capacity as such are not entitled to  participate in the management or control of the Fund's business, and may not act for or bind the Fund.

REPORTS TO SHAREHOLDERS

            The Fund  will  furnish  to  shareholders  as soon as  practicable after  the end of each  taxable  year such  information  as is  necessary  for shareholders to complete federal and state income tax or information  returns, along with any other tax  information  required by law.  The Fund will send to shareholders  a semi-annual  and an audited annual report within 60 days after the close of the period for which it is being made,  or as otherwise  required by the  Investment  Company  Act.  Quarterly  reports  from the Adviser or the
Investment  Manager regarding the Fund's operations during each fiscal quarter also will be sent to shareholders.

FISCAL YEAR

      For accounting  purposes,  the Fund's fiscal year is the 12-month period ending on March  31st.  The first  fiscal  year of the Fund  commenced  on the date of the initial  closing and ended on March 31,  2003.  For tax  purposes, the Fund intends to adopt the 12-month  period ending December 31 of each year as its taxable year.

                     FUND ADVERTISING AND SALES MATERIAL

            Advertisements  and  sales  literature  relating  to the  Fund and reports to shareholders may include quotations of investment  performance.  In these materials,  the Fund's performance will normally be portrayed as the net return to an  investor  in the Fund during each month or quarter of the period for which  investment  performance  is being  shown.  In addition to reporting standardized  return  performance,  cumulative  performance  and  year-to-date performance computed by aggregating  quarterly or monthly return data may also be used.  Investment  returns will be reported on a net basis,  after all fees
and  expenses.   Other  methods  may  also  be  used  to  portray  the  Fund's investment performance.

            The  Fund's  investment  performance  will vary from time to time, and past results are not necessarily representative of future results.

            Comparative  performance  information,  as well  as any  published ratings, rankings and analyses,  reports and articles discussing the Fund, may also be used to advertise  or market the Fund,  including  data and  materials prepared by  recognized  sources of such  information.  Such  information  may include  comparisons of the Fund's  investment  performance to the performance of  recognized  market  indices and indices,  including but not limited to the
CSFB/Tremont  Hedge Fund Index, an index prepared in part by Tremont Advisers,
Inc.,  an affiliate  of the Adviser and the  Investment  Manager.  Comparisons
may  also be made to  economic  and  financial  trends  and  data  that may be relevant  for  investors to consider in  determining  whether to invest in the
Fund.

1     With  certain  exceptions,  tax-exempt  organizations  which are private foundations  are subject to a 2% federal  excise tax on their "net  investment income."  The rate of the  excise tax for any  taxable  year may be reduced to
1% if the private foundation meets certain  distribution  requirements for the taxable  year.  A private  foundation  will be  required  to make  payments of estimated tax with respect to this excise tax.

                             FINANCIAL STATEMENTS

      The Fund's audited financial statements for the year ended March 31,
2004 immediately follow.

                                  Appendix A

                           Industry Classifications
Interrogatory no. 1.
Interrogatory no. 1.    Basic Materials

1)    Chemicals
2)    Forest Products & Paper
3)    Iron/Steel
4)    Mining
B)    Communications

5)    Advertising
6)    Internet
7)    Media
8)    Telecommunications
C)    Consumer, (Cyclical)

9)    Airlines
10)   Apparel
11)   Auto Manufacturers
12)   Auto Parts & Equipment
13)   Distribution/Wholesale
14)   Entertainment
15)   Food Service
16)   Home Builders
17)   Home Furnishings
18)   Housewares
19)   Leisure Time
20)   Lodging
21)   Office furnishings
22)   Retail
23)   Storage/Warehousing
24)   Textiles
25)   Toys/Games/Hobbies
D)    Consumer, (Non-Cyclical)

26)   Agriculture
27)   Beverages
28)   Biotechnology
29)   Commercial Services
30)   Cosmetics/Personal Carte
31)   Food
32)   Healthcare-Products
33)   Healthcare-Services
34)   Household Products/Wares
35)   Pharmaceuticals
E)    Diversified

36)   Holding Companies-Divers
F)    Energy

37)   Coal
38)   Energy-alternate Sources
39)   Oil & Gas
40)   Oil & Gas Services
41)   Pipelines
G)    Financial

42)   Banks
43)   Closed-end Funds
44)   Country Funds-Closed-end
45)   Diversified Financial Service
46)   Insurance
47)   Investment Companies
48)   REITS
49)   Real Estate
50)   Savings 7 Loans
51)   Venture Capital
H)    Industrial

52)   Aerospace/Defense
53)   Building Materials
54)   Electrical Company & Equipment
55)   Electronics
56)   Engineering & construction
57)   Environmental Control
58)   Hand-Machine Tools
59)   Machinery - Construction & mining
60)   Machinery - Diversified
61)   Metal Fabricates/Hardware
62)   Miscellaneous Manufacture
63)   Packaging & Containers
64)   Shipbuilding
65)   Transportation
66)   Trucking & Leasing
I)    Technology

67)   Computers
68)   Office/Business Equipment
69)   Semiconductors
70)   Software
J)    Utilities

71)   Electric
72)   Gas
73)   Water

OFI Tremont Market Neutral Hedge Fund
6803 South Tucson Way
Centennial, Colorado  80112
1.866.634.6220

Adviser
OppenheimerFunds, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Investment Manager
Tremont Partners, Inc.
555 Theodore Fremd Avenue
Corporate Center at Rye
Rye, New York 10580
1.914.925.1140

Distributor
OppenheimerFunds Distributor, Inc.
Two World Financial Center
225 Liberty Street
New York, NY 10281-1008

Transfer Agent
OppenheimerFunds Services
6803 South Tucson Way
Centennial, CO  80112

Custodian Bank
Citibank, N.A.
399 Park Avenue
New York, NY  10043

Independent Registered Public Accounting Firm

Ernst & Young LLP
5 Times Square
New York, NY  10036

Fund Counsel
Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10036

                    OFI TREMONT MARKET NEUTRAL HEDGE FUND

                                   FORM N-2

                                    PART C
                              OTHER INFORMATION

Item 24.    Financial Statements and Exhibits
---------------------------------------------

(1)   Financial Statements:

            Registrant's   audited   financial   statements   for  the  period
commencement  of  operations  (January 2, 2004)  through  fiscal  period ended
March 31, 2004: Filed herewith.

(2)   Exhibits:

(a)   (i)  Declaration  of Trust dated as of May 24,  2002:  Previously  filed
         with  Registrant's   Registration   Statement,   June  4,  2002,  and
         incorporated herein by reference.

         (ii)  Amended and  Restated  Declaration  of Trust dated  October 16,
         2002:  Previously  filed  with  Pre-Effective   Amendment  No.  1  to
         Registrant's  Registration  Statement,   10/18/02,  and  incorporated
         herein by reference.

(b)   By-Laws:   previously  filed  with  Pre-Effective  Amendment  No.  2  to
         Registrant's  Registration  Statement,   12/18/02,  and  incorporated
         herein by reference.

(c)   Not applicable.

(d)   Not applicable.

(e)   Not applicable.

(f)   Not applicable.

(g)   (i) Amended and  Restated  Investment  Advisory  Agreement -  previously
         filed   with   Post-Effective   Amendment   No.  9  to   Registrant's
         Registration   Statement,   6/10/04,   and  incorporated   herein  by
         reference.

         (ii)  Amended  and  Restated  Investment   Sub-Advisory  Agreement  -
         previously filed with Post-Effective  Amendment No. 9 to Registrant's
         Registration   Statement,   6/10/04,   and  incorporated   herein  by
         reference.
         .

(h)   (i)   General   Distributor's   Agreement   -   Previously   filed  with
         Pre-Effective   Amendment   No.   1  to   Registrant's   Registration
         Statement, 10/22/02, and incorporated herein by reference.

         (ii)   Form   of   Selling   Agreement    between    OppenheimerFunds
         Distributor,   Inc.  and  selected  dealers:  Previously  filed  with
         Pre-Effective  Amendment  No.  1 to  the  Registration  Statement  of
         Oppenheimer  Tremont Market  Neutral Fund,  LLC (Reg. No.  333-71716,
         12/7/01) and incorporated herein by reference.

         (iii)   Form   of   Selling   Agreement   between    OppenheimerFunds
         Distributor,   Inc.  and  selected  registered  investment  advisers:
         Previously filed with  Pre-Effective  Amendment No. 1 to Registrant's
         Registration   Statement,   10/22/02,   and  incorporated  herein  by
         reference.

(i)   Not applicable.

(j)   Custody Agreement - Previously filed with Pre-Effective  Amendment No. 1 to Registrant's  Registration  Statement,  10/22/02, and incorporated herein by reference.

(k)   (i)  Escrow  Agreement  with  Citibank,  N.A.  -  Previously  filed with
         Pre-Effective   Amendment   No.   1  to   Registrant's   Registration
         Statement, 10/22/02, and incorporated herein by reference.

(l)   (ii)  Amended  and  Restated   Administration   Agreement   between  the
         Registrant  and  OppenheimerFunds,   Inc.  -  previously  filed  with
         Post-Effective   Amendment   No.  9  to   Registrant's   Registration
         Statement, 6/10/04, and incorporated herein by reference.

(m)   (iii)  Amended  and  Restated   Sub-Administration   Agreement   between
         OppenheimerFunds,  Inc.  and Tremont  Partners,  Inc. - -  previously
         filed   with   Post-Effective   Amendment   No.  9  to   Registrant's
         Registration   Statement,   6/10/04,   and  incorporated   herein  by
         reference.

         (iv)  Fund  and  Investor   Accounting   Services  Agreement  between
         OppenheimerFunds,  Inc.  and  selected  broker-dealers  or  financial advisers - Previously  filed with  Pre-Effective  Amendment  No. 2 to
         Registrant's  Registration  Statement,   12/18/02,  and  incorporated
         herein by reference.

(n)   Opinion and Consent of Mayer,  Brown, Rowe & Maw - Previously filed with
         Pre-Effective   Amendment   No.   2  to   Registrant's   Registration
         Statement, 12/18/02, and incorporated herein by reference.

(o)   Not applicable.

(p)   Opinion and Consent of Independent Accountants - Filed herewith.

(q)   Not applicable.

(r)   Investment Letter from OFI Institutional Investment Management,  Inc. to
         Registrant:  - Previously filed with Pre-Effective Amendment No. 2 to
         Registrant's  Registration  Statement,   12/18/02,  and  incorporated
         herein by reference.

(s)   Not applicable.

(t)   Code of Ethics of the  Oppenheimer/Tremont  Funds dated as November  19,
         2001  under  Rule  17j-1  of the  Investment  Company  Act  of  1940:
         Previously filed with  Pre-Effective  Amendment No. 2 to Registrant's
         Registration   Statement,   12/18/02,   and  incorporated  herein  by
         reference.

Item 25.    Marketing Arrangements
----------------------------------

      Not applicable.

Item 26.    Other Expenses of Issuance and Distribution
-------------------------------------------------------

      Registration fees     $[     ]
      Legal fees             [     ]
      NASD fees              [     ]
      Blue Sky fees          [     ]
      Accounting fees        [     ]
      Printing               [     ]
      Miscellaneous          [     ]
                             -------

            Total           $[     ]

Item 27.    Persons Controlled by or Under Common Control with the Registrant
-----------------------------------------------------------------------------

      None.

Item 28.    Number of Holders of Securities
-------------------------------------------

      As of July 1, 2004, the number of record holders of each class of securities of the registrant, is shown below:

                         (1)                             (2)
                    Title of Class             Number of Recordholders
                    --------------             -----------------------

            Shares of beneficial interest                19

Item 29.    Indemnification
---------------------------

      Reference is made to the  provisions  of Article  Seven of  Registrant's
Amended  and   Restated   Declaration   of  Trust  filed  as  Exhibit  24  (1)
to  this Registration Statement, and incorporated herein by reference.

      Insofar  as   indemnification   for   liabilities   arising   under  the
Securities   Act  of  1933  may  be  permitted   to  trustees,   officers  and
controlling  persons of  Registrant  pursuant to the  foregoing  provisions or
otherwise,   Registrant   has  been   advised  that  in  the  opinion  of  the
Securities  and Exchange  Commission  such  indemnification  is against public policy  as  expressed  in  the  Securities  Act of  1933  and  is,  therefore,
unenforceable.   In  the  event  that  a  claim  for  indemnification  against
such   liabilities   (other  than  the  payment  by   Registrant  of  expenses
incurred   or  paid  by  a   trustee,   officer  or   controlling   person  of
Registrant   in   the   successful   defense   of   any   action,    suit   or
proceeding)   is   asserted   by  such   trustee,   officer   or   controlling
person,  Registrant  will,  unless in the  opinion of its  counsel  the matter
has  been   settled   by   controlling   precedent,   submit  to  a  court  of
appropriate   jurisdiction  the  question  whether  such   indemnification  by
it is against  public  policy as expressed in the  Securities  Act of 1933 and will be governed by the final adjudication of such issue.

Item 30.    Business and Other Connections of the Investment Adviser
--------------------------------------------------------------------

(a)   OppenheimerFunds,  Inc. is the investment adviser of the Registrant;  it and certain  subsidiaries  and affiliates act in the same capacity to
         other  investment  companies,   including  without  limitation  those
         described in Parts A and B hereof and listed in Item 30(b) below.

(b)   There  is  set  forth  below  information  as  to  any  other  business, profession,  vocation or employment of a substantial  nature in which each  officer and  director of  OppenheimerFunds,  Inc. is, or at any time during the past two fiscal  years has been,  engaged for his/her own  account  or in the  capacity  of  director,  officer,  employee, partner or trustee.

---------------------------------------------------------------------------------
Name  and   Current   Position
with OppenheimerFunds, Inc.    Other Business and Connections During the Past
                               Two Years
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Timothy L. Abbuhl,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Agan,                   Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.,  Shareholder Financial Services,  Inc., OFI
                               Private  Investments,  Inc. and Centennial  Asset
                               Management Corporation;  Senior Vice President of
                               Shareholders Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Erik Anderson,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Janette Aprilante,             Secretary     (since     December    2001)    of:
Vice President & Secretary     OppenheimerFunds  Distributor,  Inc.,  Centennial
                               Asset   Management    Corporation,    Oppenheimer
                               Partnership  Holdings,   Inc.,  Oppenheimer  Real
                               Asset  Management,  Inc.,  Shareholder  Financial
                               Services,  Inc.,  Shareholder Services,  Inc. and
                               OppenheimerFunds   Legacy   Program.    Secretary
                               (since   June   2003)   of:   HarbourView   Asset
                               Management Corporation,  OFI Private Investments,
                               Inc.  and  OFI  Institutional  Asset  Management,
                               Inc.  Assistant  Secretary  (since December 2001)
                               of OFI Trust Company.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Hany S. Ayad,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Baker,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Michael Banta,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joanne Bardell,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin Baum,                    None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeff Baumgartner,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Connie Bechtolt,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lalit K. Behal                 Assistant    Secretary   of   HarbourView   Asset
Assistant Vice President       Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathleen Beichert,             Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gerald Bellamy,                Assistant  Vice  President  of OFI  Institutional
Assistant Vice President       Asset Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Erik S. Berg,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Victoria Best,                 Vice   President  of  OFI   Institutional   Asset
Vice President                 Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rajeev Bhaman,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Craig Billings,                Formerly  President of Lorac  Technologies,  Inc.
Assistant Vice President       (June 1997-July 2001).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark Binning,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert J. Bishop,              Treasurer     (since     October     2003)     of
Vice President                 OppenheimerFunds     Distributor,     Inc.    and
                               Centennial Asset Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tracey Blinzer,                Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John R. Blomfield,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa I. Bloomberg,             Formerly   First  Vice  President  and  Associate
Vice President & Associate     General  Counsel of UBS  Financial  Services Inc.
Counsel                        (May 1999-May 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Veronika Boesch,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Chad Boll,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Antulio N. Bomfim,             A  senior  economist  with  the  Federal  Reserve
Vice President                 Board (June 1992-October 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Bonomo,                 None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michelle Borre Massick,        None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Boydell,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Bromberg,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lowell Scott Brooks,           Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joan Brunelle,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Buckmaster,            None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Burke,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark Burns,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bruce Burroughs,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Claudia Calich,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeoffrey Caan,                 Formerly  Vice  President  of ABN AMRO  NA,  Inc.
Vice President                 (June  2002 - August  2003);  Vice  President  of
                               Zurich Scudder  Investments  (January 1999 - June
                               2002)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Catherine Carroll,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Debra Casey,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brett Clark,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
H.C. Digby Clements,           None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Peter V. Cocuzza,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan Cornwell,                Vice  President of  Centennial  Asset  Management
Vice President                 Corporation and Shareholder  Financial  Services,
                               Inc.;   Senior  Vice   President  of  Shareholder
                               Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott Cottier,                 None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Coulston,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julie C. Cusker,               None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
George Curry,                  None.
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Damian,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John M. Davis,                 Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Craig P. Dinsell,              None
Executive Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Randall C. Dishmon,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rebecca K. Dolan               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steven D. Dombrower,           Senior    Vice    President    of   OFI   Private
Vice President                 Investments,     Inc.;    Vice    President    of
                               OppenheimerFunds Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas Doyle,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bruce C. Dunbar,               None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Edmiston,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel R. Engstrom,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James Robert Erven             Formerly  an  Assistant   Vice   President/Senior
Assistant Vice President       Trader with Morgan Stanley Investment  Management
                               (1999-April 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
George R. Evans,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward N. Everett,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathy Faber,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Falicia,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott T. Farrar,               Vice President of OFI Private Investments, Inc.
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Emmanuel Ferreira,             Formerly  a  portfolio   manager   with   Lashire
Vice President                 Investments (July 1999-December 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ronald H. Fielding,            Vice President of  OppenheimerFunds  Distributor,
Senior Vice President;         Inc.;  Director of ICI Mutual Insurance  Company;
Chairman: Rochester Division   Governor of St. John's  College;  Chairman of the
                               Board of  Directors  of  International  Museum of
                               Photography at George Eastman House.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Finley,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John E. Forrest,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jordan Hayes Foster,           Vice   President  of  OFI   Institutional   Asset
Vice President                 Management, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
P. Lyman Foster,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Foxhoven,                Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Colleen M. Franca,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dominic Freud,                 Formerly,   a   Partner   and   European   Equity
Vice President                 Portfolio  manager  at  SLS  Management  (January
                               2002-February  2003)  prior  to which he was head
                               of  the  European   equities  desk  and  managing
                               director at SG Cowen (May 1994-January 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dan Gagliardo,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Hazem Gamal,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dan P. Gangemi,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Subrata Ghose,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles W. Gilbert,            None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Alan C. Gilston,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill E. Glazerman,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mike Goldverg,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bejamin J. Gord,               Vice  President of HarbourView  Asset  Management
Vice President                 Corporation  and  of  OFI   Institutional   Asset
                               Management,   Inc.  Formerly  Executive  Director
                               with  Miller  Anderson  Sherrerd,  a division  of
                               Morgan  Stanley  Investment  Management.   (April
                               1992-March 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Granger,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert B. Grill,               None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Gwynn,                  None
Vice President: Rochester
                                    Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Robert Haley,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marilyn Hall,                  None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ping Han,                      None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kelly Haney,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve Hauenstein,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas B. Hayes,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dennis Hess,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dorothy F. Hirshman,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel Hoelscher,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward Hrybenko,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott T. Huebl,                Assistant  Vice  President  of   OppenheimerFunds
Vice President                 Legacy Program.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Margaret Hui,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Huttlin,                  Senior   Vice   President    (Director   of   the
Vice President                 International  Division)  (since January 2004) of
                               OFI   Institutional   Asset   Management,   Inc.;
                               Director  (since  June 2003) of  OppenheimerFunds
                               (Asia) Limited
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James G. Hyland,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve P. Ilnitzki,             None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bridget Ireland,               Vice   President    (since   January   2004)   of
Vice President                 OppenheimerFunds   Distributor   Inc.   Formerly,
                               Director  of  INVESCO  Distributors  Inc.  (April
                               2000-December 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kathleen T. Ives,              Vice   President  and   Assistant   Secretary  of
Vice President and Assistant   OppenheimerFunds     Distributor,     Inc.    and
Secretary                      Shareholder  Services,  Inc.; Assistant Secretary
                               of  Centennial  Asset   Management   Corporation,
                               OppenheimerFunds  Legacy Program and  Shareholder
                               Financial Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William Jaume,                 Senior  Vice  President  of   HarbourView   Asset
Vice President                 Management   Corporation  and  OFI  Institutional
                               Asset  Management,  Inc.;  Director  of OFI Trust
                               Company.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Frank V. Jennings,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Jennings,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Michael Johnson,          Formerly       Vice       President,       Senior
Assistant Vice President       Analyst/Portfolio   Manager  at  Aladdin  Capital
                               Holdings Inc. (February 2001-May 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles Kandilis,              Formerly  managing  director of Kandilis  Capital
Assistant Vice President       Management (September 1993-August 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer E. Kane,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lynn O. Keeshan,               Assistant  Treasurer of  OppenheimerFunds  Legacy
Senior Vice President          Program
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas W. Keffer,              None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cristina J. Keller,            Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Keogh,                 Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Walter G. Konops,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James Kourkoulakos,            None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Kramer,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Lamentino,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tracey Lange,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Latino,                   Formerly a Senior  Trader/Portfolio  Engineer  at
Assistant Vice President       Jacobs Levy Equity  Management (June  1996-August
                               2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kristina Lawrence,             Formerly     Assistant    Vice    President    of
Vice President                 OppenheimerFunds,   Inc.   (November   2002-March
                               2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Guy E. Leaf,                   Formerly  a  Vice   President  of  Merrill  Lynch
Vice President                 (January 2000-September 2001).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christopher M. Leavy,          None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dina C. Lee,                   Formerly    (until   December   2003)   Assistant
Assistant Vice President &     Secretary of OppenheimerFunds Legacy Program.
Assistant Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Randy Legg,                    Formerly   an   associate    with   Dechert   LLP
Assistant Vice President &     (September 1998-January 2004).
Assistant Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dana Lehrer,                   Assistant Secretary of Oppenheimer Legacy Program
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Laura Leitzinger,              Senior Vice  President of  Shareholder  Services,
Vice President                 Inc.;  Vice  President of  Shareholder  Financial
                               Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael S. Levine,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gang Li,                       None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Shanquan Li,                   None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mitchell J. Lindauer,          None
Vice President & Assistant
General Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bill Linden,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Malissa B. Lischin,            Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David P. Lolli,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Daniel G. Loughran             None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Patricia Lovett,               Vice   President   of    Shareholder    Financial
Vice President                 Services,  Inc.  and  Senior  Vice  President  of
                               Shareholder Services, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Dongyan Ma,                    Formerly  an  Assistant   Vice   President   with
Assistant Vice President       Standish   Mellon   Asset   Management   (October
                               2001-October 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steve Macchia,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Magee,                 Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jerry Mandzij,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Angelo G. Manioudakis          Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management  Corporation and of OFI  Institutional
                               Asset   Management,   Inc.   Formerly   Executive
                               Director  and   portfolio   manager  for  Miller,
                               Anderson  &   Sherrerd,   a  division  of  Morgan
                               Stanley Investment  Management (August 1993-April
                               2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
LuAnn Mascia,                  Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan Mattisinko,              Assistant  Secretary  (as  of  January  2004)  of
Vice President                 HarbourView    Asset   Management    Corporation,
                               OppenheimerFunds   Legacy  Program,  OFI  Private
                               Investments,  Inc.  and OFI  Institutional  Asset
                               Management,  Inc. Formerly an Associate at Sidley
                               Austin Brown and Wood LLP (1995 - October 2003).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Elizabeth McCormack,           Assistant    Secretary   of   HarbourView   Asset
Assistant Vice President       Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph McGovern,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles L. McKenzie,           As  of  May  2003:   Chief   Executive   Officer,
Senior Vice President          President,  Senior Managing Director and Director
                               of HarbourView  Asset Management  Corporation and
                               OFI   Institutional   Asset   Management,   Inc.;
                               President,   Chairman  and  Director  of  Trinity
                               Investment Management Corporation
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Andrew J. Mika,                None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joy Milan,                     None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Nikolaos D. Monoyios,          None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Charles Moon,                  Vice  President of HarbourView  Asset  Management
Vice President                 Corporation  and  of  OFI   Institutional   Asset
                               Management,  Inc. Formerly an Executive  Director
                               and  Portfolio  Manager  with  Miller  Anderson &
                               Sherrerd,    a   division   of   Morgan   Stanley
                               Investment Management (June 1999-March 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John Murphy,                   Director of OppenheimerFunds  Distributor,  Inc.,
Chairman, President, Chief     Centennial    Asset    Management    Corporation,
Executive Officer & Director   HarbourView  Asset  Management  Corporation,  OFI
                               Private  Investments,   Inc.,  OFI  Institutional
                               Asset   Management,    Inc.,    Tremont   Capital
                               Management,    Inc.   and   Trinity   Investments
                               Management Corporation;  President and Management
                               Director  of   Oppenheimer   Acquisition   Corp.;
                               President    and    Director    of    Oppenheimer
                               Partnership  Holdings,   Inc.,  Oppenheimer  Real
                               Asset Management,  Inc.; Chairman and Director of
                               Shareholder   Financial   Services,    Inc.   and
                               Shareholder   Services,   Inc.;   Executive  Vice
                               President of MassMutual  Life Insurance  Company;
                               director of DLB Acquisition Corp.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kevin Murray,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Thomas J. Murray,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kenneth Nadler,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christina Nasta,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard Nichols,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William Norman,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John O'Hare,                   Formerly  Executive  Vice President and Portfolio
Vice President                 Manager  (June 2000 - August 2003) and  Portfolio
                               Manager and Senior Vice President  (August 1997 -
                               June 2000) at Geneva Capital Management, Ltd.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lerae A. Palumbo,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David P. Pellegrino,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Allison C. Pells,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan Pergament,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian Petersen,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Pfeffer,                 Formerly,  Director and Chief  Financial  Officer
Senior Vice President and      at   Citigroup   Asset    Management    (February
Chief Financial Officer        2000-February 2004).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James F. Phillips,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gary Pilc,                     None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Peter E. Pisapia,              Formerly,  Associate  Counsel at SunAmerica Asset
Assistant Vice President &     Management Corp. (December 2000-December 2002).
Assistant Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Raghaw Prasad,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jane C. Putnam,                None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael E. Quinn,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Julie S. Radtke,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Norma J. Rapini,               None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian N. Reid,                 Formerly an Assistant  Vice  President with Eaton
Assistant Vice President       Vance Management (January 2000-January 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marc Reinganum,                Formerly  (until  August  2002)  Vaughn  Rauscher
Vice President                 Chair  in  Financial  Investments  and  Director,
                               Finance    Institute   of   Southern    Methodist
                               University, Texas.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill Reiter,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kristina Richardson,           None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Claire Ring,                   None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David Robertson,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Antoinette Rodriguez,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Stacey Roode,                  Formerly,   Assistant  Vice  President  of  Human
Vice President                 Resources of OFI (200-July 2002)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeffrey S. Rosen,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Stacy Roth,                    None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James H. Ruff,                 President   and   Director  of   OppenheimerFunds
Executive Vice President       Distributor,    Inc.   and    Centennial    Asset
                               Management Corporation;  Executive Vice President
                               of OFI Private Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Andrew Ruotolo,                Vice   Chairman,   Treasurer,   Chief   Financial
Executive Vice President and   Officer and  Management  Director of  Oppenheimer
Director                       Acquisition  Corp.;  President  and  Director  of
                               Shareholder   Services,   Inc.  and   Shareholder
                               Financial  Services,  Inc.;  Director  of Trinity
                               Investment  Management  Corporation;  Chairman of
                               the Board,  Chief  Executive  Officer,  President
                               and Director of OFI Trust Company.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kim Russomanno,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rohit Sah,                     None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Valerie Sanders,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Karen Sandler,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tricia Scarlata,               Formerly,  Marketing Manager of OppenheimerFunds,
Vice President                 Inc. (April 2001-August 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rudi Schadt,                   Formerly  a   consultant   for  Arthur   Andersen
Assistant Vice President       (August 2001-February 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Ellen P. Schoenfeld,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Maria Schulte,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Scott A. Schwegel,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Allan P. Sedmak                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer L. Sexton,            Senior    Vice    President    of   OFI   Private
Vice President                 Investments, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Martha A. Shapiro,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Navin Sharma,                  Formerly,  Manager  at BNP  Paribas  Cooper  Neff
Vice President                 Advisors (May 2001-April 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Steven J. Sheerin,             None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Bonnie Sherman,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
David C. Sitgreaves,           None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward James Sivigny           Formerly  a  Director  for  ABN  AMRO  Securities
Assistant Vice President       (July 2001-July 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Enrique H. Smith,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Louis Sortino,                 None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Keith J. Spencer,              None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Marco Antonio Spinar,          None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Richard A. Stein,              None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Arthur P. Steinmetz,           Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jennifer Stevens,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Gregory J. Stitt,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
John P. Stoma,                 Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Stricker,              Vice President of Shareholder Services, Inc.
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Deborah A. Sullivan,           Secretary  (since  December  2001)  of OFI  Trust
Assistant Vice President,      Company.
Assistant Counsel
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mary Sullivan,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Michael Sussman,               Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Susan B. Switzer,              None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Martin Telles,                 Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Paul Temple,                   Formerly  a  Vice   President  of  Merrill  Lynch
Vice President                 (October 2001-January 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jeaneen Terrio,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Vincent Toner,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Eamon Tubridy,                 None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Keith Tucker,                  None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
James F. Turner,               Formerly   portfolio   manager   for   Technology
Vice President                 Crossover Ventures (May 2000-March 2001).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Tane Tyler,                    Formerly Vice  President  and  Assistant  General
Vice President and Associate   Counsel at INVESCO Funds Group,  Inc.  (September
Counsel                        1991 - December 2003)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Cameron Ullyat,                None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Angela Utaro,                  None
Assistant Vice President:
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Mark S. Vandehey,              Vice President of  OppenheimerFunds  Distributor,
Senior Vice President and      Inc.,  Centennial  Asset  Management  Corporation
Chief Compliance Officer       and Shareholder  Services,  Inc.  Formerly (until
                               March 2004) Vice  President of  OppenheimerFunds,
                               Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Maureen Van Norstrand,         None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Rene Vecka,                    Formerly Vice President of Shareholder  Services,
Assistant Vice President,      Inc. (September 2000-July 2003).
Rochester Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Vincent Vermette,              Vice President of  OppenheimerFunds  Distributor,
Assistant Vice President       Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Phillip F. Vottiero,           None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lisa Walsh,                    None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Patricia Walters,              None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Teresa M. Ward,                Vice President of  OppenheimerFunds  Distributor,
Vice President                 Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jerry A. Webman,               Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christopher D. Weiler,         None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Barry D. Weiss,                Vice  President of HarbourView  Asset  Management
Vice President                 Corporation
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Melissa Lynn Weiss,            Formerly an Associate  at Hoguet  Newman & Regal,
Vice President                 LLP (January 1998-May 2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Christine Wells,               None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Joseph J. Welsh,               Vice  President of HarbourView  Asset  Management
Vice President                 Corporation.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Diederick Wermolder,           Director of  OppenheimerFunds  International Ltd.
Senior Vice President          and  OppenheimerFunds  plc; Senior Vice President
                               (Managing    Director   of   the    International
                               Division) of OFI Institutional  Asset Management,
                               Inc.;   Director   of   OppenheimerFunds   (Asia)
                               Limited.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Catherine M. White,            Assistant  Vice  President  of   OppenheimerFunds
Assistant Vice President       Distributor,   Inc.;   member  of  the   American
                               Society of Pension Actuaries (ASPA) since 1995.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Annabel Whiting,               None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
William L. Wilby,              Formerly  Senior Vice  President  of  HarbourView
Senior Vice President          Asset   Management   Corporation  (May  1999-July
                               2002).
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Donna M. Winn,                 President,  Chief Executive  Officer and Director
Senior Vice President          of OFI Private  Investments,  Inc.;  Director and
                               President  of  OppenheimerFunds  Legacy  Program;
                               Senior   Vice   President   of   OppenheimerFunds
                               Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kenneth Winston,               None
Senior Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Philip Witkower,               Senior   Vice   President   of   OppenheimerFunds
Senior Vice President          Distributor, Inc.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Brian W. Wixted,               Treasurer   of   HarbourView   Asset   Management
Senior Vice President and      Corporation;    OppenheimerFunds    International
Treasurer                      Ltd.,  Oppenheimer  Partnership  Holdings,  Inc.,
                               Oppenheimer   Real   Asset   Management,    Inc.,
                               Shareholder    Services,     Inc.,    Shareholder
                               Financial    Services,    Inc.,    OFI    Private
                               Investments,   Inc.,  OFI   Institutional   Asset
                               Management,   Inc.,   OppenheimerFunds   plc  and
                               OppenheimerFunds  Legacy  Program;  Treasurer and
                               Chief  Financial  Officer  of OFI Trust  Company;
                               Assistant  Treasurer of  Oppenheimer  Acquisition
                               Corp.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Carol Wolf,                    Senior  Vice  President  of   HarbourView   Asset
Senior Vice President          Management  Corporation;  serves  on the Board of
                               the Colorado Ballet.
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Kurt Wolfgruber,               Director  of  Tremont  Capital  Management,  Inc.
Executive Vice President,      (since  July  20012),  and of  HarbourView  Asset
Chief Investment Officer and   Management   Corporation  and  OFI  Institutional
Director                       Asset Management, Inc. (since June 2003)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Caleb C. Wong,                 None
Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Edward C. Yoensky,             None
Assistant Vice President
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Jill Zachman,                  None
Vice President: Rochester
Division
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Lucy Zachman,                  None
Assistant Vice President
---------------------------------------------------------------------------------
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Robert G. Zack                 General Counsel and Director of  OppenheimerFunds
Executive Vice President and   Distributor,  Inc.; General Counsel of Centennial
General Counsel                Asset   Management   Corporation;   Senior   Vice
                               President  and  General  Counsel  of  HarbourView
                               Asset    Management     Corporation    and    OFI
                               Institutional  Asset  Management,   Inc.;  Senior
                               Vice  President,  General Counsel and Director of
                               Shareholder     Financial     Services,     Inc.,
                               Shareholder    Services,    Inc.,   OFI   Private
                               Investments,  Inc.  and OFI Trust  Company;  Vice
                               President    and    Director    of    Oppenheimer
                               Partnership   Holdings,    Inc.;   Director   and
                               Assistant  Secretary  of  OppenheimerFunds   plc;
                               Secretary  and  General  Counsel  of  Oppenheimer
                               Acquisition   Corp.;   Director   and   Assistant
                               Secretary   of   OppenheimerFunds   International
                               Ltd.;   Director   of   Oppenheimer   Real  Asset
                               Management,   Inc.  and  OppenheimerFunds  (Asia)
                               Limited);   Vice  President  of  OppenheimerFunds
                               Legacy Program.
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Neal A. Zamore,                None
Vice President
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Mark D. Zavanelli,             None
Vice President
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Alex Zhou,                     None
Assistant Vice President
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Arthur J. Zimmer,              Senior  Vice  President  (since  April  1999)  of
Senior Vice President          HarbourView Asset Management Corporation.
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The Oppenheimer Funds include the following:

Centennial America Fund, L.P.
Centennial California Tax Exempt Trust
Centennial Government Trust
Centennial Money Market Trust
Centennial New York Tax Exempt Trust
Centennial Tax Exempt Trust
Limited Term New York Municipal Fund (Rochester Portfolio Series)
OFI Tremont Core Diversified Hedge Fund
OFI Tremont Market Neutral Hedge Fund
Oppenheimer AMT-Free Municipals
Oppenheimer AMT-Free New York Municipals
Oppenheimer Balanced Fund
Oppenheimer Bond Fund (a series of Oppenheimer Integrity Funds)
Oppenheimer California Municipal Fund
Oppenheimer Capital Appreciation Fund
Oppenheimer Capital Income Fund
Oppenheimer Capital Preservation Fund
Oppenheimer Cash Reserves
Oppenheimer Champion Income Fund
Oppenheimer Convertible Securities Fund (Bond Fund Series)
Oppenheimer Developing Markets Fund
Oppenheimer Discovery Fund
Oppenheimer Emerging Growth Fund
Oppenheimer Emerging Technologies Fund
Oppenheimer Enterprise Fund
Oppenheimer Equity Fund, Inc.
Oppenheimer Global Fund
Oppenheimer Global Opportunities Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer Growth Fund
Oppenheimer High Yield Fund
Oppenheimer International Bond Fund
Oppenheimer International Growth Fund
Oppenheimer International Large-Cap Core Fund (a series of Oppenheimer
International     Large-Cap Core Trust)
Oppenheimer International Small Company Fund
Oppenheimer International Value Fund (a series of Oppenheimer International
Value       Trust)
Oppenheimer Limited Term California Municipal Fund
Oppenheimer Limited-Term Government Fund
Oppenheimer Limited Term Municipal Fund (a series of Oppenheimer Municipal
Fund)
Oppenheimer Main Street Fund (a series of Oppenheimer Main Street Funds, Inc.)
Oppenheimer Main Street Opportunity Fund
Oppenheimer Main Street Small Cap Fund
Oppenheimer MidCap Fund
Oppenheimer Money Market Fund, Inc.
Oppenheimer Multi-Sector Income Trust
Oppenheimer Multi-State Municipal Trust (3 series):
   Oppenheimer New Jersey Municipal Fund
   Oppenheimer Pennsylvania Municipal Fund
   Oppenheimer Rochester National Municipals
Oppenheimer Principal Protected Main Street Fund (a series of Oppenheimer
Principal
      Protected Trust)
Oppenheimer Principal Protected Main Street Fund II (a series of Oppenheimer
      Principal Protected Trust II)
Oppenheimer Quest Capital Value Fund, Inc.
Oppenheimer Quest For Value Funds (3 series):
   Oppenheimer Quest Balanced Fund
   Oppenheimer Quest Opportunity Value Fund
   Oppenheimer Small Cap Value Fund
Oppenheimer Quest International Value Fund, Inc.
Oppenheimer Quest Value Fund, Inc.
Oppenheimer Real Asset Fund
Oppenheimer Real Estate Fund
Oppenheimer Select Value Fund
Oppenheimer Senior Floating Rate Fund
Oppenheimer Series Fund, Inc. (2 series):
   Oppenheimer Disciplined Allocation Fund
   Oppenheimer Value Fund
Oppenheimer Strategic Income Fund
Oppenheimer Total Return Bond Fund
Oppenheimer Tremont Market Neutral Fund, LLC
Oppenheimer Tremont Opportunity Fund, LLC
Oppenheimer U.S. Government Trust
Oppenheimer Variable Account Funds (11 series):
   Oppenheimer Aggressive Growth Fund/VA
   Oppenheimer Balanced Value Fund/VA
   Oppenheimer Bond Fund/VA
   Oppenheimer Capital Appreciation Fund/VA
   Oppenheimer Global Securities Fund/VA
   Oppenheimer High Income Fund/VA
   Oppenheimer Main Street Fund/VA
   Oppenheimer Main Street Small Cap Fund/VA
   Oppenheimer Money Fund/VA
   Oppenheimer Strategic Bond Fund/VA
   Oppenheimer Value Fund/VA
Panorama Series Fund, Inc. (4 series):
   Growth Portfolio
   Government Securities Portfolio
   Oppenheimer International Growth Fund/VA
   Total Return Portfolio
Rochester Fund Municipals

The address of the  Oppenheimer  funds  listed  above,  Shareholder  Financial
Services,  Inc.,  Shareholder  Services,  Inc.,   OppenheimerFunds   Services,
Centennial   Asset   Management   Corporation,   Centennial   Capital   Corp.,
Oppenheimer Real Asset Management,  Inc. and  OppenheimerFunds  Legacy Program
is 6803 South Tucson Way, Centennial, Colorado 80112-3924.

The address of OppenheimerFunds,  Inc.,  OppenheimerFunds  Distributor,  Inc.,
HarbourView Asset Management  Corporation,  Oppenheimer  Partnership Holdings,
Inc.,  Oppenheimer  Acquisition  Corp.,  OFI Private  Investments,  Inc.,  OFI
Institutional  Asset  Management,  Inc. and  Oppenheimer  Trust Company is Two
World Financial  Center,  225 Liberty Street,  11th Floor,  New York, New York
10281-1008.

The address of Tremont  Advisers,  Inc. is 555 Theodore  Fremd  Avenue,  Suite
206-C, Rye, New York 10580.

The  address  of  OppenheimerFunds  International  Ltd.  is Bloc C, Irish Life
Center, Lower Abbey Street, Dublin 1, and Ireland.

The address of Trinity Investment  Management  Corporation is 301 North Spring
Street, Bellefonte, Pennsylvania 16823.

Item 31.    Location of Accounts and Records
--------------------------------------------

      The  accounts,  books and other  documents  required to be maintained by
Registrant  pursuant to Section  31(a) of the  Investment  Company Act of 1940
and rules promulgated  thereunder are in the possession of Oppenheimer  Funds,
Inc. at its offices at 6803 South Tucson Way, Englewood, Colorado 80112.

Item 32.    Management Services
-------------------------------

      Not applicable.

Item 33.    Undertakings
------------------------

I.    The  Registrant  undertakes  to suspend the offering of shares until the prospectus  is  amended  if  (1)  subsequent  to  the  effective  date  of its registration  statement,  the net asset value of the Fund  declines  more than ten  percent  from  its  net  asset  value  as of the  effective  date  of the registration  statement or (2) the net asset value of the Fund increases to an amount greater than its net proceeds as stated in the prospectus.

II.   The Registrant hereby undertakes:

(a)   to file,  during any period in which  offers or sales are being made,  a post-effective amendment to this registration statement:

(i)   to  include  any  prospectus   required  by  Section   10(a)(3)  of  the
                  Securities Act of 1933;

(ii)  to  reflect  in the  prospectus  any facts or events  arising  after the effective  date of the  registration  statement (or the most
                  recent    post-effective     amendment    thereof)    which,
                  individually  or in the  aggregate,  represent a fundamental change  in the  information  set  forth in the  registration statement.  Notwithstanding  the foregoing,  any increase or decrease  in  volume  of  securities  offered  (if the total dollar  value of  securities  offered  would not exceed that which  was  registered)  and any  deviation  from the low or high end of the  estimated  maximum  offering  range  may be
                  reflected  in  the  form  of   prospectus   filed  with  the
                  Commission  pursuant to Rule 424(b) under the Securities Act of 1933 if, in the  aggregate,  the  changes  in volume  and price  represent  no more than a 20%  change in the  maximum aggregate  offering price set forth in the  "Calculation  of
                  Registration  Fee"  table  in  the  effective   registration
                  statement; and

(iii) to  include  any  material  information  with  respect  to the  plan  of distribution  not previously  disclosed in the  registration statement or any material change to such  information in the registration statement;

(b)   that, for the purpose of determining  any liability under the Securities
            Act of 1933,  each such  post-effective  amendment shall be deemed to be a new registration  statement relating to the Shares offered therein,  and the  offering  of the  Shares at that time  shall be deemed be the initial bona fide offering thereof; and

(c)   to remove from  registration by means of a post-effective  amendment any of  the  Shares  being  registered  which  remain  unsold  at  the termination of the offering.

III.  The  Registrant  undertakes  to send by first  class mail or other means designed  to ensure  equally  prompt  delivery  within  two  business  days of
receipt  of  a  written  or  oral  request,  the  Registrant's   Statement  of
Additional Information.

                    OFI TREMONT MARKET NEUTRAL HEDGE FUND

                     Registration Statement No. 333-89782

                                EXHIBIT INDEX
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Exhibit No.       Description
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24(n)             Consent of Independent Auditors